      1                                                       EXHIBIT 10(xiv)












                            U.S. $75,000,000

                            CREDIT AGREEMENT

                      Dated as of December 19, 1995

                                 between

                        FIGGIE INTERNATIONAL INC.

                               as Borrower

                                   and

                        THE LENDERS PARTY HERETO

                                   and

                  GENERAL ELECTRIC CAPITAL CORPORATION

                                as Agent

                          TABLE OF CONTENTS

                                                                  Page

  1.     AMOUNT AND TERMS OF CREDIT. . . . . . . . . . . . . . . .   1
         1.1.    Revolving Credit Advances . . . . . . . . . . . .   1
         1.2.    Repayment; Termination of Commitment. . . . . . .   5
         1.3.    Use of Proceeds . . . . . . . . . . . . . . . . .   6
         1.4.    Interest on Revolving Credit Advances . . . . . .   7
         1.5.    Eligible Accounts, Inventory and Equipment. . . .  10
         1.6.    Fees. . . . . . . . . . . . . . . . . . . . . . .  10
         1.7.    Cash Management System. . . . . . . . . . . . . .  12
         1.8.    Receipt of Payments . . . . . . . . . . . . . . .  12
         1.9.    Pro Rata Treatment. . . . . . . . . . . . . . . .  13
         1.10.   Application and Allocation of Payments. . . . . .  13
         1.11.   Non-Receipt of Funds by Agent . . . . . . . . . .  14
         1.12.   Sharing of Payments, Etc. . . . . . . . . . . . .  16
         1.13.   Settlement Procedures . . . . . . . . . . . . . .  17
         1.14.   Accounting. . . . . . . . . . . . . . . . . . . .  20
         1.15.   Indemnity . . . . . . . . . . . . . . . . . . . .  21
         1.16.   Access; Confidentiality . . . . . . . . . . . . .  23
         1.17.   Taxes . . . . . . . . . . . . . . . . . . . . . .  25
         1.18.   Capital Adequacy; Increased Costs;
                 Illegality. . . . . . . . . . . . . . . . . . . .  28
         1.19.   Letters of Credit . . . . . . . . . . . . . . . .  30

  2.     CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . .  30
         2.1.    Conditions to the Initial Revolving Credit
                 Advance and/or the Initial Letter of Credit
                 Obligation. . . . . . . . . . . . . . . . . . . .  30
         2.2.    Further Conditions to Each Revolving Credit
                 Advance and Each Incurrence of a Letter of
                 Credit Obligation . . . . . . . . . . . . . . . .  32

  3.     REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . .  34
         3.1.    Corporate Existence; Compliance with Law. . . . .  34
         3.2.    Executive Offices; Corporate or Other
                 Names . . . . . . . . . . . . . . . . . . . . . .  34
         3.3.    Corporate Power; Authorization; Enforceable
                 Obligations . . . . . . . . . . . . . . . . . . .  35
         3.4.    Financial Statements and Projections. . . . . . .  36
         3.5.    Material Adverse Change; Solvency . . . . . . . .  37
         3.6.    Ownership of Real Property; Liens . . . . . . . .  38
         3.7.    Restrictions; No Default; Material
                 Contracts . . . . . . . . . . . . . . . . . . . .  39
         3.8.    Labor Matters . . . . . . . . . . . . . . . . . .  39
         3.9.    Ventures, Subsidiaries and Affiliates;
                 Outstanding Stock and Indebtedness;
                 Unrestricted Subsidiaries . . . . . . . . . . . .  40
         3.10.   Government Regulation . . . . . . . . . . . . . .  41
         3.11.   Margin Regulations. . . . . . . . . . . . . . . .  41
         3.12.   Taxes . . . . . . . . . . . . . . . . . . . . . .  42
         3.13.   ERISA . . . . . . . . . . . . . . . . . . . . . .  43
         3.14.   No Litigation . . . . . . . . . . . . . . . . . .  45
         3.15.   Brokers . . . . . . . . . . . . . . . . . . . . .  45
         3.16.   Patents, Trademarks, Copyrights and
                 Licenses. . . . . . . . . . . . . . . . . . . . .  45
         3.17.   Hazardous Materials . . . . . . . . . . . . . . .  46
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         3.18.   Insurance Policies. . . . . . . . . . . . . . . .  46
         3.19.   Blocked Accounts and Lock Boxes . . . . . . . . .  46

  4.     FINANCIAL STATEMENTS AND INFORMATION. . . . . . . . . . .  47
         4.1.    Reports and Notices . . . . . . . . . . . . . . .  47
         4.2.    Communication with Accountants. . . . . . . . . .  47

  5.     AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . .  47
         5.1.    Maintenance of Existence and Conduct of
                 Business. . . . . . . . . . . . . . . . . . . . .  48
         5.2.    Payment of Charges and Claims . . . . . . . . . .  48
         5.3.    Books and Records . . . . . . . . . . . . . . . .  49
         5.4.    Litigation. . . . . . . . . . . . . . . . . . . .  49
         5.5.    Insurance; Casualty and Condemnation. . . . . . .  49
         5.6.    Compliance with Laws. . . . . . . . . . . . . . .  52
         5.7.    Agreements. . . . . . . . . . . . . . . . . . . .  52
         5.8.    Supplemental Disclosure . . . . . . . . . . . . .  53
         5.9.    Environmental Matters . . . . . . . . . . . . . .  53
         5.10.   Landlord's and Bailee's/Warehousemen's
                 Agreements. . . . . . . . . . . . . . . . . . . .  54
         5.11.   Certain Obligations Respecting
                 Subsidiaries. . . . . . . . . . . . . . . . . . .  54
         5.12.   Application of Proceeds . . . . . . . . . . . . .  55
         5.13.   Fiscal Year . . . . . . . . . . . . . . . . . . .  55
         5.14.   Employee Plans. . . . . . . . . . . . . . . . . .  55

  6.     NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . .  55
         6.1.    Mergers and Acquisitions. . . . . . . . . . . . .  56
         6.2.    Investments . . . . . . . . . . . . . . . . . . .  58
         6.3.    Indebtedness. . . . . . . . . . . . . . . . . . .  59
         6.4.    Affiliate and Employee Loans and
                 Transactions; Employment Agreements . . . . . . .  60
         6.5.    Capital Structure and Business. . . . . . . . . .  61
         6.6.    Guaranteed Indebtedness . . . . . . . . . . . . .  62
         6.7.    Liens . . . . . . . . . . . . . . . . . . . . . .  62
         6.8.    Sale of Assets. . . . . . . . . . . . . . . . . .  63
         6.9.    ERISA . . . . . . . . . . . . . . . . . . . . . .  63
         6.10.   Financial Covenants . . . . . . . . . . . . . . .  64
         6.11.   Hazardous Materials . . . . . . . . . . . . . . .  67
         6.12.   Sale-Leasebacks . . . . . . . . . . . . . . . . .  67
         6.13.   Cancellation of Indebtedness; Amendments. . . . .  67
         6.14.   Restricted Payments . . . . . . . . . . . . . . .  68
         6.15.   Operating Leases. . . . . . . . . . . . . . . . .  69
         6.16.   Blocked Accounts. . . . . . . . . . . . . . . . .  69
         6.17.   No Speculative Transactions . . . . . . . . . . .  69
         6.18.   Margin Regulations. . . . . . . . . . . . . . . .  69
         6.19.   Limitation on Negative Pledge Clauses . . . . . .  70
         6.20.   Accounting Changes; Fiscal Year . . . . . . . . .  70

  7.     TERM. . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         7.1.    Duration. . . . . . . . . . . . . . . . . . . . .  70
         7.2.    Survival of Obligations . . . . . . . . . . . . .  70

  8.     EVENTS OF DEFAULT; RIGHTS AND REMEDIES. . . . . . . . . .  71
         8.1.    Events of Default . . . . . . . . . . . . . . . .  71
         8.2.    Remedies. . . . . . . . . . . . . . . . . . . . .  74
         8.3.    Waivers by Borrower . . . . . . . . . . . . . . .  74
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  9.     AGENT . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         9.1.    Appointment, Powers and Immunities. . . . . . . .  75
         9.2.    Reliance by Agent . . . . . . . . . . . . . . . .  76
         9.3.    Defaults. . . . . . . . . . . . . . . . . . . . .  76
         9.4.    Rights as a Lender. . . . . . . . . . . . . . . .  76
         9.5.    Indemnification . . . . . . . . . . . . . . . . .  77
         9.6.    Non-Reliance on Agent and Other Lenders . . . . .  77
         9.7.    Failure to Act. . . . . . . . . . . . . . . . . .  78
         9.8.    Resignation of Agent. . . . . . . . . . . . . . .  78
         9.9.    Consents under Loan Documents . . . . . . . . . .  79
         9.10.   Collateral Matters. . . . . . . . . . . . . . . .  79

  10.    SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . .  80
         10.1.   Successors and Assigns. . . . . . . . . . . . . .  80
         10.2.   Assignments and Participations. . . . . . . . . .  80

  11.    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .  83
         11.1.   Complete Agreement; Modification of
                 Agreement . . . . . . . . . . . . . . . . . . . .  83
         11.2.   Fees and Expenses . . . . . . . . . . . . . . . .  84
         11.3.   No Waiver . . . . . . . . . . . . . . . . . . . .  85
         11.4.   Remedies. . . . . . . . . . . . . . . . . . . . .  86
         11.5.   Severability. . . . . . . . . . . . . . . . . . .  86
         11.6.   Conflict of Terms . . . . . . . . . . . . . . . .  86
         11.7.   Right of Set-off. . . . . . . . . . . . . . . . .  86
         11.8.   Authorized Signature. . . . . . . . . . . . . . .  87
         11.9.   GOVERNING LAW . . . . . . . . . . . . . . . . . .  87
         11.10.  Notices . . . . . . . . . . . . . . . . . . . . .  88
         11.11.  Section Titles. . . . . . . . . . . . . . . . . .  89
         11.12.  Counterparts. . . . . . . . . . . . . . . . . . .  90
         11.13.  Time of the Essence . . . . . . . . . . . . . . .  90
         11.14.  WAIVER OF JURY TRIAL. . . . . . . . . . . . . . .  90
         11.15.  Press Releases; Publicity . . . . . . . . . . . .  90

               INDEX OF ANNEXES, SCHEDULES AND EXHIBITS


     Annex A               -    Definitions
     Annex B               -    Cash Management System
     Annex C               -    Schedule of Closing Documents
     Annex D               -    Financial Statements, Projections
                                     and Notices
     Annex E               -    Insurance Requirements
     Annex F               -    Letters of Credit

     Schedule 3.2          -    Executive Offices; Trade Names
     Schedule 3.4          -    Financial Statements and
                                     Projections
     Schedule 3.5          -    Dividends
     Schedule 3.6          -    Real Estate and Leases
     Schedule 3.7          -    Material Contracts
     Schedule 3.8          -    Labor Matters
     Schedule 3.9          -    Ventures, Subsidiaries and
                                     Affiliates; Outstanding Stock
     Schedule 3.12         -    Tax Matters
     Schedule 3.13         -    ERISA Plans
     Schedule 3.14         -    Litigation
     Schedule 3.16         -    Patents, Trademarks, Copyrights and
                                     Licenses
     Schedule 3.17         -    Hazardous Materials
     Schedule 3.18         -    Insurance Policies
     Schedule 3.19         -    Disbursement and Deposit Accounts
     Schedule 6.2          -    Investments
     Schedule 6.3          -    Indebtedness
     Schedule 6.4          -    Loans to and Transactions with
                                     Employees
     Schedule 6.5          -    Acquisitions
     Schedule 6.6          -    Guarantees
     Schedule 6.7          -    Liens
     Schedule 6.8          -    Asset Dispositions
     Schedule 6.12         -    Sale-Leaseback Transactions
     Schedule 6.19         -    Negative Pledge Clauses
     Schedule 11.8         -    Authorized Signatures

     Exhibit A             -    Form of Notice of Revolving Credit
                                     Advance
     Exhibit A-1           -    Form of Notice of Conversion
     Exhibit B-1           -    Form of Borrowing Base Certificate
     Exhibit C             -    Form of Revolving Credit Note
     Exhibit D             -    Form of Borrower Security Agreement
     Exhibit E             -    Form of Borrower Pledge Agreement

          CREDIT AGREEMENT, dated as of December 19, 1995, among FIGGIE INTERNATIONAL INC., a Delaware corporation (the "Borrower"), the lenders listed on the signature pages hereof or which pursuant to Section 10.2 shall become a "Lender" hereunder (each individually a "Lender" and collectively "Lenders"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation, as agent hereunder for Lenders (in such capacity, together with its successors in such capacity, "Agent").

     RECITALS

          A. Borrower desires, in its discretion, to borrow up to $75,000,000 from Lenders, and Lenders and Agent are willing to make certain loans and other financial accommodations in favor of Borrower of up to such amount upon the terms and conditions set forth herein.

          B.   Capitalized terms used herein shall have the mean-

     ings ascribed to them on Annex A. All Schedules, Annexes, Attachments and Exhibits hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement. Unless otherwise expressly set forth herein, or in a written amendment referring to such Schedules and Annexes, all Schedules and Annexes referred to herein shall mean the Schedules as in effect at the Closing Date. As used herein, the plural shall include the singular, the singular includes the plural, and pronouns in any gender (masculine, feminine or neuter) all apply to all genders. These Recitals shall be construed as part of this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:


     1.   AMOUNT AND TERMS OF CREDIT

          1.1. Revolving Credit Advances.

               (a) Upon and subject to the terms and conditions hereof, each Lender severally agrees to make available, from time to time, from the Closing Date until the Commitment Termination Date, for Borrower's use and upon the request of Borrower therefor to Agent, advances (each, together with any payments made in respect of any Letter of Credit Obligations which are automatically deemed to constitute Advances pursuant to paragraph 2 of Annex F, a "Revolving Credit Advance") in an aggregate principal amount at any time outstanding up to but not exceeding the Revolving Credit Commitment of such Lender less such Lender's pro rata share of the Letter of Credit Obligations, provided that in no event shall the aggregate principal amount of the Revolving Credit Loan be permitted to exceed the Borrowing Avail-ability. Borrower may from time to time borrow, repay and reborrow Revolving Credit Advances under this Section 1.1.

               (b)  Borrower shall give Agent (which shall
     promptly notify Lenders) notice of each borrowing hereunder as provided in Section 1.1(c) and, subject to Section 1.13, on the date specified for such borrowing each Lender shall make available the amount of the Revolving Credit Advance or Advances to be made by it on such date to Agent to such account of Agent as Agent may designate, in immediately available funds, for the account of Borrower.

               (c) Each notice of a borrowing of a Revolving Credit Advance shall be given in writing (by telecopy, hand delivery, or U.S. mail) by Borrower to Agent at its address at 201 High Ridge Road, Stamford, Connecticut 06927-5100,
     Attention: Portfolio Analyst, Telephone No. (203) 316-7658, Telecopy No. (203) 357-6443, given no later than 11:00 a.m. (New York City time) on the Business Day of the proposed Revolving Credit Advance. Each such notice of borrowing (a "Notice of Revolving Credit Advance") shall be substantially in the form of Exhibit A, specifying therein the requested date, the amount of such Revolving Credit Advance, the Type or Types of advance comprising such Revolving Credit Advance and the amount of each such Type, and the Interest Period for each such Revolving Credit Advance which is a LIBO Rate Advance. Each Revolving Credit Advance shall be deemed to be an Index Rate Advance unless otherwise specified by Borrower in the Notice of Revolving Credit Advance delivered to Agent in relation to such Revolving Credit Advance in accordance with the procedures and time set forth in this Section 1.1(c). Agent and Lenders shall be entitled to rely upon and shall be fully protected under this Agreement in relying upon any Notice of Revolving Credit Advance believed by Agent to be genuine and to assume that the persons executing and delivering the same were duly authorized unless the responsible individual acting thereon for Agent shall have actual knowledge to the contrary. Each LIBO Rate Advance shall be in a minimum amount of at least $1,000,000 or an integral multiple of $500,000 in excess thereof.

               (d) The Revolving Credit Advances made by each Lender shall be evidenced by a single promissory note of Borrower for each Lender substantially in the form of Exhibit C, dated the date hereof, payable to such Lender in a principal amount equal to the amount of its Revolving Credit Commitment as originally in effect and otherwise duly completed. The date, amount, Type and interest rate of each Revolving Credit Advance of each Type made by each Lender and each payment of principal with respect thereto shall be recorded on the books and records of such Lender which books and records shall constitute prima facie evidence of the accuracy of the information therein recorded. The entire unpaid balance of the Revolving Credit Loan shall be immediately due and payable on the Commitment Termination Date.

               (e) Borrower shall furnish to Agent and each Lender a Borrowing Base Certificate, completed and signed by a Responsible Officer, which sets forth a calculation of the Borrowing Base at the times and for the periods set forth in Annex D. Borrower may furnish to Agent and each Lender more frequent Borrowing Base Certificates. Upon the occurrence and during the continuance of an Event of Default and upon request of Agent, Borrower shall furnish to Agent and each Lender a more frequent Borrowing Base Certificate, including, without limitation, on a daily basis prepared as of the end of each Business Day before the end of the next Business Day. Agent shall provide Borrower with no less than two Business Days' prior notice of a request for a more frequent Borrowing Base Certificate. Borrower agrees that in making any Revolving Credit Advance hereunder Agent and each Lender shall be entitled to rely upon the most recent Borrowing Base Certificate delivered to Agent and Lenders by Borrower.

               (f) The failure of any Lender (such Lender, a "Non-Funding Lender") to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an "Other Lender") of its obligation to make its Revolving Credit Advance on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Credit Advance to be made by such Non-Funding Lender, and no Non-Funding Lender shall have any obligation to Agent or any Other Lender for the failure by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" (or be included in the calculation of "Required Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Revolving Credit Notes (including, without limitation, exercising any rights of off-set) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Revolving Credit Notes shall be taken in concert and at the direction or with the consent of Agent or Required Lenders and not individually by a single Lender.

               (g) Not later than 11:00 a.m. (New York City time) on the second Business Day prior to the end of any Interest Period for each Revolving Credit Advance consisting of a LIBO Rate Advance, Borrower shall deliver to Agent a Notice of Conversion (a "Notice of Conversion"), substantially in the form of Exhibit A-1, electing to convert such LIBO Rate Advance into an Index Rate Advance or into a LIBO Rate Advance (or part into an Index Rate Advance and part into a LIBO Rate Advance), in each case effective at the end of the Interest Period for such Revolving Credit Advance. Each such Notice of Conversion shall be given in writing (by telecopy, hand delivery, or U.S. mail) by Borrower to Agent at its address at 201 High Ridge Road, Stamford, Connecticut 06927-5100, Attention: Portfolio Analyst, Telephone No.

     (203) 316-7658, Telecopy No. (203) 357-6443, specifying
     therein (consistent with this Agreement), inter alia, (i) the aggregate amount and Type of Revolving Credit Advance which is to be converted and the last day of the current Interest Period for such Revolving Credit Advance, (ii) the Type or Types of Revolving Credit Advance into which such Revolving Credit Advance is to be converted and the amount of each such Type and (iii) the Interest Period for such Revolving Credit Advance which is to be a LIBO Rate Advance. If Borrower shall fail to provide a Notice of Conversion on or prior to 11:00 a.m. (New York City time) on the second Business Day prior to the end of the Interest Period in respect of any LIBO Rate Advance, such Revolving Credit Advance shall automatically convert into an Index Rate Advance on the day following the last of such Interest Period.

               (h) Borrower shall be entitled to convert all or any part of any Index Rate Advance into a LIBO Rate Advance by delivery to Agent, not later than 11:00 a.m. (New York City time) on the second Business Day prior to the date such conversion is to occur, of a Notice of Conversion in the manner, and containing the relevant information indicated in,
     Section 1.1(g); provided, however, that no such conversion shall occur or be effective on any date which is not a Business Day.

          1.2. Repayment; Termination of Commitment.

               (a) Borrower hereby promises to pay to Agent for account of each Lender the entire outstanding Revolving Credit Loan and all other outstanding Obligations, and the Revolving Credit Loan and all other Obligations shall mature and become immediately due and payable, on the Commitment Termination Date.

               (b) In the event that the outstanding balance of the Revolving Credit Loan shall, at any time, exceed the Borrowing Availability, Borrower upon obtaining knowledge of such excess shall immediately repay the Revolving Credit Loan and/or cash collateralize the Letter of Credit Obligations in the amount of such excess.

               (c) Borrower may repay the Revolving Credit Loan without reducing the Maximum Revolving Credit Commitment, in whole or in part, at any time, without penalty, subject, however, to Section 1.15(c).

               (d) Borrower shall have the right at any time on ten (10) days' prior written notice to Agent to voluntarily terminate the Maximum Revolving Credit Commitment (in whole but not in part) without premium or penalty, other than payment of the Termination Fee; provided, however, that the Termination Fee shall not be payable in connection with any such termination occurring on or after the first anniversary of the Closing Date; and, provided, further, that Borrower shall have the right at any time or from time to time after the first anniversary of the Closing Date on ten (10) days' prior written notice to Agent to voluntarily and permanently reduce the Maximum Revolving Credit Commitment, in increments of $5,000,000, to not less than $60,000,000 without premium or penalty other than any losses, costs or expenses payable pursuant to Section 1.15(c), provided that each Lender's Revolving Credit Commitment shall be reduced on a pro rata basis, and any such reduction of the Revolving Credit Commitments shall be accompanied by a pro rata reduction (based upon such percentage reduction of the Revolving Credit Commitments) of the $60,000,000 amount referred to in clause
     (i) of the definition of "Borrowing Availability" and clause
     (ii)(x) of Section 2.2(c). Upon such termination in whole, Borrower's right to receive Revolving Credit Advances and the benefit of Letter of Credit Obligations shall simultaneously terminate and Borrower's obligation to pay the Non-use Fee shall terminate. On the date of such termination in whole, Borrower shall pay to Agent in immediately available funds all of the Obligations, including any accrued and unpaid interest and any losses, costs and expenses payable pursuant to Section 1.15(c) and, if such termination is prior to the first anniversary of the Closing Date, the Termination Fee as described above, and make arrangements, in accordance with the terms and conditions of Annex F, for satisfaction with respect to any Letter of Credit Obligations.

               (e)  If the unpaid principal balance of the
     Revolving Credit Loan should at any time exceed the Borrowing Availability, the excess balance shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits thereof and of the Loan Docu-ments and shall be evidenced by the Revolving Credit Notes.

               (f) Upon receipt by Borrower of the Net Proceeds of any asset sales other than pursuant to asset sales permitted by Section 6.8(i) or (v), Borrower shall repay the Obligations in accordance with Section 1.10 by the amount of such Net Proceeds; provided, however, that if after repaying all outstanding Index Rate Advances and LIBO Rate Advances whose Interest Period ends on such repayment date there are LIBO Rate Advances then outstanding as to which any such prepayment would occur on a day prior to the last day of the Interest Period or Interest Periods applicable to such LIBO Rate Advances and (i) no Event of Default shall have occurred and be continuing on the date of receipt of such Net Proceeds and (ii) Borrower would be permitted on such date to borrow Advances under Section 2.2 in an aggregate amount at least equal to the amount of such Net Proceeds, Borrower shall be permitted to retain such remaining Net Proceeds until the last day of such Interest Period and shall repay the Revolving Credit Loan on such date by the amount of such Net Proceeds.

          1.3. Use of Proceeds. Borrower shall use the proceeds of the Revolving Credit Advances for the refinancing of certain outstanding Indebtedness as provided in Section 2.1(c), to provide for Letter of Credit Obligations and for general corporate purposes, and to pay any losses, costs or expenses payable by Borrower pursuant to Section 1.15(c).

          1.4. Interest on Revolving Credit Advances.

               (a) Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until the principal amount thereof shall be paid in full, at a rate based on either the Index Rate or the LIBO Rate as follows: (i) with respect to each Index Rate Advance, at a rate per annum equal to the Index Rate plus the Applicable Margin, payable monthly in arrears of the last day of each month commencing on or after the Closing Date and on the date such Revolving Credit Advance is repaid in full; and (ii) with respect to each LIBO Rate Advance, at a rate per annum equal at all times during the Interest Period therefor to the LIBO Rate for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period and on the date such Revolving Credit Advance is repaid in full; provided, however, that the Applicable Margin applicable to LIBO Rate Advances shall be subject to periodic adjustments after December 31, 1995, in accordance with the following criteria.

               Based on the Interest Coverage Ratio and Fixed Charge Coverage Ratio calculated based upon the information contained in Borrower's financial statements that are required to be delivered to Agent and Lenders in accordance with Section 4.1 (together with a certificate of a Responsible Officer certifying such calculations (each, an "Adjustment Certificate")) for the most recently ended Fiscal Quarter in the most recently ended four Fiscal Quarter period, the Applicable Margin for LIBO Rate Advances shall be adjusted to be as follows:



     If Interest         If Fixed Charge
     Coverage Ratio for  Coverage Ratio for
     previous four       previous four            Then
     Fiscal              Fiscal                   Applicable
     Quarter period is   Quarter period is        Margin is

     < 1.75 : 1          or   < 1.20 : 1          2.50%

     > or = 1.75 : 1     and  > or = 1.20 : 1     2.25%
     and < 2.50 : 1      and < 1.40 : 1

     > or = 2.50 : 1     and > or = 1.40 : 1      2.00%


     The adjustments set forth in this paragraph, if and when applicable, shall be made to the Applicable Margin for LIBO Rate Advances outstanding during the Fiscal Quarter commencing immediately following the date that is three (3) Business Days after Borrower shall have delivered to Agent the required financial statements and Adjustment Certificate showing the requisite Interest Coverage Ratio and Fixed Charge Coverage Ratio for the relevant four Fiscal Quarter period.

     If any interest or other payment under this Agreement becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

               (b) All computations of interest shall be made by Agent and on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error or bad faith. In the event Borrower fails to select an interest rate, the applicable Revolving Credit Advances shall bear interest at a rate based upon the Index Rate. All outstanding Obligations other than the principal amount of the LIBO Rate Advances shall bear interest at the Index Rate.

               (c) Upon the occurrence and during the continuance of any Default the interest rate applicable to all of the Obligations, including, without limitation, the Revolving Credit Loan, may in the sole discretion of Required Lenders be increased, effective upon notice to Borrower of such increase from Agent on behalf of Required Lenders, to the Default Rate, and shall be payable on demand; provided, however, that upon the occurrence of an Event of Default specified in Section 8.1(f), (g) or (h), the interest rate applicable to all of the Obligations shall be increased automatically to the Default Rate without the necessity of any action on the part of Required Lenders and shall be payable on demand. Upon the occurrence and during the continuance of an Event of Default, Borrower shall not be permitted to select an interest rate based on the LIBO Rate or convert an Index Rate Advance to a LIBO Rate Advance.

               (d) Notwithstanding anything to the contrary set forth in this Section 1.4, if, at any time until payment in full of all of the Obligations, the rate of interest payable hereunder exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by each Lender from the making of Revolving Credit Advances hereunder is equal to the total interest which such Lender would have received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, the interest rate payable hereunder shall be the rate of interest provided in Sections 1.4(a) and (c) of this Agreement, unless and until the rate of interest again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 1.4(d), shall make a final determination that a Lender has received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, such Lender shall, to the extent permitted by applicable law, promptly apply such excess first to any lawful interest due and not yet paid hereunder, then to the outstanding principal of the Obligations, then to Fees and any other unpaid Obligations and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

               (e) Notwithstanding any other provision of this Agreement, there shall not at any time be in effect (and Borrower shall not be entitled to select) more than five Interest Periods with respect to all outstanding LIBO Rate Advances.

          1.5. Eligible Accounts, Inventory and Equipment.

               (a)  Based on the most recent Borrowing Base
     Certificate delivered by Borrower to Agent and on other information available to Agent, Agent shall determine which Accounts are, in accordance with the terms hereof, "Eligible Accounts" for purposes of determining the amounts, if any, to be advanced to Borrower.

               (b)  Based on the most recent Borrowing Base
     Certificate delivered by Borrower to Agent and on other information available to Agent, Agent shall determine which Inventory is, in accordance with the terms hereof, "Eligible Inventory" for purposes of determining the amounts, if any, to be advanced to Borrower.

               (c)  Based on the most recent Borrowing Base
     Certificate delivered by Borrower to Agent and on other information available to Agent, Agent shall determine which Equipment is, in accordance with the terms hereof, "Eligible Equipment" for purposes of determining the amounts, if any, to be advanced to Borrower.

          1.6. Fees. As compensation for Agent's and Lender's costs, skills, services and efforts incurred and expended in making the Revolving Credit Loan and the Letters of Credit available to Borrower, Borrower agrees to pay to Agent for its own account or the account of Lenders, as the case may be, the following fees and expenses and to Agent for its own account such other fees as are set forth in a separate fee letter, dated November 3, 1995, between Borrower and Agent:

               (a) an unused facility fee (the "Non-use Fee") payable to Agent for the ratable benefit of Lenders, subject to the provisions of Section 1.13(e), equal to one-half of one percent (0.5%) per annum on the average unused daily balance of the Lenders' Revolving Credit Commitments, payable in arrears (a) for the preceding calendar month, on the first day of each calendar month commencing January 2, 1996, and
     (b) on the Commitment Termination Date; provided, however, that for purposes of determining the Non-use Fee, 100% of the face amount of the Letter of Credit Obligations shall be deemed to be used for purposes of such calculation. All computations of the foregoing fees shall be made by Agent and on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such fee is payable;

               (b) a termination fee (the "Termination Fee") payable to Agent for the ratable benefit of Lenders, in an amount equal to one-half of one percent (0.5%) of the Maximum Revolving Credit Commitment, payable on the date of any termination of the Maximum Revolving Credit Commitment prior to the first anniversary of the Closing Date. The Termination Fee shall also be payable upon any acceleration of the Revolving Credit Loan following an Intentional Default. "Intentional Default" shall mean any action taken by any Loan Party or omission by any of them to take any action with the intent to create, and which shall have resulted in, an Event of Default; and

               (c) (i) to Agent, or the Issuing Bank, as the case may be, as compensation for any Letter of Credit Obligations incurred by it, all reasonable or customary costs and expenses incurred by Agent or the Issuing Bank, as the case may be, on account of such Letter of Credit Obligations and
     (ii) to Agent for the account of Lenders, as compensation for any Letter of Credit Obligations incurred by Lenders, a letter of credit fee (the "Letter of Credit Fee") of one and one-half percent (1.5%) per annum (calculated on the basis of a 360-day year and actual days elapsed) on the face amount of all Letter of Credit Obligations incurred by them, payable in arrears (x) for the preceding calendar month, on the first Business Day of the succeeding month, and (y) on the Commitment Termination Date; provided, however, that the Letter of Credit Fee shall be subject to periodic adjustments after December 31, 1995, in accordance with the following criteria.

               Based on the Interest Coverage Ratio and Fixed Charge Coverage Ratio calculated based upon the information contained in Borrower's financial statements that are required to be delivered to Agent and Lenders in accordance with Section 4.1 (together with an Adjustment Certificate) for the most recently ended Fiscal Quarter in the most recently ended four Fiscal Quarter period, the Letter of Credit Fee shall be adjusted to be as follows:

     If Interest         If Fixed Charge          Then
     Coverage Ratio for  Coverage Ratio for       Applicable
     previous four       previous four            Letter of
     Fiscal              Fiscal                   Credit
     Quarter period is   Quarter period is        Fee is

     < 1.75 : 1          or   < 1.20 : 1          1.50%

     > or = 1.75 : 1     and  > or = 1.20 : 1     1.25%
     and < 2.50 : 1      and < 1.40 : 1

     > or = 2.50 : 1     and > or = 1.40 : 1      1.00%



     The adjustments set forth in this paragraph, if and when applicable, shall be made to the Letter of Credit Fee for the Fiscal Quarter commencing immediately following the date that is three (3) Business Days after Borrower shall have delivered to Agent the required financial statements and Adjustment Certificate showing the requisite Interest Coverage Ratio and Fixed Charge Coverage Ratio for the relevant four Fiscal Quarter period.

     Upon the occurrence and during the continuance of a Default, the Letter of Credit Fee may in the sole discretion of Required Lenders be increased, effective upon notice to Borrower of each increase from Agent on behalf of Required Lenders, to a per annum rate which is two percent (2.0%) per annum in excess of the rate that would otherwise be applicable, and shall be payable upon demand by Agent; provided, however, that upon the occurrence of an Event of Default specified in Sections 8.1(f), (g) or (h), the Letter of Credit Fee shall be increased automatically to the rate which is two percent (2.0%) per annum in excess of the otherwise applicable rate without the necessity of any action on the part of Required Lenders and shall be payable on demand. The fees, costs and expenses provided for in this paragraph (c) are in addition to any fees, costs and expenses payable to the issuers of the Letters of Credit, all of which will be paid by Borrower and, if not otherwise paid by Borrower, will be charged to any accounts of Borrower maintained by Agent as Revolving Credit Advances.

          1.7. Cash Management System. On or prior to the Closing Date, Borrower will establish and maintain until the Termina-tion Date, the cash management system described in Annex B.

          1.8. Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to the Collection Account. For purposes of computing interest and Fees and determining the amount of funds available for borrowing by Borrower pursuant to Section 1.1, (a) all payments (including cash sweeps) consisting of cash, wire, or electronic transfers in immediately available funds shall be deemed received by Agent upon deposit in the Collection Account and notice to Agent of such deposit and (b) all payments consisting of checks, drafts, or similar non-cash items shall be deemed received upon receipt of good funds following deposit in the Collection Account (together with notice to Agent of such deposit). Subject to Section 1.13, each payment received by Agent under this Agreement or any Revolving Credit Note for the account of any Lender shall be paid by Agent promptly to such Lender, in the same funds received, for application to the Revolving Credit Advances or other obligation in respect of which such payment is made.

          1.9. Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each borrowing of Revolving Credit Advances from Lenders (including, without limitation, any Revolving Credit Advances pursuant to Section 1.13(b)) shall be incurred and made by the relevant Lenders, and each payment of Non-use Fees and the Termination Fee shall be made for the account of the relevant Lenders, pro rata according to the amounts of their respective Revolving Credit Commitments; provided, however, that payment of any Non-use Fees shall be subject to the provisions of Section 1.13(e);
     (ii) each payment or prepayment of principal of Revolving Credit Advances by Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Credit Advances held by Lenders; and (iii) each payment of interest on Revolving Credit Advances by Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Revolving Credit Advances then due and payable to the respective Lenders.

          1.10. Application and Allocation of Payments. Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received from or on behalf of Borrower, and Borrower irrevocably agrees that Agent and Lenders shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations of Borrower and in repayment of the Revolving Credit Loan and the then due and payable Letter of Credit Obligations as Lenders may deem advisable. In the absence of a specific determination by all Lenders with respect thereto, the same shall be applied in the following order: (i) then due and payable Fees, expenses and other Obligations (including Revolving Credit Advances made by Agent in its capacity as Agent) owing to Agent; (ii) then due and payable Fees and expenses of Lenders; (iii) then due and payable interest payments on Revolving Credit Advances;
     (iv) then due and payable Obligations to Lenders other than Fees, expenses and interest and principal payments; (v) then due and payable principal payments on Advances; and (vi) to the extent there are no other Obligations then due and payable, to Borrower or its successors or assigns or as a court of competent jurisdiction may direct, it being understood, subject to Sections 1.2(b) and 8.2, that the foregoing clauses (i) through (vi) shall not require Borrower to cash collateralize the Letter of Credit Obligations. Notwithstanding any other provision of this Agreement, Agent on behalf of Lenders is authorized to, and at its option may, make or cause to be made Revolving Credit Advances by Lenders on behalf of Borrower for payment of all Fees, expenses, charges, costs, principal, interest, or other Obligations then due and payable by Borrower under this Agreement or any of the Loan Documents, even if the making of such Revolving Credit Advance causes the outstanding balance of the Revolving Credit Loan to exceed the Borrowing Availability, and Borrower agrees that the making of any such Advance in excess of the Borrowing Availability shall constitute an automatic Event of Default unless Borrower repays such Advance within one (1) Business Day after demand by Agent. Any such Revolving Credit Advance shall be deemed to be a Revolving Credit Advance for purposes of this Agreement notwithstanding the fact that the conditions contained in
     Section 2.2 have not been satisfied with respect to such Revolving Credit Advance.

          1.11. Non-Receipt of Funds by Agent. Unless Agent shall have been notified by a Lender or Borrower ("Payor") prior to the date on which Payor is to make payment to Agent of (in the case of a Lender) the proceeds of a Revolving Credit Advance to be made by such Lender hereunder or (in the case of Borrower) a payment to Agent for account of one or more of Lenders hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that Payor does not intend to make the Required Payment to Agent, Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if Payor has not in fact made the Required Payment to Agent, the recipient(s) of such payment shall, on demand, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the "Advance Date") such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to the Index Rate in the case of Borrower and the Federal Funds Rate in the case of a Lender for such day and, if such recipient(s) shall fail promptly to make such payment, Agent shall be entitled to recover such amount, on demand, from Payor, together with interest as aforesaid; provided, however, that if neither the recipient(s) nor Payor shall return the Required Payment to Agent within three (3) Business Days after notice from Agent of such Advance, then, retroactively to the Advance Date, Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

               (i) if the Required Payment shall represent a payment to be made by Borrower to Lenders, Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Default Rate (and, in case the recipient(s) shall return the Required Payment to Agent, without limiting the obligation of Borrower hereunder to pay interest to such recipient(s) at the Default Rate in respect of the Required Payment); and

                   (ii)  if the Required Payment shall represent pro-

               ceeds of a Revolving Credit Advance to be made by Lenders to Borrower, Payor and Borrower shall (without duplication) each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant hereto (and, in case Borrower shall return the Required Payment to Agent, without limiting any claim Agent or Borrower may have against Payor in respect of the Required Payment).

     Nothing in this Section 1.11 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

          1.12.  Sharing of Payments, Etc.

               (a) Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as between Lenders, to the provisions of the last sentence of Section 1.1(f)), to offset balances held by it for the account of Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Revolving Credit Advances (including any such Advances deemed made by such Lender under Section 1.13(b)) or any other amount payable to such Lender hereunder, that in each of the foregoing events is not paid when due beyond any applicable grace period (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Agent thereof; provided, however, that such Lender's failure to give such notice shall not affect the validity thereof.

               (b) If any Lender shall obtain from Borrower payment of any principal of or interest on any Revolving Credit Advance owing to it or payment of any other amount under this Agreement or any Revolving Credit Note held by it or any other Loan Document through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Revolving Credit Advances or such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in (or, if and to the extent specified by such Lender, direct interests in) the Revolving Credit Advances or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on Revolving Credit Advances or such other amounts, respectively, owing to each Lender. Amounts received by Agent under this paragraph shall be treated as a payment received from Borrower under Section
     1.10. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

               (c) Borrower agrees that any Lender so purchasing such a participation (or direct interest) pursuant to Section 1.12(b) may exercise, in a manner consistent with Section 1.12(a), all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Revolving Credit Advances or other amounts (as the case may be) owing to such Lender in the amount of such participation.

               (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 1.12 applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section 1.12 to share in the benefits of any recovery on such secured claim.

          1.13.  Settlement Procedures.

               (a)  The Revolving Credit Loan balance may
     fluctuate from day to day from Agent's disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and Lenders, Revolving Credit Advances in an aggregate amount not to exceed $5,000,000 may be made by Agent and payments in respect thereof will be settled according to the procedures set forth in this Section 1.13. Notwithstanding these pro-cedures, each Lender's obligation to fund its portion of any Revolving Credit Advance made to Borrower will commence on the date such Advances are made. Such payments will be made by each Lender without set-off, counterclaim or reduction of any kind.

               (b) Notwithstanding anything to the contrary contained in this Agreement, Agent may elect, at its sole option, to fund the amount of any Revolving Credit Advance requested by Borrower in an aggregate amount not to exceed $5,000,000. In the event Agent makes such election, such

     Revolving Credit Advance made by Agent shall be deemed, and shall constitute, as of the date of making thereof, a Revolving Credit Advance made by each of Lenders in an amount equal to such Lender's pro rata share thereof, and each Lender shall be obligated to deliver to Agent such share of such Revolving Credit Advance on the Weekly Settlement Date in accordance with the procedure for weekly settlement set forth in Section 1.13(c) or as otherwise provided in Section 1.13(d). Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating interest payable to any Lender (i) Agent shall be deemed a "Lender" with respect to any outstanding Revolving Credit Advances funded by Agent; and (ii) the amount of Revolving Credit Advances of any Lender which are outstanding on any day shall be equal to the amount of such Lender's Revolving Credit Advances outstanding on such day (A) excluding any Revolving Credit Advances which have been funded entirely by Agent with respect to which such Lender has not funded its pro rata share and (B) including Revolving Credit Advances of such Lender which have been repaid by Borrower to Agent but not yet received by such Lender from Agent.

               (c) Each Lender shall settle with Agent, upon Agent's request, on Thursday of each week (or on such other day of the week as may be designated from time to time by Agent) in each successive week (the "Weekly Settlement Date") based on the outstanding principal amount of Revolving Credit Advances as of the immediately preceding Business Day, on the net Revolving Credit Advances and payments since the date of the last settlement. On each Weekly Settlement Date, prior to 12:00 Noon (New York City time), Agent shall notify each Lender by telephone or by telex, telecopy or other form of teletransmission of such Lender's pro rata share of the outstanding Revolving Credit Advances and the amount of the payment (or credit, as the case may be) necessary to adjust such Lender's outstanding Revolving Credit Advances to such Lender's pro rata share of such Advances as of such Weekly Settlement Date (on a net basis taking into account any funds in the Collection Account which Agent determines are avail-
     able). Any such payment (or credit, as the case may be) shall be made by the party from which such payment is due to the other party, in same day funds, not later than 2:00 p.m. (New York City time) on such Weekly Settlement Date. If any Lender shall, for any reason, not settle with Agent within one (1) Business Day after the Settlement Date, such Lender agrees to pay and Borrower agrees to repay, severally, to Agent forthwith on demand the amount due Agent on such Settlement Date together with interest thereon for each day from such Settlement Date until the day such amount is paid to Agent, at (a) in the case of such Lender, the Index Rate for the first three (3) days for which such amount remains unpaid and thereafter at the Index Rate plus the Applicable Margin, and (b) in the case of Borrower, the Index Rate plus the Applicable Margin. If such Lender shall pay to Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Credit Advance and, if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, Agent shall promptly pay over to Borrower such corresponding amount in same day funds, but Borrower shall remain obligated for all interest thereon.

               (d) As an alternative to the weekly settlement provided for in paragraph (c) above, Agent may elect at its sole option, to use the following same day settlement proc-

     edure for borrowings of Revolving Credit Advances. Prior to 12:00 Noon (New York City time) on any date specified for a borrowing of a Revolving Credit Advance in a Notice of Revolving Credit Advance, Agent may notify each Lender by telephone or by telex, telecopy or other form of teletransmission, of the requested Revolving Credit Advance. Not later than 2:00 p.m. (New York City time) on the date of such proposed Revolving Credit Advance, each Lender shall make available to Agent, in same day funds, to the Collection Account, such Lender's pro rata share of such Revolving Credit Advance. Notwithstanding the foregoing, to the extent that there are available funds in the Collection Account, Agent may, at Agent's discretion, notify each Lender that such Lender's obligation to make available to Agent same day funds as provided in the preceding sentence shall be satisfied to the extent of its pro rata share out of such funds in the Collection Account, or such portion of such funds as Agent shall indicate are to be applied to fund such Revolving Credit Advance.

               (e) Each Revolving Credit Advance made by Agent pursuant to Section 1.13(b) or (d) shall be made upon fulfillment of the applicable conditions precedent set forth in Section 2. All such Revolving Credit Advances shall be made as Index Rate Loans. Each Lender shall be entitled to receive its pro rata share of the Non-use Fee without giving effect to any such Revolving Credit Advances funded by Agent pursuant to Section 1.13(b) or (d) until such Lender has funded its pro rata share of such Revolving Credit Advances and Agent's pro rata share of the Non-use Fee shall be reduced accordingly while such Revolving Credit Advances are funded by Agent. Agent shall be entitled to receive interest on any such Revolving Credit Advances funded by it pursuant to Section 1.13(b) or (d) until such time as Lenders shall have funded their pro rata shares of such Revolving Credit Advances.

               (f)  During the continuance of a Default under
     Section 8.1(f), (g) or (h), each Lender shall acquire, without recourse or warranty, an undivided participation in each Revolving Credit Advance funded by Agent pursuant to
     Section 1.13(b) and otherwise required to be repaid by such Lender pursuant to Section 1.13(b), which participation shall be in a principal amount equal to such Lender's pro rata portion of such Revolving Credit Advance, by paying to Agent on the date on which such Lender would otherwise have been required to make a payment in respect of such Revolving Credit Advance pursuant to Section 1.13(b), in immediately available funds, an amount equal to such Lender's pro rata portion of such Revolving Credit Advance. If such amount is not in fact made available to Agent on the date when the Revolving Credit Advance would otherwise be required to be made pursuant to Section 1.13(b), Agent shall be entitled to recover such amount on demand from that Lender together with interest accrued from such date at the Federal Funds Rate for three Business Days and thereafter at the rate of interest then applicable to the Revolving Credit Loan. From and after the date on which any Lender purchases an undivided participation interest in a Revolving Credit Advance pursuant to this paragraph (f), Agent shall promptly distribute to such Lender such Lender's pro rata portion of all payments of principal and of interest on such Revolving Credit Advance, other than those received from a Lender pursuant to Section
     1.12 or this paragraph (f) or Section 1.13(c). If any payment made by or on behalf of Borrower and received by Agent with respect to any Revolving Credit Advance is rescinded or must otherwise be returned by Agent for any reason, each Lender shall, upon notice to Agent, forthwith pay over to Agent an amount equal to such Lender's pro rata share of the payment so rescinded or returned based on the respective amounts paid in respect thereof to Lenders pursuant to Section 1.13(b).

          1.14. Accounting. Agent will provide a monthly accounting of transactions under the Revolving Credit Loan to Borrower. Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein, unless Borrower, within 30 days after the date any such accounting is rendered, shall notify Agent in writing of any objection which Borrower may have to any such accounting, describing the basis for such objection with reasonable specificity. In that event, only those items (the "disputed items") expressly objected to in such notice shall be deemed to be disputed by Borrower. Agent's determination, based upon the facts available, of any disputed item shall (absent manifest error) be final, binding and conclusive on Borrower.

          1.15.  Indemnity.

               (a) Borrower shall indemnify and hold Agent, each Lender and their respective Affiliates and their respective officers, directors, employees, attorneys and agents (each, an "Indemnified Person"), harmless from and against any and all suits, actions, costs, fines, deficiencies, penalties, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigations or defense, including those incurred upon any appeal) (each, a "Claim") which may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended under this Agreement or any other Loan Document or in connection with or arising out of the transactions contemplated hereunder and thereunder, including any and all Environmental Liabilities and Costs; provided, however, that Borrower shall not be responsible to any such Indemnified Person (i) to the extent that any such losses, damages, liabilities or expenses are determined by a final non-appealable judgment of a court of competent jurisdiction to be attributable solely to the gross negligence or willful misconduct of such Indemnified Person or (ii) to the extent that such losses, damages, liabilities or expenses are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen solely as the result of an action, suit or proceeding initiated by Borrower against such Indemnified Person which is resolved in a final non-appealable judgment by a court of competent jurisdiction unfavorably to such Indemnified Person. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY HERETO, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED UNDER THE LOAN DOCUMENTS.

     In any suit, proceeding or action brought by Agent or Lenders relating to any Account, Chattel Paper, Contract, General Intangible, Instrument, Equipment or Document for any sum owing thereunder, or to enforce any provision of any Account, Chattel Paper, Contract, General Intangible, Instrument or Document, Borrower shall save, indemnify and keep Agent and Lenders harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder arising out of a breach by Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from Borrower, all such obligations of Borrower shall be and remain enforceable against, and only against, Borrower and shall not be enforceable against Agent or Lenders.

               (b) Borrower hereby acknowledges and agrees that neither Agent nor any Lender (as of the date hereof) (i) is now or has ever been in control of any of the Subject Property or the affairs of any Loan Party, and (ii) has the capacity through the provisions of the Loan Documents to influence conduct with respect to the ownership, operation or management of any of the Subject Property.

               (c) Borrower understands that in connection with Lenders' arranging to provide the LIBO Rate interest option with respect to the Revolving Credit Loan from time to time at the option of Borrower on the terms provided herein, Lenders may enter into funding arrangements with third parties ("Funding Arrangements") on terms and conditions which could result in substantial losses to such Lenders if such LIBO Rate funds do not remain outstanding at the interest rates provided herein for the entire Interest Period with respect to which the LIBO Rate has been fixed for the term of a Revolving Credit Advance. Consequently, in order to induce Lenders to provide such LIBO Rate option on the terms provided herein and in consideration for the entering into by Lenders of Funding Arrangements from time to time in contemplation thereof, if any LIBO Rate funds are repaid in whole or in part prior to the last day of such Interest Period therefor, with respect to LIBO Rate funds (whether such repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise), Borrower shall indemnify and hold harmless each Lender from and against and in respect of any and all losses, costs and expenses resulting from, or arising out of or imposed upon or incurred by such Lender by reason of the liquidation or reemployment of funds acquired or committed to be acquired by such Lender to fund such LIBO Rate option pursuant to the Funding Arrangements. The amount of any losses, costs or expenses resulting in an obligation of Borrower to make a payment pursuant to the foregoing sentence shall not include any losses attributable to lost profit to Lenders but shall represent the excess, if any, of (A) such Lender's cost of borrowing the LIBO Rate funds pursuant to the Funding Arrangements over (B) the return to such Lender on its reinvestment of such funds; provided, however, that if any Lender terminates any Funding Arrangements in respect of the LIBO Rate funds as contemplated by the second sentence of this paragraph (c), the amount of such losses, costs and expenses shall include the cost to such Lender of such termination. In reinvesting any funds borrowed by any Lender pursuant to the Funding Arrangements, such Lender shall take into consideration the remaining maturity of such borrowings. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to the next preceding sentence, which calculation shall be conclusive absent manifest error.

          1.16.  Access; Confidentiality.

               (a) Borrower shall: (i) provide access during normal business hours to Agent and any of its officers, employees and agents, as frequently as Agent determines to be appropriate, upon reasonable advance notice (unless a Default shall have occurred and be continuing, in which event no notice shall be required and Agent and its officers, employees and agents shall have access at any and all times), to the properties and facilities of Borrower or any of its Subsidiaries; (ii) permit Agent and any of its officers, employees and agents to inspect, audit and make extracts from all of Borrower's and its Subsidiaries' records, files and books of account; and (iii) subject to the terms of the Fee Letter, permit Agent and any of its officers, employees and agents on behalf of Lenders, upon prior notice to Borrower (unless a Default shall have occurred and be continuing, in which event no notice shall be required and Agent and its officers, employees and agents shall be permitted to inspect, audit and make such extracts at any and all times) to conduct audits to inspect, review and evaluate the Collateral, and Borrower agrees to render to Agent at Borrower's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto; provided, however, that Borrower shall be permitted to have a representative of Borrower present during any such visit, inspection or audit by Agent or Agent's officers, employees or agents, it being understood that Borrower's right to have a representative present shall not result in a delay of any such visit, inspection or audit. Borrower shall, and shall cause each of its Subsidiaries to, make available to Agent and its counsel, as quickly as practicable under the circumstances, originals or copies of all books, records, board minutes, contracts, insurance policies, environmental audits, business plans, files, financial statements (actual and pro forma), filings with federal, state and local regulatory agencies, and other instruments and documents which Agent may reasonably request. Borrower shall deliver any document or instrument reasonably necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person which maintains records for Borrower, and shall maintain duplicate records or supporting documentation on media, including, without limitation, computer tapes and discs owned by Borrower. Upon notice from Agent, Borrower shall instruct its certified public accountants and its banking and other financial institutions to make available to Agent such information and records as Agent may reasonably request.

               (b) Agent and each Lender shall use reasonable, good faith efforts to maintain as confidential any information (other than any public information) supplied to them hereunder or under any other Loan Document (the "Confidential Information") on the following terms and conditions: (i) Agent and each Lender may disclose any Confidential Information (x) only on a confidential and "need-to-know" basis to Agent's or such Lender's outside agents and consultants (including attorneys and accountants);
     (y) to directors, officers and employees of Agent or such Lender, and (z) to other employees of other Affiliates or Subsidiaries of Agent or such Lender, but only on a confidential and "need-to-know" basis; (ii) Agent or any Lender may release or disclose without liability of any kind any Confidential Information in its possession if such release or disclosure is (w) reasonably believed by it to be compelled by any court decree, subpoena, or other legal or administrative order or process, provided that Borrower shall be given prior notice of any such release or disclosure,
     (x) in the opinion of its counsel, otherwise required by law,
     (y) in the opinion of its counsel, necessary or appropriate in connection with any litigation or other proceeding having its or any of its Affiliates as a party thereto or (z) to assignees or participants or potential assignees or participants who agree to be bound by the provisions of this
     Section 1.16(b). In no event shall Agent or any Lender or any of their respective Affiliates be liable for any indirect, punitive, exemplary, or consequential damages resulting from any release or disclosure of Confidential Information; and (iii) this Section 1.16(b) relates only to Confidential Information disclosed by Borrower or any of its Subsidiaries to Agent or any Lender. Any disclosure made by Borrower or its Subsidiaries to any Affiliate of Agent or any Lender, or any of their respective divisions or other Subsidiaries shall be outside the scope of this Section 1.16(b) and shall be confidential or not as the party by whom and the Person to whom such disclosures are made may agree. Neither Agent nor any Lender shall be precluded from disclosing or making use of any information (w) which is not Confidential Information, (x) of which it was aware or which was in its possession prior to any disclosure to it by Borrower, (y) which subsequently comes into its possession from sources independent of Borrower or Agent and is not subject to an obligation of confidentiality of which Agent or such Lender is aware, or (z) which was or is independently developed by Agent or such Lender. Agent and each Lender shall use the same standard of care in safeguarding Confidential Information as it employs in protecting its own proprietary information which it desires not to disseminate or publish. Agent and each Lender shall advise any outside agent or consultant receiving any Confidential Information of the confidential nature of the material disclosed and the purpose for which it is disclosed, but neither Agent nor any Lender shall be liable for any misappropriation or misuse of such information by such Person other than that occasioned by its own gross negligence or wilful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. Any Confidential Information given to Agent or any Lender shall cease to be restricted or covered by this
     Section 1.16(b), (i) the date two years after the Termination Date, or (ii) once it has or is deemed to have entered into the public domain or become known to the public or third Persons from a source other than through or under Agent or any Lender.

          1.17.  Taxes.

               (a)  Any and all payments by or on behalf of
     Borrower hereunder or under the Revolving Credit Notes, or any other Loan Document, shall be made, in accordance with this Section 1.17, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Revolving Credit Notes or any other Loan Document to Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.17) Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made,
     (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

               (b)  In addition, Borrower agrees to pay any
     present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

               (c) Borrower shall indemnify and pay, within ten days of demand therefor, Agent and each Lender for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.17) paid by Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.

               (d) Within 30 days after the date of any such payment of Taxes or Other Taxes, Borrower shall furnish to Agent or such Lender, at its address referred to in Section
     11.10, the original or a certified copy of a receipt evidencing payment thereof.

               (e) If any Lender subsequently receives from a taxing authority a refund of any Tax or Other Tax previously paid by Borrower and for which Borrower has indemnified Lender pursuant to this Section 1.17, such Lender shall within 30 days after receipt of such refund, and to the extent permitted by applicable law, pay to Borrower the net amount of any such refund after deducting taxes and expenses attributable thereto.

               (f) Each Lender (or assignee) which is organized outside the United States shall so notify Borrower thereof and shall also promptly notify Borrower of any change in its funding office and shall in each case deliver to Borrower such certificates, documents or other evidence, as required by the IRC or Treasury Regulations issued pursuant thereto, including IRS Form 1001 or Form 4224 or any other certificate or statement of exemption required by Treasury Regulation
     Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender (or assignee) establishing that such payment is
     (i) not subject to withholding under the IRC because such payment is effectively connected with the conduct by such Lender (or assignee) of a trade or business in the United States or (ii) totally exempt from United States tax under a provision of an applicable tax treaty. Unless Borrower and Agent have received forms or other documents reasonably satisfactory to them indicating that payments hereunder or under the Revolving Credit Notes are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrower or Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender (or assignee) organized under the laws of a jurisdiction outside the United States.

               (g) Borrower shall not be required to pay any additional amounts to any Lender (or assignee) in respect of United States withholding tax pursuant to paragraph (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender (or assignee) to comply with the provisions of paragraph (f) above other than by reason of (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the Closing Date (and in the case of an assignee, after the date of assignment or transfer).

               (h) If, as a result of an event described in subparagraph (i) or (ii) of paragraph (g) after the Closing Date (or, in the case of an assignee, after the date of assignment or transfer), a Lender (or assignee) (i) is unable to provide to Borrower a form otherwise required to be delivered by it pursuant to paragraph (f) above, or
     (ii) makes any payment or becomes liable to make any payment on account of any Taxes with respect to payments by Borrower hereunder, Borrower may, at its option, continue to make payments to such Lender (or assignee) under the terms of this Agreement and the applicable Revolving Credit Note, which payments shall be made in accordance with paragraph (a) above. If Borrower exercises its option under subparagraph
     (B) of this paragraph (h), any such Lender (or assignee) agrees to take such steps as reasonably may be available to it under applicable tax laws and any applicable tax treaty or convention (including, if legally available, furnishing such certificate) to obtain an exemption from, or reduction (to the lowest applicable rate) of, such Taxes, except to the extent that taking such a step would be disadvantageous to such Lender (or assignee).

          1.18.  Capital Adequacy; Increased Costs; Illegality.

               (a) Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs that it reasonably determines are attributable to the maintenance by such Lender, pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing after the date hereof any risk-based capital guideline or other capital requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any Governmental Authority in respect of such Lender's Revolving Credit Commitment, Revolving Credit Advances or incurrence of Letter of Credit Obligations hereunder (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender to a level below that which such Lender could have achieved but for such law, regulation, interpretation, directive or request).

               (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regula-tion or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Revolving Credit Advance or portion thereof bearing interest based on the LIBO Rate, then Borrower shall from time to time, upon demand by such Lender in accordance with paragraph (d) below, pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to in clause (i) or (ii) above which would result in any such increased cost to such Lender, such Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.18(b).

               (c)  Notwithstanding anything to the contrary con-

     tained herein, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any Revolving Credit Advance bearing interest based on the LIBO Rate, then, unless such Lender is able to agree to make or to continue to fund or to maintain such Revolving Credit Advance which bears interest based on the LIBO Rate at another branch or office of such Lender without, in such Lender's opinion, adversely affecting it or its Revolving Credit Advances or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower in accordance with paragraph (d) below, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain Revolving Credit Advances or any portion thereof bearing interest based on the LIBO Rate shall terminate and
     (ii) Borrower shall forthwith prepay in full all outstanding Revolving Credit Advances or any portions thereof then bearing interest based on the LIBO Rate, together with interest accrued thereon (but without any penalty for such prepayment, except as provided in Section 1.15(c)), of such Lender unless Borrower, within five Business Days after the delivery of such notice and demand, converts each such Revolving Credit Advance into a Revolving Credit Advance bearing interest based on the Index Rate.

               (d) Each Lender shall notify Borrower of any event occurring after the date of this Agreement entitling such Lender to compensation under this Section 1.18 as promptly as practicable after such Lender obtains actual knowledge thereof; provided that if any Lender fails to give such notice within 90 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 1.18 in respect of any costs resulting from such event, only be entitled to payment under this Section 1.18 for costs incurred from and after the date 90 days prior to the date that such Lender does give such notice. Each Lender will furnish to Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under this
     Section 1.18. Determinations and allocations by any Lender for purposes of this Section 1.18 of the effect of any

     Regulatory Change pursuant to or of capital maintained pursuant to this Section 1.18, on its costs or rate of return of maintaining Revolving Credit Advances or its Revolving Credit Commitment, and of the amounts required to compensate such Lender under this Section 1.18, shall be conclusive absent manifest error.

          1.19. Letters of Credit. Subject to the terms and conditions of this Agreement, Borrower shall have the right to request, and Agent and the Issuing Bank agree to incur, the Letter of Credit Obligations in accordance with the terms and conditions set forth in Annex F.

          1.20. Single Loan. The Revolving Credit Loan, all Revolving Credit Advances, the Letter of Credit Obligations, if any, and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.


     2.   CONDITIONS PRECEDENT

          2.1. Conditions to the Initial Revolving Credit Advance and/or the Initial Letter of Credit Obligation.

          Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of Agent or any Lender hereunder, Borrower shall have no rights under this Agreement (but shall have all applicable obligations hereunder), and Agent and Lenders shall not be obligated to make any Revolving Credit Advances, and GE Capital or the Issuing Bank, as the case may be, shall not be obligated to incur any Letter of Credit Obligations, or to take, fulfill, or perform any other action hereunder until the following conditions have been fulfilled to the reasonable satisfaction of Agent (and to the extent specified below, of Lenders):

               (a) This Agreement or counterparts thereof shall have been duly executed by, and delivered to, Borrower, Agent and each Lender.

               (b) Agent and Lenders shall have received such documents, instruments, certificates, opinions and agreements as Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including all documents, instruments, agreements and other materials listed in the Schedule of Closing Documents, each in form and substance satisfactory to Agent and Required Lenders.

               (c)  Agent shall have received evidence
     satisfactory to Agent that all Indebtedness and other obligations of Borrower and its Subsidiaries, including all outstanding letters of credit, under the Override Agreement and the CIT Facility (as in effect immediately prior to the Closing Date) will be paid in full from the proceeds of the initial Revolving Credit Advances or the initial Letter of Credit Obligation or other available sources of funds (and in the case of such outstanding letters of credit, new replacement letters of credit or back to back letters of credit, as the case may be, shall be issued in respect thereof and guarantees by GE Capital with respect thereto shall have been executed as necessary) and all Liens upon any of the property (including any cash collateral) of Borrower or any Subsidiary thereof in favor of the collateral agent under the Override Agreement and CIT under the CIT Facility shall be terminated and released immediately upon such payment or issuance of such replacement or back to back letters of credit, as the case may be.

               (d)  Agent shall have received evidence
     satisfactory to Agent that Borrower has obtained consents and acknowledgments of all Persons whose consents and acknowledgments may be required, including, but not limited to, all requisite Governmental Authorities, to the terms and to the execution and delivery, of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

               (e)  Agent shall have received evidence
     satisfactory to Agent that the insurance policies provided for in Section 3.18 and Annex E are in full force and effect, together with appropriate evidence showing a loss payable and/or additional insured clauses or endorsements, as appropriate, in favor of Agent and Lenders in form and substance satisfactory to Agent.

               (f) Payment by Borrower to Agent for its account and the account of Lenders, as the case may be, of all Fees, costs, and expenses of closing (including fees and expenses of consultants and counsel to Agent presented as of the Closing Date).

               (g)  No action, proceeding, investigation, regula-

     tion or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or any of the other Loan Documents or the consumma-

     tion of the transactions contemplated hereby and thereby and which, in Agent's sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

               (h) Agent shall be satisfied, in its sole judgment reasonably exercised, with the terms of the proposed transaction as well as the corporate, capital, tax, legal and management structure of each Loan Party, and shall be satisfied, in its sole judgment exercised reasonably, with the nature and status of all contractual obligations, securities, labor, tax, ERISA, employee benefit, environmental, health and safety matters, in each case, involving or affecting any Loan Party.

               (i)  Since September 30, 1995, there has been
     (i) no Material Adverse Effect, (ii) no litigation which could reasonably be expected to have a Material Adverse Effect, (iii) no information or analyses which result in a material change in Agent's understanding of Borrower or the proposed transaction, (iv) no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Borrower, and (v) no material adverse change in the leveraged finance bank market.

               (j)  After giving effect to the transactions
     contemplated hereby, on a pro forma basis including any initial Letter of Credit Obligation incurred on the Closing Date and all related expenses, Borrower shall have unrestricted cash on hand equal to at least $20,000,000; provided, however, that no Revolving Credit Advances shall be outstanding.

          2.2. Further Conditions to Each Revolving Credit Advance and Each Incurrence of a Letter of Credit Obligation. It shall be a further condition to the funding of the initial and each subsequent Revolving Credit Advance and the incurrence by GE Capital or the Issuing Bank, as the case may be, of the initial and each subsequent Letter of Credit Obligation, if any, that the following statements shall be true on the date of each such funding, advance or incurrence, as the case may be:

               (a)  Each Loan Party's representations and
     warranties contained herein or in any of the Loan Documents shall be true and correct on and as of the Closing Date and the date on which each such Revolving Credit Advance is made or any Letter of Credit Obligation, if any, is incurred, as though made on or incurred on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date (provided that any such representation or warranty given as of the date hereof shall also be true and correct on and as of the Closing Date) and except for changes therein permitted or contemplated by this Agreement.

               (b)  No event shall have occurred and be
     continuing, or would result from the making of any Revolving
     Credit Advance or the incurrence of any Letter of Credit
     Obligation, as the case may be, which constitutes a Default or Event of Default.

               (c) After giving effect to such Revolving Credit Advance or the incurrence of such Letter of Credit Obligation, as the case may be, (i) the aggregate principal amount of the Revolving Credit Loan shall not exceed the lesser of (x) the Maximum Revolving Credit Commitment less the outstanding Letter of Credit Obligations and (y) the Borrowing Base, and (ii) the aggregate outstanding Letter of Credit Obligations shall not exceed the lesser of
     (x) $60,000,000 and (y) the Maximum Revolving Credit Commitment less the outstanding Revolving Credit Loan, provided that the Borrowing Base less the Revolving Credit

     Loan shall not be a negative number.

     The request and acceptance by Borrower of the proceeds of any Revolving Credit Advance, and the request by Borrower for the incurrence by GE Capital, or the Issuing Bank, as the case may be, of Letter of Credit Obligations, as the case may be, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 (and, in the case of the initial Revolving Credit Advance and/or Letter of Credit Obligation made or incurred on the Closing Date, Section 2.1) have been satisfied and (ii) a confirmation by Borrower of the granting and continuance of Agent's Liens pursuant to the Collateral Documents.


     3.   REPRESENTATIONS AND WARRANTIES

          To induce Agent and Lenders to enter into this Agreement and incur any obligations hereunder, Borrower represents and warrants to Agent and Lenders that:

          3.1. Corporate Existence; Compliance with Law.
     (i) Borrower and each Material Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification and where any failure to so qualify, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (ii) Borrower and each Material Subsidiary has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (iii) each Loan Party has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct other than those licenses, permits, consents, approvals, filings or notices which the failure to obtain, make or give, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;
     (iv) Borrower and each Material Subsidiary is in compliance with its certificate or articles of incorporation and by-laws; and (v) each Loan Party is in compliance in all respects with all applicable provisions of law other than those provisions of law any failure to comply with, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          3.2. Executive Offices; Corporate or Other Names. The current locations of Borrower's and each Material Subsidiary's executive offices and principal place of business is set forth in Schedule 3.2, and, as of the date hereof, except as set forth on Schedule 3.2, such location has not changed during the preceding twelve months. During the five years prior to the date hereof, except as set forth on Schedule 3.2, neither Borrower nor any Material Subsidiary has been known as or used any corporate, fictitious or trade name, other than its current corporate name.

          3.3. Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Borrower and each Material Subsidiary of the Loan Documents and all other instruments and documents to be delivered by Borrower or such Material Subsidiary hereunder and thereunder to the extent it is a party thereto and the creation of all Liens provided for herein and therein: (i) are within Borrower's or such Material Subsidiary's corporate power;
     (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of Borrower's or such Material Subsidiary's certificate or articles of incorporation or by-laws or other organizational documents; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, the Senior
     Note Indenture, the Subordinated Indenture, any Material Contract or any other indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower or any Material Subsidiary is a party or by which any Loan Party or any of its property is bound other than any such conflicts, breaches or terminations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (vi) will not result in the creation or imposition of any Lien upon any of the property of Borrower or any Material Subsidiary other than those in favor of Agent or Lenders, all pursuant to the Loan Documents; and
     (vii) do not require the consent or approval of any Govern-mental Authority or any other Person, except those referred to in Section 2.1(d), all of which will have been duly obtained, made or complied with prior to the Closing Date and which are in full force and effect, other than any such consents or approvals which the failure to obtain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. At or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered for the benefit of or on behalf of Borrower and each shall then constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

          3.4. Financial Statements and Projections.

               (a) All of the following consolidated balance sheets and statements of income, retained earnings and cash flows of Borrower and its Subsidiaries, copies of which have been furnished to Agent and Lenders prior to the date of this Agreement, have been, except as noted therein, prepared in conformity with GAAP consistently applied throughout the periods involved and as of the date hereof present fairly in all material respects the consolidated financial position, results of operations and cash flows of Borrower and its Subsidiaries at the dates thereof and for the periods then ended (as to the unaudited interim financial statements, subject to normal year-end audit adjustments):

               (i) the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at September 30, 1995, and the related consolidated statements of income, retained earnings and cash flows for the nine-month period ended on such date; and

                   (ii) the audited consolidated balance sheet of Borrower and its Subsidiaries as at December 31, 1994, and the related consolidated statements of income, retained earnings and cash flows for the year then ended, with the opinion thereon of Arthur Andersen LLC.

               (b) Borrower, as of September 30, 1995, had no obligations, contingent liabilities or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Quarterly Report on Form 10-Q of Borrower for the Fiscal Quarter ended September 30, 1995 and which could reasonably be expected to have a Material Adverse Effect and are not otherwise disclosed in this Agreement.

               (c) The projections of Borrower's (i) monthly operating budgets on a consolidated basis for the year ending December 31, 1996 and (ii) annual operating budgets on a consolidated basis, consolidated results of operations and cash flows for the fiscal years ending on December 31, 1996 through December 31, 1998 (the "Projections"), copies of which have been delivered to Agent and Lenders, disclose all material assumptions made with respect to general economic, financial and market conditions in formulating such Projections. As of the date hereof, to the knowledge of Borrower no facts exist which would likely result in any material change in any of such Projections. To the best of Borrower's knowledge, as of the date hereof the Projections are based upon reasonable estimates and assumptions, all of which are fair in light of known current conditions, have been prepared on the basis of the assumptions stated therein, and reflect the reasonable estimate of Borrower of the results of operations and other information projected therein.

               (d)  As of the date hereof, no information
     contained in this Agreement, the other Loan Documents, the Annual Report on Form 10-K of Borrower for the Fiscal Year ended December 31, 1994, the Quarterly Reports on Form 10-Q of Borrower for the Fiscal Quarters ended March 31, June 30 and September 30, 1995 or any written statement furnished by or on behalf of any Loan Party or any Affiliate thereof pursuant to the terms of this Agreement or any other Loan Document, which has previously been delivered to Agent or any

     Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

          3.5. Material Adverse Change; Solvency. As of the date hereof, neither Borrower nor any Subsidiary thereof has any obligations, contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Quarterly Report on Form 10-Q of Borrower for the Fiscal Quarter ended September 30, 1995 and which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and which are not otherwise disclosed in this Agreement. As of the date hereof, except as otherwise permitted hereunder or as set forth on Schedule 3.5, from September 30, 1995 to the date hereof no dividends, advances or other distributions have been declared, paid or made upon any Stock of Borrower and, since September 30, 1995, no shares of Stock of Borrower have been, or are now required to be, redeemed, retired, purchased or otherwise acquired for value by Borrower, other than pursuant to the Restricted Stock Plan. Since September 30, 1995, no event or events have occurred to the best of Borrower's knowledge which, individually or in the aggregate, have or could reasonably be expected to result in a Material Adverse Effect. After giving effect to (i) any Revolving Credit Advances to be made on the Closing Date and/or Letter of Credit Obligations to be incurred on the Closing Date,
     (ii) the disbursement of the proceeds of any such Revolving Credit Advances and/or Letter of Credit Obligations pursuant to Borrower's instructions, and (iii) the payment and accrual of all transaction costs in connection with the foregoing, to the best of Borrower's knowledge, Borrower is Solvent and Borrower and its Subsidiaries taken as a whole are Solvent.

          3.6. Ownership of Real Property; Liens.

               (a) Except as described on Schedule 3.6, as of the date hereof the real estate listed on Schedule 3.6 constitutes all of the real property owned, leased, or used in its business by Borrower, Interstate Electronics, Figgie Properties and Figgie Real Estate. Except as set forth on
     Schedule 3.6, each of Borrower, Interstate Electronics, Figgie Properties and Figgie Real Estate holds as of the date hereof (i) good and marketable fee simple title to all of its real estate described as "owned" in fee on Schedule 3.6, and
     (ii) valid leasehold interests in all of Borrower's, Interstate Electronics', Figgie Properties' and Figgie Real Estate's Leases (both as lessor and lessee, sublessee or assignee) described as "leased" on Schedule 3.6. Except as described on Schedule 3.6, as of the date hereof (i) neither Borrower, Interstate Electronics, Figgie Properties nor Figgie Real Estate or, to Borrower's knowledge, any other party to any such material Lease described on Schedule 3.6 is in default of its material obligations thereunder or has delivered or received any notice of default under any such material Lease, and no event has occurred which, with the giving of notice, the passage of time, or both, would constitute a default under any such Lease, other than any such defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (ii) neither Borrower, Interstate Electronics, Figgie Properties nor Figgie Real Estate owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any material real property owned or leased by Borrower, Interstate Electronics, Figgie Properties or Figgie Real Estate except as set forth on
     Schedule 3.6; and (iii) no portion of any material real property owned or leased by Borrower, Interstate Electronics, Figgie Properties or Figgie Real Estate has suffered any material, uninsured damage by fire or other casualty loss which has not heretofore been repaired and substantially restored to its original condition. All permits required to have been issued or appropriate to enable the real property owned or leased by Borrower, Interstate Electronics, Figgie Properties or Figgie Real Estate to be lawfully occupied and used for all of the purposes for which they are currently occupied and used, have been lawfully issued and are, as of the date hereof, in full force and effect except any such permits which the failure to obtain, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

               (b) From and after the Closing Date, none of the properties and assets of Borrower, Interstate Electronics, Figgie Properties or Figgie Real Estate are subject to any Liens, except (i) Permitted Encumbrances and Liens otherwise permitted under Section 6.7 and (ii) the Lien in favor of Agent for the ratable benefit of Lenders pursuant to the Collateral Documents.

          3.7. Restrictions; No Default; Material Contracts. No contract, lease, agreement or other instrument to which any Loan Party is a party or by which it or any of its properties or assets is bound or affected and no provision of any charter, corporate restriction, applicable law or governmental regulation has resulted in or could reasonably be expected to result in a Material Adverse Effect. No Loan Party is in default and, to Borrower's knowledge, no third party is in default, under or with respect to any Material Contract other than any such defaults which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing. Schedule 3.7, as supplemented from time to time by written disclosures to Agent, sets forth a complete and accurate list of all Material Contracts of Borrower and each of the Material Subsidiaries.

          3.8. Labor Matters. Except as set forth on Schedule 3.8, as of the date hereof, there are no strikes or other labor disputes against any Loan Party that are pending or, to Borrower's knowledge, threatened which could reasonably be expected to cause a Material Adverse Effect. Hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which could reasonably be expected to have a Material Adverse Effect.
     All material payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Loan Party. Except as set forth on Schedule 3.8, as of the date hereof, no Loan Party has any obligation under any collective bargaining agreement, management agreement, or any employment agreement, and a correct and complete copy of each material agreement listed on Schedule 3.8 will be provided to Agent upon Agent's request. As of the date hereof, there are no organizing activities involving any Loan Party pending or, to Borrower's knowledge, threatened by any labor union or group of employees which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.14, as of the date hereof, there are no representation proceedings pending or, to Borrower's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition, and, there are no complaints or charges against any Loan Party pending or threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Loan Party of any individual, other than any such proceedings, demands for recognition, complaints or charges which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.8, as of the date hereof, there are no consent decrees, judgments, orders, injunctions, arbitral awards or other decisions which have a continuing effect on Borrower or any Loan Party as of the date hereof, before any Governmental Authority or any other tribunal (including any arbitral tribunal) which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

          3.9. Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness; Unrestricted Subsidiaries. Except as set forth on Schedule 3.9, as of the date hereof Borrower has no Subsidiaries, is not engaged in any joint venture or partnership with any other Person, is not an Affiliate of any other Person and does not have any Unrestricted Subsidiaries (as defined in the Senior Note Indenture). Except as set forth on Schedule 3.9, as of the date hereof each of Borrower's Subsidiaries conducts no material business operations and owns no material property or assets. The Stock of each Loan Party (other than Borrower) owned by each of the stockholders thereof named on Schedule 3.9 constitutes as of the date hereof all of the issued and outstanding Stock of such Loan Party. Except as set forth on Schedule 3.9, as of the date hereof there are no outstanding rights to purchase options, warrants or similar rights or agreements pursuant to which any Material Subsidiary may be required to issue, sell or purchase any Stock or other equity security.
     Schedule 3.9 lists all outstanding Stock of each Loan Party

     (other than Borrower) as of the Closing Date. Schedule 6.3 lists all Indebtedness of Borrower and each Material Subsidiary and all Indebtedness in excess of $1,000,000 of each other Subsidiary of Borrower as of the Closing Date. As of the date hereof, the aggregate Fair Market Value of the assets of the Unrestricted Subsidiaries, less the outstanding principal amount of all Indebtedness for borrowed money secured by the assets of the Unrestricted Subsidiaries, is not more than $100,000,000 of which approximately $40,000,000 is represented by the Chagrin Highlands development described in Schedule 3.14.

          3.10. Government Regulation. Neither Borrower nor any Material Subsidiary is (i) an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended; or
     (ii) is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or any other federal or state statute that restricts or limits such Loan Party's ability to incur Indebtedness, pledge its assets, or to perform its obligations hereunder, or under any other Loan Document, and the making of the Revolving Credit Advances, and the incurrence of the Letter of Credit Obligations, in each case by Lenders, the application of the proceeds and repayment thereof by each Loan Party, and the consummation of the transactions contemplated by this Agreement and the other Loan Documents, will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission, other than any such violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          3.11. Margin Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Revolving Credit Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
     Following application of the proceeds of each Revolving Credit Advance and Letter of Credit Obligation, not more than 25 percent of the value of the assets either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis will be Margin Stock. Borrower will not take or permit to be taken any action which might cause any Loan Document or any document or instrument delivered pursuant hereto or thereto to violate any regulation of the Board of Governors of the Federal Reserve Board.

          3.12. Taxes. Except as set forth on Schedule 3.12, all federal, state, local and foreign income tax returns (other than any income tax return required to be filed with any Australian Governmental Authority which the failure to file could not reasonably be expected to have a Material Adverse Effect) and all other material tax returns, reports and statements, including, but not limited to, information returns (Form 1120-S) required to be filed by each Loan Party, have been filed with the appropriate Governmental Authority and, except to the extent permitted under Section 5.2(b), all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Except to the extent permitted under Section 5.2(b), each Loan Party has paid when due and payable all material Charges required to be paid by it. Proper and accurate amounts have been withheld by each Loan Party from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities other than any such withholdings which the failure to pay could not reasonably be expected to result in a Material Adverse Effect. Schedule 3.12 sets forth those taxable years for which any of the tax returns of each Loan Party are as of the date hereof being audited by the IRS or any other applicable Governmental Authority; and any assessments or threatened assessments in connection with such audit or otherwise currently outstanding. Except as described in Schedule 3.12, as of the date hereof no Loan Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. No Loan Party has filed a consent pursuant to IRC Section 341(f) or agreed to have IRC Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)). None of the property owned by any Loan Party is property which is required to treat as being owned by any other Person pursuant to the provisions of IRC Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of IRC Section 168(h). No Loan Party has agreed or been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise, other than any such adjustments which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Loan Party has any obligation under any written tax sharing agreement except as described on Schedule 3.12.

          3.13. ERISA.

               (a) Schedule 3.13 lists all Plans maintained or contributed to as of the date hereof by any Loan Party and all Qualified Plans maintained or contributed to by any ERISA Affiliate, and separately identifies the Title IV Plans, Multiemployer Plans, any multiple employer plans subject to
     Section 4064 of ERISA, unfunded Pension Plans, Welfare Plans and Retiree Welfare Plans. IRS determination letters regarding the qualified status under Section 401 of the IRC of each Qualified Plan have been received with respect to such Plan as of the dates listed on Schedule 3.13. Each of the Qualified Plans has been amended to comply with the Tax Reform Act of 1986 and to make other necessary or desirable changes. Except as set forth on Schedule 3.13, the Qualified Plans as amended continue to qualify under Section 401 of the IRC, the trusts created thereunder continue to be exempt from tax under the provisions of Section 501(a) of the IRC, and nothing has occurred which would cause the loss of such qualification or tax-exempt status. Each Qualified Plan so amended has been or will be submitted to the IRS for a determination letter as to the ongoing qualified status of the Plan under the IRC within the applicable IRC 401(b) remedial amendment period for the Tax Reform Act of 1986; and each such Plan shall be amended, including retroactive amendments, as required during such determination letter process to maintain the qualified status of such Plans. Except as set forth on Schedule 3.13, each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the filing of all reports required under the IRC or ERISA which are true and correct as of the date filed, and all required contributions and benefits have been paid in accordance with the provisions of each such Plan except to the extent where a failure to make such contribution or pay such benefit would be immaterial to the Plan. No Loan Party or other ERISA Affiliate, with respect to any Qualified Plan, has failed to make any contribution or pay any amount due as required by
     Section 412 of the IRC or Section 302 of ERISA. With respect to all Retiree Welfare Plans, the present value of future anticipated expenses pursuant to the latest actuarial projections of liabilities is less than $1,000,000, and copies of such latest projections have been provided to Agent; with respect to Pension Plans, other than Qualified Plans and the unfunded Pension Plans listed in Schedule 3.13, the present value of the unfunded liabilities for current participants thereunder using interest assumptions described in IRC 411(a)(ii) is less than $1,000,000. Except as set forth on Schedule 3.13, no Loan Party has engaged in a prohibited transaction, as defined in Section 4975 of the IRC or Section 406 of ERISA, in connection with any Plan which would subject any such Person (after giving effect to any exemption) to a material tax on prohibited transactions imposed by Section 4975 of the IRC or any other material liability.

               (b) Except as set forth on Schedule 3.13: as of the date hereof (i) no Title IV Plan has any Unfunded Pension Liability; (ii) since December 11, 1989, no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of Borrower, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (x) any Plan or its assets, (y) any fiduciary with respect to any Plan or (z) any Loan Party or any ERISA Affiliate with respect to any Plan; (iv) no Loan Party or any ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Loan Party or other ERISA Affiliate has engaged in a transaction which resulted in a Title IV Plan with Unfunded Pension Liabilities being transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any such entity; (vi) no Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment (except as may be required by Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant); (vii) since December 31, 1990, each Loan Party or other ERISA Affiliate have complied with the notice and continuation coverage requirements of
     Section 4980B of the IRC and the proposed or final regulations thereunder; and (viii) since December 11, 1989, no liability under any Plan has been funded, nor has such obligation been satisfied with, the purchase of a contract from an insurance company that is not rated AAA by Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency; such that the liability under any of (i) through (viii) above, or any combination thereof, would equal or exceed $1,000,000.

          3.14. No Litigation. Except as set forth on Schedule 3.14, no action, claim, investigation or other proceeding is now pending or, to the knowledge of Borrower, threatened against any Loan Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, (i) which challenges any such Person's right, power, or competence to enter into or perform any of its obligations under the Loan Documents, or the validity or enforceability of any Loan Document or any action taken thereunder or (ii) which could reasonably be expected to result in a Material Adverse Effect. To the knowledge of Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

          3.15. Brokers. No broker or finder acting on behalf of any Loan Party brought about the obtaining, making or closing of the credit extended pursuant to this Agreement or the transactions contemplated by the Loan Documents and no Loan Party has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

          3.16. Patents, Trademarks, Copyrights and Licenses. Except as otherwise set forth on Schedule 3.16, Borrower and each Material Subsidiary owns, licenses or otherwise has the right to use all licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications and trade names which are necessary to continue to conduct its business as heretofore conducted by it, now conducted by it and currently proposed to be conducted by it, each of which is listed, together with Patent and Trademark Office application or registration numbers, where applicable, on
     Schedule 3.16. To the best of Borrower's knowledge, Borrower and each Material Subsidiary conducts business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except where such infringement or claim of infringement could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.16, to Borrower's knowledge, there is no infringement or claim of infringement by others of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Borrower or any Material Subsidiary, other than any such infringements or claims of infringement which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Schedule
     3.16 contains as of the date hereof a complete and accurate list of the License Agreements.

          3.17. Hazardous Materials.  Except as set forth on
     Schedule 3.17, (i) Borrower and each Material Subsidiary is in material compliance with all Environmental Laws, and
     (ii) the Subject Property to the best of Borrower's knowledge is free of any Hazardous Material. In addition, Schedule
     3.17 discloses all existing or potential environmental liabilities of Borrower and each Material Subsidiary of which Borrower, after diligent inquiry, has knowledge as of the date hereof, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.17, neither Borrower nor any Material Subsidiary has caused or suffered to occur any Releases which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any Material Subsidiary is involved in operations which could lead to any imposition of any Environmental Liabilities and Costs under the Environmental Laws on the Subject Property which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or any Lien on the Subject Property under the Environmental Laws, and neither Borrower nor any Material Subsidiary knowingly has permitted any tenant or occupant of such premises to engage in any such activity or activities which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          3.18. Insurance Policies. Schedule 3.18 lists all insurance of any nature maintained as of the date hereof for current occurrences by Borrower or any Material Subsidiary. Borrower covenants that such insurance complies with and shall at all times comply with the standards set forth on Annex E.

          3.19. Blocked Accounts and Lock Boxes. Schedule 3.19 lists all banks and other financial institutions at which Borrower maintains the Blocked Accounts and each Lock Box and such Schedule correctly identifies as of the date hereof the name, address and telephone number of each depository, the name in which each such account is held, a description of the purpose of each such account, and the complete account number. All cash receipts of Scott Aviation, the Snorkel Division and the Taylor Division are deposited in the Blocked Accounts.

               The representations and warranties contained in this Section 3 shall survive the execution and delivery of this Agreement.


     4.   FINANCIAL STATEMENTS AND INFORMATION

          4.1. Reports and Notices. Borrower covenants and agrees that from and after the Closing Date and until the Termination Date, it shall deliver to each Lender the Financial Statements, Projections and notices at the times and in the manner set forth on Annex D, other than the items referred to in paragraphs (b), (i), (l) and (m) of Annex D, as to which Borrower shall only be required to deliver copies thereof to Agent unless Agent requests copies thereof for each Lender.

          4.2. Communication with Accountants. Borrower (for itself and each Subsidiary thereof) authorizes Agent to communicate directly with its and its Subsidiaries' independent certified public accountants and tax advisors and authorizes those accountants to disclose to Agent and each Lender any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Borrower and each Subsidiary thereof; provided, however, that Borrower shall be given advance notice by Agent of any meeting or conference between Agent and/or Lenders and such accountants and Borrower shall be permitted to attend any such meeting, it being understood that Borrower's right to have a representative of Borrower attend any such meeting or conference shall not result in a delay of any such meeting or conference. At or before the Closing Date, Borrower shall deliver a letter addressed to such accountants and tax advisors instructing them to comply with the provisions of this Section 4.


     5.   AFFIRMATIVE COVENANTS

          Borrower covenants and agrees (for itself and its Subsidiaries) that, unless Required Lenders shall otherwise consent in writing, from and after the date hereof and until the Termination Date:

          5.1. Maintenance of Existence and Conduct of Business. Subject to Section 6.1, Borrower shall (and shall cause each of the Material Subsidiaries to) (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises;
     (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its Intellectual Property, and to the extent economically reasonable preserve all the remainder of its property, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear and casualties) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto as determined by Borrower in its reasonable judgment and consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and (d) transact business only under its current corporate name, the names set forth on
     Schedule 3.2 or such other names to the extent that Borrower has given 30 days' prior written notice thereof to Agent and Agent shall have taken all actions that Agent deems necessary or appropriate to continuously protect and perfect the Lien upon the Collateral in favor of Agent for the ratable benefit of Lenders.

          5.2. Payment of Charges and Claims.

               Borrower shall pay and discharge, or cause to be paid and discharged in accordance with the terms thereof,
     (a) all Charges imposed upon it or any Subsidiary or its or their income and profits, or any of its property (real, personal or mixed), and (b) lawful claims for labor, materials, supplies and services or otherwise, which if unpaid might by law become a Lien on its property; provided, however, that Borrower or any Subsidiary shall not be required to pay any such Charge or claim which is being contested in good faith by proper legal actions or proceedings and for which adequate reserves with respect thereto are established and are maintained in accordance with GAAP to the extent that such Charges or claims if adversely determined, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          5.3. Books and Records. Borrower shall (and shall cause each Subsidiary to) keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of its consolidated and consolidating financial transactions, are made in accordance with GAAP and on a basis consistent with the Financials referred to in paragraph I(b) of Schedule 3.4.

          5.4. Litigation. Borrower shall notify Agent and each Lender in writing, promptly upon learning thereof, of any litigation, investigation, Claim or other action commenced or threatened against Borrower or any Material Subsidiary, and of the institution against any such Person after the date hereof of any suit or administrative proceeding which
     (i) could reasonably be expected to involve an amount in excess of $1,000,000, individually or in the aggregate and
     (ii) could reasonably be expected to result in a Material Adverse Effect if adversely determined.

          5.5. Insurance; Casualty and Condemnation.

               (a) Borrower shall, at its (or its Subsidiary's) sole cost and expense maintain or cause to be maintained, the policies of insurance in such amounts and as otherwise described in Annex E. Borrower shall notify Agent promptly of any occurrence causing a material loss or decline in value of any real or personal property and the estimated (or actual, if available) amount of such loss or decline, except as specified otherwise on Annex E. Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as Borrower's true and lawful agent and attorney-in-fact for the purpose during the continuation of any Event of Default of (i) making, settling and adjusting claims relating to the Collateral under the "All Risk" policies of insurance, (ii) endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such "All Risk" policies of insurance relating to the Collateral, and (iii) making all determinations with respect to any settlements or adjustments referred to in clause (i) above. In the event Borrower at any time or times hereafter shall fail to obtain or maintain (or fail to cause to be obtained or maintained) any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, Agent or Lenders, without waiving or releasing any Obligations or Default hereunder, and after notice from Agent to Borrower, may at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Agent or Lenders deem advisable. All sums so disbursed, including attorneys' fees, court costs and other charges related thereto, shall be payable, on demand, by Borrower to Agent on behalf of Lenders and shall be additional Obligations hereunder secured by the Collateral; provided, however, that if and to the extent Borrower fails to promptly pay any of such sums upon Agent's demand therefor, Agent is authorized to, and at its option may, make or cause to be made Revolving Credit Advances on behalf of Borrower for payment thereof, even if the making of any such Revolving Credit Advance causes the outstanding balance of the Revolving Credit Loan to exceed the Borrowing Availability, and Borrower agrees that the making of any such Advance in excess of the Borrowing Availability shall constitute an automatic Event of Default, unless Borrower repays such Advance within one (1) Business Day after demand by Agent. Any such Revolving Credit Advance shall be deemed to be a Revolving Credit Advance for purposes of this Agreement notwithstanding the fact that the conditions contained in Section 2.2 have not been satisfied with respect to such Revolving Credit Advance.

               (b) Upon the occurrence and during the continuance of an Event of Default, Agent and Required Lenders shall have the right, upon review of Borrower's risk profile, to require additional forms and limits of insurance to, in Agent's or Required Lenders' sole opinion, adequately protect the interests of Agent and Lenders. Borrower shall, if so requested by Agent, deliver to Agent, as often as Agent may request, a report of a reputable insurance broker satisfactory to Agent with respect to its insurance policies.

               (c)  Borrower shall deliver to Agent its
     endorsements and those of the Material Subsidiaries constituting Unrestricted Subsidiaries to (i) "All Risk" and business interruption insurance naming Agent on behalf of Lenders as loss payee, and (ii) general liability and other liability policies naming Agent and each Lender as additional insureds as their interests may appear.

               (d) (i) Subject to clause (ii) below, Borrower hereby directs all present and future insurers under its "All Risk" policies of insurance relating to any Collateral or any real property owned by Borrower whether or not constituting Collateral (collectively, "Property") to pay all proceeds payable thereunder directly to Agent on behalf of Lenders, and all condemnation and casualty proceeds and proceeds of any taking relating to the Property shall be applied, as follows: (x) in the event that such proceeds arise from assets of Borrower which do not constitute Collateral and as to which no Liens have been granted to another holder of Borrower's Indebtedness, such proceeds resulting from one or a series of related events up to $1,000,000 may be retained by Borrower and such proceeds resulting from one or a series of related events in excess of $1,000,000 shall be applied to the repayment of the Obligations; (y) in the event that such proceeds arise from the Collateral, such proceeds shall be applied to the repayment of the Obligations; and (z) in the event that such proceeds arise from assets of Borrower which do not constitute Collateral but constitute collateral as to which a Lien has been granted to another holder of Borrower's Indebtedness to the extent such Lien and the Indebtedness secured thereby are permitted under this Agreement, such proceeds may be paid by Borrower to such holder as its interests may appear and any excess proceeds shall be applied as described in clause (x) above. (ii) So long as there exists no Event of Default, Borrower may collect any and all awards, payments or other proceeds of any loss, damage or destruction to any of its Property or condemnation or taking of any of its Property and use such proceeds, or any part thereof, within one (1) year of receipt thereof, to replace, repair or restore such Property as provided in paragraph (f) below. Upon the occurrence and during the continuance of an Event of Default, Agent on behalf of Lenders is hereby authorized to adjust losses and collect all insurance proceeds directly. If, notwithstanding the provisions hereof which require that Agent be a loss payee, a check or other instrument from an insurer is made payable to Borrower or Borrower and Agent jointly, Agent upon the occurrence and during the continuance of an Event of Default may endorse Borrower's name thereon and take such other action as Agent may elect to obtain the proceeds thereof.

               (e)  Borrower shall promptly notify Agent of
     (i) any loss, damage, or destruction in excess of $1,000,000 to any Collateral and (ii) any loss, damage, or destruction in excess of $2,500,000 to any other Property or arising from its use, whether or not covered by insurance. Borrower shall promptly upon learning of the institution of any proceeding for the condemnation or other taking of any of its Property, notify Agent of the pendency of such proceeding, and agrees that Agent may participate in any such proceeding and Borrower from time to time will deliver to Agent all instruments reasonably requested by Agent to permit such participation.

               (f) Any Property which is to be replaced, repaired or restored pursuant to paragraph (d) above shall be replaced, repaired or restored with materials and workmanship of substantially as good a quality as existed before such loss or taking, and Borrower shall commence such replacement, repair or restoration as soon as practicable and proceed diligently with it until completion to Agent's reasonable satisfaction; provided, however, that if any such replaced Property constitutes Collateral, Agent shall receive a perfected first priority security interest in the related replacement Property. Upon request by Agent, Borrower shall provide to Agent written progress reports, other information and evidence of its compliance with the foregoing.

          5.6. Compliance with Laws. Borrower shall (and shall cause each of its Subsidiaries to) comply with all federal, state and local laws, permits and regulations applicable to it, including, without limitation, those relating to licensing, environmental, ERISA and labor matters to the extent that failure to comply with such laws, permits or regulations, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          5.7. Agreements. Borrower shall (and shall cause each of the Material Subsidiaries to) perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement, contract, instrument or other document to which it is a party, including, without limitation, any leases and customer contracts to which it is a party where the failure to so perform and enforce could reasonably be expected to result in a Material Adverse Effect. Borrower shall not (and shall not permit any of the Material Subsidiaries to) terminate or modify any provision of any agreement, contract, instrument or other document to which it is a party which termination or modification could reasonably be expected to result in a Material Adverse Effect. Borrower shall (and shall cause each of the Material Subsidiaries to) perform and comply with all obligations in respect of Accounts, Chattel Paper, Contracts, Licenses, Instruments, Documents and all other agreements constituting or giving rise to Collateral to the extent that the failure to so perform or comply, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Borrower shall not, without Agent's prior written consent, with respect to any of the Accounts, Chattel Paper, Instruments or amounts due under any Contract (i) grant any extension of the time of payment of any thereof;
     (ii) compromise or settle the same for less than the full amount thereof (other than the compromise or settlement, for adequate consideration, of Accounts which are not Eligible

     Accounts in the ordinary course of business consistent with past practices); (iii) release, in whole or in part, any Person liable for the payment thereof; or (iv) allow any credit or discount whatsoever thereon other than trade discounts granted in the ordinary course of business of Borrower, except to the extent that any such extensions, compromises, settlements, releases, credits or discounts, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          5.8. Supplemental Disclosure. Upon Agent's reasonable request, Borrower will supplement (or cause to be supplemented) each Schedule hereto, or representation herein or in any other Loan Document with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby; provided, however, that such supplement to such Schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Agent and Required Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by Lenders of any Default disclosed therein. Borrower shall, if so requested by Agent or Required Lenders, furnish to Agent and Lenders as often as it reasonably requests, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Agent or Required Lenders may reasonably request, all in reasonable detail, and, Borrower shall advise Agent and Lenders promptly, in reason-able detail, of (i) any Lien, other than as permitted pursuant to Section 6.7, attaching to or asserted against any of the Collateral, (ii) any material change in the composition of the Collateral and (iii) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect upon the Collateral and/or Agent's Lien thereon.

          5.9. Environmental Matters. Borrower shall, and shall cause its Subsidiaries to, (i) comply in all material respects with the Environmental Laws and permits applicable to it, (ii) notify Agent promptly after Borrower becomes aware of any Release which could reasonably be expected to result in Environmental Liabilities and Costs in excess of $500,000 upon any Subject Property, and (iii) promptly forward to Agent a copy of any order, notice, permit, application, or any communication or report (including, but not limited to, any environmental assessment report) received by any Loan Party in connection with any Release identified in clause (ii) above or any other matter relating to the Environmental Laws that may affect any Subject Property or any Loan Party in any respect which could reasonably be expected to result in Environmental Liabilities and Costs in excess of $500,000. The provisions of this Section 5.9 shall apply whether or not the Environmental Protection Agency, any other federal agency or any state or local environmental agency has taken or threatened any action in connection with any Release or the presence of any Hazardous Materials.

          5.10. Landlord's and Bailee's/Warehousemen's Agreements. Borrower shall use its best efforts to obtain and maintain in full force and effect a landlord's, bailee's and/or warehousemen's agreement, as applicable, in form and substance acceptable to Agent from the lessor of, or bailee and/or warehousemen with respect to Collateral located on, any present or future leased premises of Borrower or in the possession of a bailee or warehouseman (or in a warehouseman's warehouse), as the case may be.

          5.11. Certain Obligations Respecting Subsidiaries.

               (a) Borrower will, and will cause each of its Material Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Material Subsidiaries, except as set forth on Schedule 3.9, is a wholly owned Subsidiary. Borrower will not permit any of its Subsidiaries to enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement, other than any Collateral Documents, that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends or other Restricted Payments, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of any property or assets.

               (b) Borrower shall (i) cause any Subsidiary of Borrower designated after the date hereof as an Unrestricted Subsidiary, to guaranty the Obligations pursuant to a Subsidiary Guaranty and grant Liens on its assets to Agent for the ratable benefit of Lenders as security for the repayment of the Obligations pursuant to a Subsidiary Security Agreement and, if applicable, a Mortgage, and
     (ii) pledge the Stock of each such Unrestricted Subsidiary to Agent for the ratable benefit of Lenders as security for the repayment of the Obligations pursuant to the Borrower Pledge Agreement; provided, however, that this paragraph (b) shall not apply to the Unrestricted Subsidiaries in existence on the date hereof, except as provided in the Borrower Pledge Agreement.

          5.12. Application of Proceeds. Borrower shall use the proceeds of Revolving Credit Advances as provided in
     Section 1.3.

          5.13. Fiscal Year. Borrower shall, and shall cause each Subsidiary to, maintain as its Fiscal Year the twelve month period ending on December 31 of each year.

          5.14. Employee Plans.

               (a) With respect to each Qualified Plan hereafter adopted or maintained by any Loan Party or any ERISA Affiliate, other than a Multiemployer Plan, Borrower shall
     (i) seek, or cause each of its ERISA Affiliate to seek, and receive determination letters from the IRS to the effect that such Qualified Plan is qualified within the meaning of
     Section 401(a) of the IRC; and (ii) from and after the adoption of any such Qualified Plan, cause such plan to be qualified within the meaning of Section 401(a) of the IRC and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the IRC.

               (b) With respect to each welfare benefit plan, as defined in Section 3(1) of ERISA, hereafter adopted or maintained by any Loan Party or any ERISA Affiliate, Borrower shall comply, or cause each of its ERISA Affiliates to comply, with the notice and continuation coverage requirements of Section 4980B of the IRC and the regulations thereunder in all material respects.


     6.   NEGATIVE COVENANTS

          Borrower covenants and agrees (for itself and each Subsidiary of Borrower) that, without Required Lenders' prior written consent, from and after the date hereof and until the Termination Date:

          6.1. Mergers and Acquisitions.

               (a) Borrower shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with, any Person, or acquire all or substantially all of the assets of an operating division of any Person, or form any Subsidiary; provided, however, that subject to subparagraph (b) hereof, Borrower shall be permitted to make acquisitions of the assets or Stock of any Person or Persons, so long as, after giving effect to any such acquisition, the Aggregate Purchase Price for all such acquisitions made during the term of this Agreement pursuant to this Section 6.1(a) does not exceed the available amount under the Repayment/Acquisition Basket as evidenced by a certificate of a Responsible Officer delivered to Agent not less than three (3) Business Days prior to such acquisition indicating that the conditions contained in this Section 6.1(a) shall have been satisfied; and, provided, further, that (i) Borrower may dissolve any Subsidiary of Borrower (other than Figgie Properties or Figgie Real Estate to the extent Figgie Properties or Figgie Real Estate owns assets other than cash or Cash Equivalents), (ii) any Subsidiary of Borrower may merge, consolidate or otherwise combine with Borrower or any other Subsidiary of Borrower so long as
     (v) if Borrower is a party to such transaction, Borrower shall be the surviving corporation, (w) no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to such merger, consolidation or combination, (x) if an Unrestricted Subsidiary is a party to such transaction, the surviving corporation shall not be a Restricted Subsidiary, (y) if Borrower is not a party to such transaction, the surviving corporation shall be a wholly-owned Subsidiary of Borrower and if a Domestic Subsidiary is party to such transaction, the surviving corporation shall be a Domestic Subsidiary, and (z) if either Figgie Properties or Figgie Real Estate is a party to such transaction,
     (A) Borrower shall be the surviving corporation and
     (B) immediately prior to such merger, consolidation or combination, neither Figgie Properties nor Figgie Real Estate, as the case may be, shall own any assets (other than cash or Cash Equivalents), and (iii) Borrower may make Investments to the extent permitted by Section 6.2(vii).

               (b) Borrower shall not make any such acquisition unless:

                  (i) immediately before and after giving effect thereto, (A) any Subsidiaries acquired or created in connection with such acquisition shall be a wholly-owned Subsidiary of Borrower and shall be in compliance with all warranties and representations and affirmative and negative covenants under this Agreement, and (B) there shall exist no Default or Event of Default and no Default or Event of Default would be created;

                   (ii) in the event of an asset acquisition, any acquired asset that is of the type that would be required to be pledged as "Collateral" if it were owned by Borrower on the Closing Date, shall be pledged as Collateral to Agent, for the ratable benefit of Lenders, pursuant to a security agreement in form and substance substantially similar to the Borrower Security Agreement and Borrower Pledge Agreement, as applicable, and otherwise reasonably satisfactory to Agent;

                  (iii)  in the event of a stock acquisition,
               (A) Borrower shall pledge to Agent, for the ratable benefit of Lenders, the Stock of any newly created or acquired Subsidiary and each of its Subsidiaries, if any, (B) such Subsidiary and each of its Subsidiaries, if any, shall be an Unrestricted Subsidiary, and
               (C) such Subsidiary and each of its Subsidiaries, if any, shall each execute a Subsidiary Guaranty that will be secured by all of its respective assets and a Subsidiary Security Agreement and, if applicable, a Mortgage;

                   (iv) any such entity acquired shall be engaged in a line of business similar to that conducted at the time of such acquisition by Scott Aviation, the Snorkel Division, the Taylor Division or Interstate Electronics; and

                  (v) in the case of any acquisition for which the Aggregate Purchase Price is in excess of $5,000,000, Borrower shall have given Agent (A) 30 days' advance written notice of such acquisition, including a brief description of the property being acquired, the Aggregate Purchase Price (or range) thereof, and the Person from whom such property is being acquired, and
               (B) on the date of such acquisition, a certification, in a form acceptable to Agent, from a Responsible Officer stating that Borrower has complied with clause (b)(i) of this Section 6.1;

     provided, however, that any liabilities that are assumed by Borrower or any newly created or acquired Subsidiary of Borrower (including accounts payable) shall not be assumed by Borrower unless any such liability is in a quantifiable amount (or, if not in a quantifiable amount, a maximum amount that can be reasonably ascertained by Borrower) and the liability assumed is not greater than the amount permitted under the Repayment/Acquisition Basket, provided that a Responsible Officer shall have delivered to Agent immediately prior to any such acquisition a certificate as to the calculation of the Repayment/Acquisition Basket.

          6.2. Investments. Borrower shall not (and shall not permit any of its Subsidiaries to), directly or indirectly, make or maintain any Investment except (i) as otherwise permitted by Section 6.1, 6.3, 6.4 or 6.6; (ii) Investments outstanding on the date hereof and listed on Schedule 6.2;
     (iii) advances constituting trade credit representing the purchase price of inventory or supplies sold to any Person (other than a Subsidiary or Affiliate of Borrower) in the ordinary course of business; (iv) Investments in Cash Equivalents; (v) Investments consisting of promissory notes and other securities received as proceeds of disposals permitted by Section 6.8 and including proceeds of deferred divestiture Investments described in Schedule 6.2 received in transactions concluded prior to the date hereof ("Deferred Divestiture Proceeds") and any replacement Investment so long as such replacement Investment is at least as liquid as such original Investment as evidenced by a certificate of a Responsible Officer delivered to Agent not less than three
     (3) Business Days prior to such transaction indicating that the conditions contained in this Section 6.2(v) shall have been satisfied; (vi) Investments consisting of guarantees, indemnities and similar obligations in favor of any buyer in any disposal transaction permitted under Section 6.8;
     (vii) Investments in Joint Venture Subsidiaries or entities which upon the occurrence of any such Investment shall become a Joint Venture Subsidiary in an aggregate amount not to exceed $2,000,000 made in any Fiscal Year, provided that any excess of the amount provided above for any one Fiscal Year over the actual aggregate Investments of Borrower or any Subsidiary of Borrower in Joint Venture Subsidiaries made during such Fiscal Year may be carried forward to, and made available for, the next succeeding Fiscal Year; and
     (viii) miscellaneous Investments not to exceed $200,000 in the aggregate at any time based upon the book value of such Investments.

          6.3. Indebtedness. Borrower shall not (and shall not permit any of its Subsidiaries to) create, incur, assume or permit to exist any Indebtedness, except (i) the Obligations;
     (ii) Deferred Taxes; (iii)(x) Capital Lease Obligations secured by Liens permitted under clause (iv) of Section 6.7 and (y) Indebtedness secured by purchase money Liens permit-ted under clause (iv) of Section 6.7 in a maximum aggregate amount outstanding at any time under clauses (x) and (y) not to exceed $5,000,000; (iv) existing Indebtedness as of the Closing Date, provided that any such Indebtedness in excess of $1,000,000 in aggregate principal amount shall be set forth on Schedule 6.3; (v) Indebtedness of any Subsidiary of Borrower owing to Borrower or another Subsidiary of Borrower and which is permitted under Section 6.4, provided that
     (A) upon the request of Agent and/or Required Lenders such Subsidiary of Borrower shall execute and deliver to Borrower a demand note (collectively the "Intercompany Notes") to evidence any such intercompany Indebtedness owing by such Subsidiary to Borrower or by any Unrestricted Subsidiary to another Unrestricted Subsidiary, and (B) Agent and/or Required Lenders may request an Intercompany Note to evidence any such Indebtedness outstanding on the Closing Date, which Intercompany Notes shall be in form and substance satisfactory to Agent and shall be pledged and delivered by Borrower to Agent pursuant to the Borrower Pledge Agreement as additional collateral security for the Obligations;
     (vi) other Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding; (vii) Indebtedness of Borrower owing to any Subsidiary of Borrower and which is permitted under Section 6.4 in the form of cash loans or advances to Borrower, provided that (A) Agent and/or Required Lenders may request an Intercompany Note for any such Indebtedness outstanding on the Closing Date or arising thereafter and, solely with respect to Unrestricted Subsidiaries, that such Intercompany Note be pledged and delivered to Agent as additional collateral security for the Obligations, and (B) the documentation evidencing any such Indebtedness shall provide that, and Borrower hereby agrees that, upon the occurrence and during the continuance of any Event of Default, the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Indebtedness shall be subordinate to the prior payment in full of the Obligations and shall not occur prior to the Termination Date; and (viii) any renewal, extension, refinancing or refunding of any Indebtedness permitted in clause (iv) above on terms no less favorable to Borrower, Agent or any Lender, as determined by Required Lenders in the case of any such renewal, extension, refinancing or refunding of Indebtedness in excess of $5,000,000 or Agent in the case of any such renewal, extension, refinancing or refunding of Indebtedness secured by the CAFIG Mortgage, than the terms of the Indebtedness being renewed, extended, refinanced or refunded, including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, events of default and remedies.

          6.4. Affiliate and Employee Loans and Transactions; Employment Agreements. Except as provided in Section 6.1, Borrower shall not (and shall not permit any of its Subsidi-aries to) enter into or suffer to exist any lending, borrow-ing or other commercial transaction with any of its Subsidi-aries, Affiliates, officers, directors or employees, includ-ing, without limitation, payment of any management, consult-ing, advisory or similar fee, other than any such transaction with an Affiliate (other than a Subsidiary), officer, director or employee of Borrower which is entered into on an arm's-length basis and in the ordinary course of business of Borrower; provided, however, (a) Borrower may (i) extend loans to its officers, directors and employees in a maximum aggregate principal amount outstanding at any time for all officers, directors and employees of $2,000,000, (ii) extend loans or make other advances to the Foreign Subsidiaries in an aggregate amount not to exceed (x) in the case of any such existing loans and advances, the amount of such loans and advances listed on Schedule 6.4 and outstanding as of the Closing Date (the "Existing Foreign Loans") and (y) in the case of any such loans and advances made after the Closing Date, $3,000,000 outstanding at any time (the amount referred to in clause (y), the "Foreign Subsidiary Basket") for the purpose of enabling such Foreign Subsidiaries to pay taxes, pay insurance premiums, pay miscellaneous filing, registration and other fees, repay Indebtedness to facilitate Borrower's tax planning or otherwise satisfy obligations in connection with Borrower's divestiture program and, in the case of Snorkel Elevating Work Platforms Limited (New Zealand) and Snorkel Elevating Work Platforms Pty. Limited (Australia), otherwise meet working capital requirements, provided that (A) subject to the terms of Section 6.13(iii), the Existing Foreign Loans shall be permanently reduced from time to time by repayments made in accordance with the terms thereof as in effect on the date hereof, and (B) any repay-ments made by any Foreign Subsidiary of loans or advances made by Borrower to such Foreign Subsidiary pursuant to the Foreign Subsidiary Basket shall be made in cash or Cash Equivalents, (iii) extend loans or make other advances to the Domestic Subsidiaries in an aggregate amount not to exceed
     (x) in the case of any such existing loans and advances, the amount of such loans and advances listed on Schedule 6.4 and outstanding as of the Closing Date (the "Existing Domestic Loans"), and (y) in the case of any such loans and advances made after the Closing Date, $5,000,000 outstanding at any time (the amount referred to in clause (y), the "Domestic Subsidiary Basket"), for the purpose of (A) repaying miscellaneous obligations of the Domestic Subsidiaries to the extent Borrower would be permitted to pay such obligations under Section 6.4 and (B) repaying Indebtedness secured by mortgages on any such Domestic Subsidiary's real property to the extent any such repayment is permitted by Section 6.13(iii), provided that the Existing Domestic Loans shall be permanently reduced from time to time by repayments made in accordance with the terms thereof as in effect on the date hereof, (iv) extend loans to Joint Venture Subsidiaries to the extent permitted by Section 6.2(vii), and (v) with Subsidiaries of Borrower, provide payroll, accounting, legal and similar administrative services and enter into real property leases, intellectual property licenses, intercompany sales of goods and similar transactions, in each case to the extent entered into on an arm's-length basis in the ordinary course of Borrower's business consistent with past practices,
     (b) any Subsidiary of Borrower may extend loans or advances to Borrower in accordance with Section 6.3(vii), and (c) any Unrestricted Subsidiary may extend loans or advances to another Unrestricted Subsidiary and any Restricted Subsidiary may extend loans or advances to another Restricted Subsidi-ary. With respect to any repayment provided for in clause
     (a)(ii) or (iii) above, Borrower shall deliver to Agent not less than three (3) Business Days in advance of any such repayment a certificate of a Responsible Officer indicating whether any repayments of Indebtedness pursuant to Section
     6.13 are to be applied to the repayment of (x) loans or ad-vances made pursuant to either the Foreign Subsidiary Basket or the Domestic Subsidiary Basket or (y) Existing Domestic Loans or Existing Foreign Loans. Set forth on Schedule 6.4 is a list of all such lending, borrowing or other commercial transactions existing or outstanding as of the date hereof.

          6.5. Capital Structure and Business. Except as permitted under Section 5.1, Borrower shall not (and shall not permit any of its Subsidiaries to) (i) make any changes in its business objectives, purposes, or operations which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (ii) except as permitted under Section 6.14, make any change in its capital structure as described on Schedule 3.9 (including, without limitation, the issuance or recapitalization of any shares of Stock or other securities convertible into Stock or any revision of the terms of its outstanding Stock); provided, however, that Borrower may issue shares of its Stock for cash or Cash Equivalents, or (iii) in the case of Borrower or any Material Subsidiary, amend its articles or certificate of incorporation, charter, by-laws or other organizational documents other than any amendment to cure any ambiguity, defect or inconsistency with any other provision therein or to correct or supplement any provision therein which may be inconsistent with any other provision therein, provided that any such amendment shall not adversely affect the interests of Lenders in any material respect. Notwith-standing the foregoing terms of this Section 6.5, Borrower may change its articles of incorporation, by-laws and other organizational documents in order to create one class of Stock to replace or consolidate Borrower's existing Class A and Class B common Stock; provided, however, that any such change may not provide for Restricted Payments, a Change of Control, or other terms which in any such instance could reasonably be expected to cause a Default or Event of Default hereunder or otherwise, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          6.6. Guaranteed Indebtedness.  Except as set forth in
     Schedule 6.6, Borrower shall not (and, except as provided for in Section 6.1(b), shall not permit any of its Subsidiaries
     to) incur any Guaranteed Indebtedness except (i) by endorsement of instruments or items of payment for collection or deposit to the general account of such Person, (ii) for Guaranteed Indebtedness incurred for the benefit of Borrower if the primary obligation is permitted by this Agreement for Borrower to incur (and such Guaranteed Indebtedness shall be treated as a primary obligation for all purposes hereof),
     (iii) for performance bonds, indemnities, product warranties and similar obligations entered into in the ordinary course of business consistent with past practices, (iv) guarantees by Borrower of the obligations of Joint Venture Subsidiaries to the extent permitted by Section 6.2(vii), and
     (v) guarantees by Borrower of Indebtedness of any Subsidiaries of Borrower to the extent Borrower would be permitted to create, incur or assume such Indebtedness hereunder.

          6.7. Liens. Borrower shall not (and shall not permit any of its Subsidiaries to) create or permit to exist any Lien on any of its properties or assets except for
     (i) presently existing or hereafter created Liens in favor of Agent on behalf of Lenders to secure the Obligations;
     (ii) Liens set forth on Schedule 6.7 existing on the date hereof; (iii) Permitted Encumbrances; (iv) purchase money liens or purchase money security interests upon or in Equipment acquired by Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such Equipment or to secure Indebtedness or Capital Lease Obligations in each case to the extent permitted under
     Section 6.3(iii) incurred solely for the purpose of financing the acquisition of such Equipment, so long as such Equipment is not a component, part or accessory installed on, or an accession, addition or attachment to, any other Equipment or other property of Borrower or any Subsidiary thereof (except other Equipment on which a security interest exists under this clause); and (v) extensions, renewals and replacements of Liens referred to in clauses (ii) and (iv) above, provided that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced and does not secure Indebtedness in an amount greater than the amount of the outstanding Indebtedness secured thereby immediately prior to the date of such extension, renewal or replacement.

          6.8. Sale of Assets. Borrower shall not (and shall not permit any of its Subsidiaries to) sell, transfer, convey, assign or otherwise dispose of any of its assets or proper-ties, including, without limitation, any Collateral; provided, however, that the foregoing shall not prohibit
     (i) the sale of Inventory in the ordinary course of business;
     (ii) the sale or disposition of any assets which have become obsolete or surplus to the business of Borrower or any of its Subsidiaries; (iii) completion by Borrower of its divestiture program, including sales or other dispositions of surplus assets, in accordance with Schedule 6.8; (iv) the sale by Borrower of certain assets as described in that certain letter from Borrower to Agent and Lenders, dated December 19, 1995 (the "Side Letter"); (v) the sale by Borrower and its Subsidiaries of assets other than the Collateral for a sale price not less than the Fair Market Value of such assets and for proceeds not to exceed $1,000,000 in the aggregate during any calendar year; and (vi) the sale or exchange of

     Investments received in connection with divestitures to the extent permitted by Section 6.2(v).

          6.9. ERISA. Neither Borrower nor any ERISA Affiliate shall acquire any new ERISA Affiliate that (i) maintains or has an obligation to contribute to a Pension Plan other than a Multiemployer Plan that has an "accumulated funding deficiency," as defined in Section 302 of ERISA; or (ii) has an obligation to contribute to a Multiemployer Plan where its share of any "unfunded vested benefits," as defined in
     Section 4006(a)(3)(E)(iii) of ERISA equals or exceeds $1,000,000. Additionally, neither Borrower nor any ERISA Affiliate shall (i) terminate any Pension Plan that is subject to Title IV of ERISA where such termination could reasonably be anticipated to result in liability to Borrower;
     (ii) permit any accumulated funding deficiency, as defined in
     Section 302(a)(2) of ERISA, to be incurred with respect to any Pension Plan; (iii) fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Plan before such contributions or amounts become delinquent; (iv) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan; or (v) at any time fail to provide Agent and any Lender with copies of any Plan documents or governmental reports or filings, if reasonably requested by Agent or any Lender; such that the liability under any of (i) through (v) above, or any combination thereof, equals or exceeds $1,000,000.

          6.10. Financial Covenants. Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied (and based upon the financial statements delivered hereunder):

               (a) Minimum EBITDA. Borrower shall maintain, for the following periods, minimum EBITDA of not less than:
     (i) $5,000,000 for the Fiscal Quarter ending March 31, 1996,
     (ii) $12,000,000 for the two Fiscal Quarter period ending June 30, 1996 and (iii) $22,000,000 for the three Fiscal Quarter period ending September 30, 1996. Borrower shall maintain for each four Fiscal Quarter period, commencing with the four Fiscal Quarter period ending December 31, 1996, minimum EBITDA for such period of not less than the amount for such period set forth below:

                   Four
               Fiscal Quarter
               Period Ending      Minimum EBITDA

              December 31, 1996         $32,500,000
              March 31, 1997             32,500,000
              June 30, 1997              32,500,000
              September 30, 1997         32,500,000
              December 31, 1997          38,000,000
              March 31, 1998             43,000,000
              June 30, 1998              43,000,000
              September 30, 1998         43,000,000

              December 31, 1998          45,000,000

               (b) Minimum Scott Aviation EBITDA. Borrower shall maintain, for the following periods, minimum EBITDA (calculated for Scott Aviation on a stand-alone basis) of not less than: (i) $4,000,000 for the Fiscal Quarter ending March 31, 1996, (ii) $8,000,000 for the two Fiscal Quarter period ending June 30, 1996 and (iii) $12,000,000 for the three Fiscal Quarter period ending September 30, 1996. Borrower shall maintain for each four Fiscal Quarter period, commencing with the four Fiscal Quarter period ending on December 31, 1996, minimum EBITDA (calculated for Scott Aviation on a stand-alone basis) for such period of not less than the amount for such period set forth below:

                     Four
                 Fiscal Quarter
                 Period Ending          Minimum EBITDA

                 December 31, 1996      $18,000,000
                 March 31, 1997          18,000,000
                 June 30, 1997           18,000,000
                 September 30, 1997      20,000,000
                 December 31, 1997       20,000,000
                 March 31, 1998          20,000,000
                 June 30, 1998           20,000,000
                 September 30, 1998      20,000,000
                 December 31, 1998       20,000,000

               (c) Fixed Charge Coverage Ratio. Borrower shall maintain, for the following periods, a Fixed Charge Coverage Ratio of not less than: (i) 1.0 to 1.0 for the Fiscal Quarter ending March 31, 1996, (ii) 1.0 to 1.0 for the two Fiscal Quarter period ending June 30, 1996 and (iii) 1.0 to
     1.0 for the three Fiscal Quarter period ending September 30, 1996. Borrower shall maintain for each four Fiscal Quarter period, commencing with the four Fiscal Quarter period ending on December 31, 1996, a Fixed Charge Coverage Ratio for such period of not less than the amount for such period set forth below:

                     Four
                 Fiscal Quarter
                 Period Ending          Minimum Ratio

                 December 31, 1996        1.1:1.0
                 March 31, 1997           1.1:1.0
                 June 30, 1997            1.1:1.0
                 September 30, 1997       1.1:1.0
                 December 31, 1997        1.2:1.0
                 March 31, 1998           1.2:1.0
                 June 30, 1998            1.2:1.0
                 September 30, 1998       1.2:1.0
                 December 31, 1998        1.2:1.0

               (d) Minimum Tangible Net Worth. Borrower shall maintain, as at the end of each Fiscal Quarter set forth below, Tangible Net Worth of not less than the amount for such Fiscal Quarter:

               Fiscal Quarter            Minimum
                   Ending             Tangible Net Worth

               December 31, 1995      $24,000,000
               March 31, 1996          27,000,000
               June 30, 1996           30,000,000
               September 30, 1996      33,000,000
               December 31, 1996       36,000,000
               March 31, 1997          40,500,000
               June 30, 1997           45,000,000
               September 30, 1997      49,500,000
               December 31, 1997       54,000,000
               March 31, 1998          60,000,000
               June 30, 1998           66,000,000
               September 30, 1998      72,000,000
               December 31, 1998       79,000,000

               (e) Current Ratio. Borrower shall maintain, as at the end of each Fiscal Quarter set forth below, a ratio of Current Assets to Current Liabilities of not less than the amount for such Fiscal Quarter:

               Fiscal Quarter
                   Ending              Minimum Current Ratio

                March 31, 1996         1.6:1.0
                June 30, 1996          1.6:1.0
                September 30, 1996     1.6:1.0
                December 31, 1996      1.9:1.0
                March 31, 1997         1.9:1.0
                June 30, 1997          1.9:1.0
                September 30, 1997     1.9:1.0
                December 31, 1997      2.2:1.0
                March 31, 1998         2.2:1.0
                June 30, 1998          2.2:1.0
                September 30, 1998     2.2:1.0
                December 31, 1998      2.5:1.0

               (f)  Capital Expenditures.  Borrower and its
     Subsidiaries shall not make aggregate Capital Expenditures (excluding any Capital Expenditures made by Borrower pursuant to Section 5.5 to replace, repair or restore any Property subject to any loss or taking described therein) in any Fiscal Year in excess of $8,000,000. In the event Borrower is not prohibited by any Governmental Authority from building a new headquarters facility in the Chagrin Highlands development as described in Schedule 3.14, and there are no pending or, to Borrower's knowledge, threatened proceedings or litigation which, if adversely determined, could prohibit or limit Borrower's ability to build a new headquarters facility in the Chagrin Highlands development as described in
     Schedule 3.14 (including, without limitation, the Chagrin Highlands litigation described in Schedule 3.14), Borrower may make Capital Expenditures for the purpose of building such headquarters in addition to Capital Expenditures otherwise permitted by this Section 6.10(f) in an aggregate amount not to exceed $5,000,000 during the term of this Agreement.

          6.11. Hazardous Materials. Borrower shall not and shall not knowingly permit any of its Subsidiaries or any other Person to (a) cause or permit a Release of Hazardous Material on, under in or about any Subject Property; (b) use, store, generate, treat or dispose of Hazardous Materials, except in compliance with Environmental Laws; or (c) transport any Hazardous Materials to or from any Subject Property, except in compliance with Environmental Laws.

          6.12. Sale-Leasebacks. Except as set forth on Schedule 6.12, Borrower shall not (and shall not permit any of its Subsidiaries to) engage in any sale-leaseback, synthetic lease or similar transaction involving any of its property or assets; provided, however, that Borrower may enter into any new sale-leaseback, synthetic lease or similar transaction after the date hereof on terms no less favorable to Borrower, Agent or any Lender, as determined by Required Lenders in the case of any such transaction with GE Capital and as deter-

     mined by Agent otherwise, than those of the sale-leaseback transactions listed on Schedule 6.12, including, without limitation, with respect to lease payments, lease term, covenants, events of default and remedies, provided that Borrower shall be in compliance with Section 6.3(iii) after giving effect to any such transaction.

          6.13. Cancellation of Indebtedness; Amendments. Except as permitted under Section 5.7 or Section 6.1, Borrower shall not (and shall not permit any of its Subsidiaries to) cancel any claim or Indebtedness owing to it, except for reasonable consideration and in the ordinary course of its business, or voluntarily prepay, redeem, purchase, retire, defease, or make any sinking fund payment or similar payment in respect of, any Indebtedness (other than the Obligations), except for
     (i) regularly scheduled payments of Indebtedness as in effect on the date hereof, (ii) prepayments in respect of personal property leases in connection with the sale of the equipment subject to such leases pursuant to Section 6.8, (iii) repay-ments, prepayments, redemptions, retirements, defeasances or open market purchases of Indebtedness to the extent there is availability under the Repayment/Acquisition Basket, provided that (x) no Event of Default exists and is continuing or would exist by reason of any such repayment, prepayment, redemption, retirement defeasance or purchase, and
     (y) Borrower shall have delivered to Agent not less than three (3) Business Days in advance of such transaction (or such lesser period as may be acceptable to Agent) a certificate of a Responsible Officer as to the calculation of the Repayment/Acquisition Basket, and (iv) the cancellation, conversion, sale and exchange of Investments obtained by Borrower as a result of divestitures permitted under Section 6.8, pursuant to such discounts and other terms as Borrower may reasonably deem beneficial for the purpose of enhancing liquidity as evidenced by a certificate of a Responsible Officer delivered to Agent not less than three (3) Business Days prior to any such transaction indicating that the liquidity conditions contained in this Section 6.13(iv) shall have been satisfied; provided, however, that to the extent the proceeds of any such cancellation, conversion, sale or exchange represent Net Proceeds, such Net Proceeds shall be applied in accordance with Section 6.8. Borrower shall not amend the Senior Note Indenture or Subordinated Indenture without the prior written consent of Required Lenders.

          6.14. Restricted Payments.  Except as permitted under
     Section 6.4, Borrower shall not make any Restricted Payment to any Person and Borrower shall not permit any of its Subsidiaries to make any Restricted Payment other than to Borrower or to a wholly-owned Subsidiary of Borrower which owns the Stock of such Subsidiary; provided, however, that Borrower may (a) make repurchases of its Stock pursuant to the Restricted Stock Plan and the Key Employees Stock Option Plan, (b) make repurchases of its Stock in an aggregate amount not to exceed $2,000,000 during the term of this Agreement, provided that in the case of either clause (a) or
     (b) of this Section 6.14, no Default or Event of Default exists and is continuing or would exist by reason of any such repurchase, and (c) make repurchases of its Stock and/or pay cash dividends, provided that in the case of clause (c)
     (i) Borrower's Tangible Net Worth shall exceed $75 million after giving effect to any such repurchase or dividend,
     (ii) any such repurchases and/or dividend payments shall not in the aggregate exceed 50% of the cumulative Net Income for the period commencing January 1, 1996 and ending on the last day of the last full Fiscal Quarter ending immediately preceding the date of such repurchase or dividend (as reduced by the amount of any repurchases or cash dividends previously paid pursuant to this Section 6.14), (iii) no Default or Event of Default exists and is continuing or would exist by reason of any such repurchase or dividend, and (iv) after giving effect to any such repurchase or dividend Borrower will be in compliance with Section 6.10 as if such repurchase or dividend had occurred prior to the end of the last full Fiscal Quarter ending immediately preceding the date of such repurchase or dividend as evidenced by a certificate of a Responsible Officer delivered to Agent not less than three
     (3) Business Days prior to such transaction indicating that the conditions contained in this Section 6.14(iv) shall have been satisfied.

          6.15. Operating Leases.  Except as permitted under
     Section 6.12 and Section 6.13, Borrower shall not (and shall not permit any of its Subsidiaries to) (i) cancel (by amendment, modification or otherwise) any lease of personal property with aggregate annual base rent in excess of $3,000,000 which is not a Capital Lease without the prior written consent of Required Lenders, (ii) renew (by amendment, modification or otherwise) any lease of personal property with aggregate annual base rent in excess of $3,000,000 which is not a Capital Lease without the prior written consent of Required Lenders, other than renewals of existing personal property leases which are not Capital Leases upon substantially the same terms as are in effect on the Closing Date, or (iii) enter into any lease of personal property with aggregate annual base rent in excess of $1,000,000 which is not a Capital Lease without the prior written consent of Required Lenders.

          6.16. Blocked Accounts. Borrower shall not permit collections from Scott Aviation, the Snorkel Division or the Taylor Division to be deposited in any account other than the Blocked Accounts identified on Schedule 3.19 or any other account with respect to which Borrower has delivered to Agent an effective Blocked Account Agreement.

          6.17. No Speculative Transactions. Borrower shall not (and shall not permit any of its Subsidiaries to) engage in any speculative transaction or any transaction involving commodity options or futures contracts (other than in the ordinary course of business consistent with past practice and interest rate swap, cap or collar agreements relating to the Revolving Credit Advances).

          6.18. Margin Regulations. Borrower shall not use or permit any proceeds of any Revolving Credit Advance or Letter of Credit Obligation to be used to purchase or carry any Margin Stock or any equity security of a class which is registered pursuant to Section 12 of the Exchange Act.

          6.19. Limitation on Negative Pledge Clauses. Except as set forth on Schedule 6.19, Borrower shall not (and shall not permit any of its Subsidiaries to), directly or indirectly, enter into any agreement with any Person other than Agent or Lenders pursuant to a Loan Document which prohibits or limits the ability of Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any Collateral or on any other material property, assets or revenues, whether now owned or hereafter acquired.

          6.20. Accounting Changes; Fiscal Year. Borrower shall not (and shall not permit any of its Subsidiaries to) make, any significant change in accounting treatment and reporting practices except for changes concurred in by Borrower's independent public accountants. Borrower shall not (and shall not permit any of its Subsidiaries to) change its Fiscal Year.


     7.   TERM

          7.1. Duration. The financing arrangement contemplated hereby shall be in effect until the Commitment Termination Date. On the Commitment Termination Date, the Maximum Revolving Credit Commitment shall terminate and the Revolving Credit Loan and all other Obligations shall immediately become due and payable in full, in cash.

          7.2. Survival of Obligations. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the Obligations, duties, indemnities, and liabilities of any Loan Party, or the rights of Agent or any Lender relating to any Obligations, due or not due, liquida-ted, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and repre-sentations of or binding upon any Loan Party, and all rights of Agent and each Lender, all as contained in the Loan Documents shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been indefeasibly paid in full in accordance with the terms of the agreements creating such Obligations.


     8.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES

          8.1. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

               (a) Borrower shall fail to make any payment in respect of any Obligations hereunder or under any of the other Loan Documents when due and payable or declared due and payable, including, without limitation, any payment of principal of, or interest on, the Revolving Credit Loan.

               (b) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 1.7, Section
     4.1 or Section 6, including, without limitation, any of the provisions set forth on Annex B or Annex D.

               (c)  Any Loan Party shall fail or neglect to
     perform, keep or observe any term or provision of this Agreement (other than any such term or provision referred to in paragraph (a) or (b) above) or of any of the other Loan Documents to which such Loan Party is a party, and the same shall remain unremedied for a period ending on the first to occur of ten (10) days after Borrower shall receive written notice of any such failure from Agent or any Lender or thirty
     (30) days after Borrower shall become aware thereof.

               (d)  A default shall occur under any other
     agreement, document or instrument to which Borrower or any Material Subsidiary is a party or by which any such Person or its property is bound, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due beyond any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of such Person in an aggregate amount exceeding $5,000,000 or
     (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof in an aggregate amount exceeding $5,000,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

               (e) Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, any report, financial statement or certificate made or delivered to Agent or any Lender by any Loan Party shall be untrue or incorrect as of the date when made or deemed made (including those made or deemed made pursuant to Section 2.2).

               (f) Any of the assets of Borrower, any Significant Subsidiary or any Material Subsidiary shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower, such Significant Subsidiary or such Material Subsidiary and shall remain unstayed or undismissed for sixty
     (60) consecutive days; or any Person other than Borrower, any Significant Subsidiary or any Material Subsidiary, as the case may be, shall apply for the appointment of a receiver, trustee or custodian for Borrower's, such Significant Subsidiary's or such Material Subsidiary's assets and shall remain unstayed or undismissed for sixty (60) consecutive days; or Borrower, any Significant Subsidiary or any Material Subsidiary shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

               (g) A case or proceeding shall have been commenced against Borrower, any Significant Subsidiary or any Material Subsidiary in a court having competent jurisdiction seeking a decree or order (i) under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower, such Significant Subsidiary or such Material Subsidiary or of any substantial part of its properties, or (iii) ordering the winding up or liquidation of the affairs of Borrower, such Significant Subsidiary or such Material Subsidiary and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

               (h) Borrower, any Significant Subsidiary or any Material Subsidiary shall (i) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower, such Significant Subsidiary or such Material Subsidiary or of any substantial part of Borrower's, such Significant Subsidiary's or such Material Subsidiary's properties,

     (iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action.

               (i)  Final judgment or judgments (after the
     expiration of all times to appeal therefrom) for the payment of money in excess of $2,500,000 in the aggregate (and as to which an insurer satisfactory to Required Lenders has not acknowledged liability in writing) shall be rendered against any Loan Party, unless the same shall be vacated, stayed, bonded, paid or discharged within a period of thirty (30) days from the date of such judgment.

               (j) There shall occur any Material Adverse Effect since the date hereof which shall not have been cured (or waived by Required Lenders) within ten days of notice thereof from Agent to Borrower.

               (k) Any provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms against any Loan Party or any such party shall so state in writing; or any Lien created under any Collateral Document shall cease to be a valid and perfected Lien having the first priority in any of the Collateral purported to be covered thereby.

               (l)  There shall occur a Change of Control.

               (m) There shall occur any "Event of Default" under and as defined in the Senior Note Indenture or the Subordinated Indenture.

               (n) An event or condition specified in Section 6.9 hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions not shown on Schedule 3.13, Borrower, any Subsidiary thereof or any ERISA Affiliate shall incur or in the opinion of Required Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan, PBGC or any Person (or any combination of the foregoing) which equals or exceeds $1,000,000 in the aggregate.

          8.2. Remedies. If any Default shall have occurred and be continuing, the rate of interest applicable to the Revolving Credit Loan and the fees payable in connection with the Letter of Credit Obligations may, at Required Lenders' sole discretion, be increased, effective upon notice of such increase to Borrower from Agent on behalf of Required Lenders, to the Default Rate as provided in Section 1.4(c) or, in the case of Letter of Credit Obligations, increased by 2% per annum. If any Event of Default shall have occurred and be continuing Agent may, or shall with the consent of Required Lenders, without notice, take any one or more of the following actions: (a) terminate the Maximum Revolving Credit Commitment whereupon Lenders' obligation to make further Revolving Credit Advances and Agent's or the Issuing Bank's, as the case may be, obligation to incur Letter of

     Credit Obligations shall terminate; or (b) declare all or any portion of the Obligations to be forthwith due and payable, including any contingent liabilities with respect to Letter of Credit Obligations, whereupon such Obligations shall become and be due and payable; (c) require that all Letter of Credit Obligations be fully cash collateralized in accordance with the terms of Annex F; or (d) exercise any rights and remedies provided to Agent or Lenders under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Section 8.1(f), (g) or (h), the rate of interest applicable to all Obligations shall be increased automatically to the Default Rate as provided in Section 1.4(c) and the fees payable in connection with the Letter of Credit Obligations shall be increased by 2% per annum, and the Maximum Revolving Credit Commitment shall immediately terminate and the Obligations shall become immediately due and payable, in each case, without declaration, notice or demand by any Person.

          8.3. Waivers by Borrower. Except as otherwise provided for in this Agreement and applicable law to the full extent permitted by applicable law, Borrower waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, notes, commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or any Lender on which Borrower may in any way be liable, and Borrower hereby ratifies and confirms whatever Agent or any Lender may do in this regard, (ii) all rights to notice and a hearing prior to Agent's or Lenders' taking possession or control of, or to Agent's or Lenders' replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent or Lenders to exercise any of their remedies, and (iii) the benefit of any right of redemption and all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions contemplated by this Agreement and the other Loan Documents.


     9.   AGENT

          9.1. Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes GE Capital to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Agent (which term as used in this sentence and in Section 9.5 and the first sentence of Section 9.6 hereof shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents):
     (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan

     Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender;
     (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Loan Party or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document;
     (d) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any Revolving Credit Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Agent.

          9.2. Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by Required Lenders or all Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

          9.3. Defaults. Agent shall not be deemed to have know-ledge or notice of the occurrence of a Default (other than the non-payment of principal of or interest on Revolving Credit Advances or of Fees) unless Agent has received notice from a Lender or Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that Agent receives such a notice of the occurrence of a Default, Agent shall give prompt notice thereof to Lenders (and shall give each Lender prompt notice of each such non-payment). Agent shall (subject to Section 9.7) take such action with respect to such Default as shall be directed by Required Lenders; provided, however, that, unless and until Agent
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
     shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of Required Lenders or all Lenders as is required in such circumstance.

          9.4. Rights as a Lender. With respect to its Revolving Credit Commitment and the Revolving Credit Advances made by it, GE Capital (and any successor acting as Agent) in the event it shall become a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity. GE Capital (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with the Loan Parties (and any of their Subsidiaries or Affiliates) as if it were not acting as Agent, and GE Capital and its affiliates may accept fees and other consideration from the Loan Parties for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

          9.5. Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower hereunder and without limiting the obligations of Borrower hereunder) ratably in accordance with the aggregate principal amount of the Revolving Credit Advances held by Lenders (or, if no Revolving Credit Advances are at the time outstanding, ratably in accordance with their respective Revolving Credit Commitments), for any and all Claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that Borrower is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise solely from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.

          9.6. Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate
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
     at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. Agent shall not be required to keep itself informed as to the performance or observance by any Loan Party of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any of its Subsidiaries. Agent will use reasonable efforts to provide Lenders with any information received by Agent from Borrower which is required to be provided to Lenders hereunder, with any notice of a Default received by Agent from Borrower and with any notice of a Default delivered by Agent to Borrower; provided, however, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Agent's gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower or any of its Subsidiaries (or any of their affiliates) that may come into the possession of Agent or any of its affiliates nor to update or correct any information previously given which becomes incorrect or which Agent learns is incorrect.

          9.7. Failure to Act. Except for action expressly required of Agent hereunder and under the other Loan Docu-ments, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 9.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

          9.8. Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving notice thereof to Lenders and Borrower. Upon any such resignation Required Lenders shall have the right to appoint a successor Agent, which (as long as no Event of Default has occurred and is continuing) shall be subject to the prior approval of Borrower (which approval shall not be unreasonably denied or delayed). If no successor Agent shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent, that shall be a financial institution with a combined capital and surplus or net worth of at least $200,000,000, which (as long as no Event of Default has occurred and is continuing) shall be subject to the prior approval of Borrower (which approval shall not be unreasonably denied or delayed). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged
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
     from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

          9.9. Consents under Loan Documents. Except as otherwise provided in Section 11.1 with respect to this Agreement, Agent may, with the prior consent of Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents; provided, however, that, without the prior consent of each Lender, Agent shall not (except as provided herein or in the Collateral Documents) release any Collateral or otherwise terminate any Lien under any Collateral Document, or agree to additional obligations being secured by such Collateral, except that no such consent shall be required, and Agent is hereby authorized, to release any Lien covering Collateral (i) which is the subject of a disposition permitted hereunder,
     (ii) which secures Indebtedness to the extent permitted under
     Section 6.3, (iii) to which Required Lenders have consented (except as otherwise provided in Section 11.1) or (iv) the value of which does not exceed $5,000,000 in any Fiscal Year.

          9.10.     Collateral Matters.

               (a) Except as otherwise expressly provided for in this Agreement, Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Borrowing Base, or whether any particular reserves are appropriate, or that the Liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender, other than liability for its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

               (b) Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders' security interest in assets which, in accordance with Article 9 of the Code can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof and, promptly upon Agent's request therefor, shall deliver such Collateral to
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
     Agent or in accordance with Agent's instructions.


     10.  SUCCESSORS AND ASSIGNS

          10.1. Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, Agent, Lenders, and their respective successors and assigns, including a debtor in possession acting on behalf of any such Person, except as otherwise provided herein or therein. Borrower may not assign, delegate, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the Loan Documents without the prior express written consent of Agent and all Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without such prior express written consent shall be void. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of Borrower, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents.

          10.2.  Assignments and Participations.

               (a)  Each Lender may assign and grant
     participations in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a part of its Revolving Credit Advances, its Revolving Credit Commitment and its Revolving Credit
     Note) to an Affiliate or to any other Person; provided, however, that any such disposition (other than a participation pursuant to Section 10.2(c), or a disposition of any type to another Lender or an Affiliate of a Lender) shall be subject to the consent of Agent and, if no Event of Default shall have occurred and be continuing, the consent of Borrower, which consent of Borrower shall not be unreasonably withheld, denied or delayed.

               (b) In the case of an assignment by a Lender under this Section 10.2, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder; provided, however, that (i) any such partial assignment shall be at least
     (x) $7,500,000 in the case of the initial partial assignment in the event such assignee is not a Lender and (y) in multiples of $1,000,000 in the event such assignee is a Lender; and (ii) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and the assignment shall cover the same percentage of the assigning Lender's Revolving Credit Advances, Revolving Credit Commitment and Letter of Credit Obligations; and, provided, further, that no Lender shall hold a Revolving Credit Commitment of less than $7,500,000 after giving effect to any such assignment. Upon execution by the assignor and the assignee of an instrument pursuant to which the assignee assumes such rights and obligations, payment by such assignee to such assignor of an amount equal to the purchase price agreed between such assignor and such assignee and delivery to Agent and Borrower of an executed copy of such instrument together with payment to Agent of a processing fee of $3,500, such assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would have if it were a Lender hereunder and the assignor shall be, to the extent of such assignment (unless otherwise provided therein) released from its obligations under this Agreement. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender." In all instances, each Lender's liability to make Revolving Credit Advances shall be several and not joint and shall be limited to such Lender's pro rata share thereof. Upon any such assignment, Borrower, at its own expense, shall execute and deliver to Agent in exchange for the surrendered Revolving Credit Note of the assignor Lender a new Revolving Credit Note to the order of the assignee Lender in an amount equal to the Revolving Credit Commitment assumed by such assignee Lender and if the assignor Lender has retained a Revolving Credit Commitment hereunder a new Revolving Credit Note to the order of the assignor Lender in an amount equal to such retained Revolving Credit Commitment. Such new Revolving Credit Notes shall be dated the Closing Date and shall other-wise be in the form of the Revolving Credit Note replaced thereby. The Revolving Credit Notes surrendered to Agent shall be returned by Agent to Borrower marked "cancelled".

               (c) Subject to Section 10.2(a), each Lender may sell participations in all or any part of its Revolving Credit Advances and its Revolving Credit Commitment; provided that (a) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation and the participating Lender shall remain a "Lender" for all purposes under this Agreement, (b) any such grant of a participation will be made in compliance with all applicable state or federal laws, rules, and regulations, (c) any such participation shall be divided pro rata among the participating Lender's share of the Revolving Credit Loan and the Letter of Credit Obligations, and (d) such Lender shall not grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or the Loan Documents, except to the extent such amendment or waiver would (i) extend the maturity date for payment of the Revolving Credit Loan in which such participant is participating; (ii) reduce the interest rate or the amount of principal or Fees applicable to the Revolving Credit Loan in which such participant is participating, other than as a result of waiving the applicability of any post-default increase in interest rates or Fees; or (iii) release all or substantially all of the Collateral, except as expressly provided herein. In those cases in which a Lender grants rights to its participants to approve any amendment to or waiver of this Agreement or the other Loan Documents respecting the matters described in the foregoing clauses (i) through (iii), and any such participant does not consent to any such amendment, such Lender shall have the right to repurchase the participation of such participant at a repurchase price equal to the face amount of such participation. In the case of any participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents entered into in connection herewith (the participant's right against such Lender in respect of such participation to be those set forth in the participation or other agreement executed by such Lender and the participant relating thereto) and all amounts payable to any Lender hereunder shall be determined as if such Lender had not sold such participation.

               (d) Except as otherwise provided in this Section 10.2, no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of Revolving Credit Advances or other Obligations owed to such Lender.
     Any Lender permitted to sell assignments and participations under this Section 10.2 may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants).

               (e) Borrower shall assist any Lender permitted to sell assignments or participations under this Section 10.2 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation and delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings with, potential assignees or participants. Borrower shall certify, to the extent it is reasonably able to, the correctness, completeness and accuracy of all descriptions of Borrower and its affairs contained in any selling materials and all information provided by it and included in such materials.


     11.  MISCELLANEOUS

          11.1. Complete Agreement; Modification of Agreement. The Loan Documents, the Fee Letter and the Side Letter constitute the complete agreement between the parties with respect to the subject matter thereof and supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied). Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Required Lenders; provided, however, that no such change, waiver, discharge or termination shall, without the consent of each affected Lender and Agent, (i) extend the scheduled final maturity of any Revolving Credit Advance, or any
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
     portion thereof, or reduce the rate or extend the time of payment of interest thereon or fees (other than as a result of waiving the applicability of any post-default increase in interest rates or Fees) or reduce the principal amount thereof, or increase the advance rate percentages contained in the term "Borrowing Base", or increase the Revolving Credit Commitment of such Lender over the amount thereof then in effect (it being understood that a waiver of any Default shall not constitute a change in the terms of any Revolving Credit Commitment of any Lender), (ii) release all or substantially all of the Collateral (except as expressly permitted by the Loan Documents), (iii) amend, modify or waive any provision of this Section, or Section 1.9, 1.15, 9.5, 11.2 or 11.7, (iv) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders or
     (v) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement. No provision of Section 9 may be amended without the prior written consent of Agent.

          11.2.  Fees and Expenses.

               (a) Borrower shall pay on demand all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) of Agent in connection with the preparation, negotiation, approval, execution, delivery, modification, amendment, waiver and enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, and commitments relating thereto, and the other documents to be delivered hereunder or thereunder and the transactions contemplated hereby and thereby and the fulfillment or attempted fulfillment of conditions precedent hereunder, including, without limitation: (i) wire transfer fees and other costs of forwarding to Borrower or any other Person on behalf of Borrower by Agent and each Lender of the proceeds of Revolving Credit Advances, to the extent such fees and costs are typical for such transactions; (ii) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents or advice in connection with the administration of the advances made pursuant hereto or its rights hereunder or thereunder; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreements to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Agent and Lenders by virtue of the Loan Documents; (iv) any attempt to enforce any rights of Agent or Lenders against Borrower or any other Person that may be obligated to Agent or Lenders by virtue of any of the Loan Documents; or (v) after the occurrence and during the continuance of any Default, any effort to (A) evaluate, observe, assess Borrower or its affairs, or (B) verify, protect, evaluate, assess, appraise, collect, sell, liquidate
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
     or otherwise dispose of the Collateral.

               (b) Borrower shall pay on demand all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) of (i) Agent in connection with any Default,
     (ii) Agent and Lenders in connection with any enforcement or collection proceedings resulting therefrom or (iii) Agent in connection with any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents in connection with any Default.

               (c)  Without limiting the generality of clauses
     (a) and (b) above, Borrower's obligation to reimburse Agent and/or any Lender for costs and expenses shall include the reasonable fees and expenses of counsel (and local, foreign or special counsel, advisors, consultants and auditors retained by such counsel), accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; expenses for travel, lodging and food; and all other out-of-pocket costs and expenses of every type and nature paid or incurred in connection with the performance of such legal or other advisory services.

               (d) Agent shall be entitled to order and receive, at Borrower's expense, (i) one appraisal of Borrower's Equipment and machinery each calendar year and (ii) a new appraisal with respect to any new Equipment or machinery prior to the inclusion of such Equipment or machinery as Eligible Equipment; provided, however, that if an Event of Default shall have occurred and be continuing, Agent shall be entitled to order and receive more frequent appraisals of Borrower's Equipment and machinery at Borrower's expense.

          11.3. No Waiver. No failure on the part of Agent or Lenders, at any time or times, to require strict performance by any Loan Party, of any provision of this Agreement and any of the other Loan Documents shall waive, affect or diminish any right of Agent or Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver of a Default shall not suspend, waive or affect any other Default whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and represen-tations of any Loan Party contained in this Agreement or any of the other Loan Documents and no Default by any Loan Party shall be deemed to have been suspended or waived by Lenders, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and Required Lenders or all Lenders if required hereunder and directed to Borrower specifying such suspension or waiver.

          11.4. Remedies. The rights and remedies of Agent and Lenders under this Agreement shall be cumulative and non-
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
     exclusive of any other rights and remedies which Agent or any Lender may have under any other agreement, including, without limitation, the Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

          11.5. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          11.6. Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provisions contained in this Agreement shall govern and control.

          11.7. Right of Set-off. Subject to Section 1.1(f), upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the Obligations now or hereafter existing irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be unmatured. Each Lender agrees promptly to notify Agent and Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

          11.8. Authorized Signature. Until Agent shall be notified by Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto and believed by Agent or any of Agent's officers, agents, or employees to be that of an officer or duly authorized representative of Borrower listed on Schedule 11.8 shall bind Borrower and be deemed to be the act of Borrower affixed pursuant to and in accordance with resolutions duly adopted by Borrower's Board of Directors, and Agent and each Lender shall be entitled to assume the authority of each signature and authority of the person whose signature it is or appears to be unless the person acting in reliance of such signature shall have actual knowledge of the fact that such signature is false or the person whose signature or purported signature is presented is without authority.

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          11.9.  GOVERNING LAW.  EXCEPT AS OTHERWISE
     EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN
     ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION,
     VALIDITY AND PERFORM ANCE, THIS AGREEMENT AND THE
     OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY,
     AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE
     LAWS OF THE STATE OF NEW YORK,   APPLICABLE TO
     CONTRACTS MADE AND PERFORMED IN SUCH STATE, AND ANY
     APPLICABLE LAWS OF THE UNITED STATES OF AMERICA
     WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES
     THEREOF.  BORROWER HEREBY CONSENTS AND AGREES THAT
     THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK CITY
     SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND
     DETERMINE ANY CLAIMS OR DISPUTES PERTAINING TO THIS
     AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO
     ANY MATTER ARISING OUT OF OR RELATED TO THIS
     AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS;
     PROVIDED, HOWEVER, THAT LENDER AND BORROWER
     ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS
     MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF
     NEW YORK CITY; AND, PROVIDED, FURTHER, THAT NOTHING IN
     THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO
     PRECLUDE AGENT OR ANY LENDER FROM BRINGING SUIT OR
     TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION
     TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE
     COLLATERAL OR ANY OTHER SECURITY FOR THE
     OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT
     ORDER IN FAVOR OF AGENT OR ANY LENDER. BORROWER
     EXPRESSLY SUBMITS AND  CONSENTS IN ADVANCE TO SUCH
     JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY
     SUCH COURT, AND BORROWER HEREBY WAIVES ANY
     OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK
     OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM
     NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING
     OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED
     APPROPRIATE BY SUCH COURT.  BORROWER HEREBY WAIVES
     PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND
     OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND
     AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND
     OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED
     MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH
     ON SCHEDULE 11.10 AND THAT SERVICE SO MADE SHALL BE
     DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S
     ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT
     IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

          11.10. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (i) upon the earlier of actual receipt and three (3) days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10, (iii) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or
     (iv) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower, Agent or any Lender) designated below to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

               (a)  If to Agent, as a Lender or as Agent, at:

                    General Electric Capital Corporation
                    201 High Ridge Road
                    Stamford, Connecticut 06927-5100
                    Attention:  Account Manager - Figgie
                                International Inc.
                    Telecopy No.:  (203) 316-7893

                    With copies to:

                    GE Capital Commercial Finance, Inc.
                    201 High Ridge Road
                    Stamford, Connecticut 06927-5100
                    Attention:  Commercial Finance
                                  - Legal Department
                    Telecopy No.:  (203) 316-7889

                    and

                    Weil, Gotshal & Manges
                    767 Fifth Avenue
                    New York, New York  10153
                    Attention:  Ted S. Waksman, Esq.
                    Telecopy No.:  (212) 310-8007

               (b) If to another Lender, at its address set forth under its signature below or in the instrument of assignment delivered to Agent at the time it becomes a Lender.

               (c)  If to Borrower, at:

                    Figgie International Inc.
                    4420 Sherwin Road
                    Willoughby, Ohio  44094
                    Attention:  Chief Financial Officer
                    Telecopy No.:  (216) 951-1724

                    With copies to:

                    Figgie International Inc.
                    4420 Sherwin Road
                    Willoughby, Ohio  44094
                    Attention:  General Counsel
                    Telecopy No.:  (216) 951-1724

                    and

                    Calfee, Halter & Griswold
                    1400 McDonald Investment Center
                    800 Superior Avenue
                    Cleveland, Ohio 44114-2688
                    Attention:  Lawrence N. Schultz, Esq.
                    Telecopy No.:   (216) 241-0816

          11.11. Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

          11.12. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

          11.13. Time of the Essence. Time is of the essence of this Agreement and each of the other Loan Documents.

          11.14.  WAIVER OF JURY TRIAL.  BECAUSE DISPUTES
     ARISING IN CONNECTION WITH COMPLEX FINANCIAL
     TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY
     RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND
     THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO
     APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES
     DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE
     APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE
     THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL
     SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE
     ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR
     PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER
     IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF,
     CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS
     AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR
     THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          11.15. Press Releases; Publicity. Borrower shall not and shall not permit any of its Affiliates to issue any press release or other public disclosure using the name of GE Capital or any of its Affiliates or referring to this Agreement or any of the other Loan Documents without the prior written consent of GE Capital unless Borrower or any of its Affiliates is required to do so under applicable law and then, in any event, Borrower or such Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Agent or any Lender may publish a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement with the prior written consent of Borrower, which consent shall not be unreasonably withheld or delayed.

               IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

                                   FIGGIE INTERNATIONAL INC.

                                   By________________________
                                   Name:
                                   Title:

                                   GENERAL ELECTRIC CAPITAL
                                   CORPORATION, as AGENT

                                   By_________________________
                                   Name:
                                   Title:

                                   Lenders:

     Revolving Credit Commitment   GENERAL ELECTRIC CAPITAL
       $75,000,000                 CORPORATION


                                   By ________________________
                                   Name:
                                   Title:

                                ANNEX A
                                   to
                            CREDIT AGREEMENT

                      Dated as of December 19, 1995


                               DEFINITIONS


     In addition to the defined terms appearing below, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used in this Agreement

               "Account Debtor" shall mean any Person who may become obligated to Borrower under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles.

               "Accounts" shall mean all "accounts," as such term is defined in the Code, now owned or hereafter acquired by Borrower and, in any event, including, without limitation,
     (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper, documents or instruments) now owned or hereafter received or acquired by or belonging or owing to Borrower, whether arising out of goods sold or services rendered by it or from any other transaction (including, without limitation, any such obligations which may be characterized as an account or contract right under the Code), (b) all of Borrower's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, (c) all of Borrower's rights to any goods represented by any of the foregoing (including, without limitation, unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to Borrower under all purchase orders and contracts for the sale or lease of goods or the performance of services or both by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower) now or hereafter in existence, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

               "Adjustment Certificate" shall have the meaning assigned thereto in Section 1.4(a).

               "Advance" shall mean a Revolving Credit Advance.

               "Advance Date" shall have the meaning assigned to it in Section 1.11.

               "Affiliate" shall mean, with respect to any Person,

     (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person's officers, directors, joint ventures and partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

               "Agent" has the meaning assigned to it in the first paragraph of this Agreement.

               "Aggregate Purchase Price" shall mean the amount of consideration including, without limitation, cash, Cash Equivalents, notes, Stock, other securities and the assumption of liabilities (valued, if not in a quantifiable amount, at the maximum amount reasonably ascertainable by Borrower), paid by Borrower in connection with an acquisition permitted under Section 6.1; provided, however, that any such notes, Stock or other securities shall be valued at Fair Market Value.

               "Agreement" shall mean this Credit Agreement to which this Annex A is attached and of which it forms a part including all Annexes, Schedules, and Exhibits attached or otherwise identified thereto, restatements and modifications and supplements hereto and any appendices, attachments, exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative; provided, however, that any reference to the Schedules to this Agreement shall be deemed a reference to the Schedules as in effect on the Closing Date or in a written amendment thereto executed by Borrower and Agent.

               "Applicable Margin" shall mean (i) with respect to Index Rate Advances, 0% per annum and (ii) with respect to LIBO Rate Advances, 2.5% per annum, as such Applicable Margin for LIBO Rate Advances may be adjusted pursuant to Section 1.4.

               "Blocked Accounts" shall have the meaning assigned thereto in Annex B.

               "Blocked Account Agreements" shall have the meaning assigned to it in Annex B.

               "Borrower" shall mean Figgie International Inc., a
     Delaware corporation.

               "Borrower Pledge Agreement" shall mean the Pledge
     Agreement, substantially in the form of Exhibit E, made by Borrower in favor of Agent, as from time to time amended, supplemented or modified.

               "Borrower Security Agreement" shall mean the Security Agreement, substantially in the form of Exhibit D, between Agent and Borrower, as from time to time amended, supplemented or modified.

               "Borrowing Availability" shall mean, at any time,
     (a) with respect to the Revolving Credit Loan, the lesser of
     (i) the Maximum Revolving Credit Commitment less the outstanding Letter of Credit Obligations and (ii) the Borrowing Base, and (b) with respect to Letter of Credit Obligations, an amount not to exceed the lesser of
     (i) $60,000,000, as such amount may be reduced pursuant to
     Section 1.2(d), and (ii) the Maximum Revolving Credit Commitment less the outstanding Revolving Credit Loan, provided that the Borrowing Base less the outstanding Revolving Credit Loan shall not be a negative number.

               "Borrowing Base" shall mean, at any time, an amount determined by Agent to be equal to the sum at such time of:

               (a)  up to eighty-five percent (85%) of Eligible
     Accounts;

               (b)  up to sixty percent (60%) of Eligible
     Inventory valued on a first-in, first-out basis (at the lower of cost or market); and

               (c)  up to seventy percent (70%) of Eligible
     Equipment; provided, however, that the amount contributed pursuant to this clause (c) shall not exceed $20,000,000;

     less (i) the Letter of Credit Reserve and (ii) any other reserves as Agent may determine from time to time.

               "Borrowing Base Certificate" shall mean a certifi-cate in the form attached hereto as Exhibit B-1.

               "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in New York City and, if the applicable Business Day relates to a LIBO Rate Advance, a day on which dealings are also carried on in the London interbank market.

               "CAFIG Mortgage" shall mean the Trust Indenture and Security Agreement, dated as of September 15, 1989, made by CAFIG Inc. in favor of U.S. Trust Company of California,
     N.A., as in effect on the date hereof.

               "Capital Expenditures" shall mean all payments or accruals for any fixed assets or improvements or for replacements, substitutions or additions thereto and that are required to be capitalized under GAAP; provided, however, that "Capital Expenditures" shall not mean or include payments or accruals for purchases of assets leased under the GE Capital Equipment Lease Agreements listed in Schedule 6.12 to the extent (i) purchased for resale or (ii) constituting miscellaneous tooling and fixtures purchased in an aggregate amount up to $1,000,000.

               "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than, in the case of Borrower, any such lease under which Borrower is the lessor.

               "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

               "Cash Collateral Account" shall have the meaning assigned thereto in Annex F.

               "Cash Equivalents" shall mean, (i) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof and backed by the full faith and credit of the United States, (ii) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers' acceptances of any domestic commercial bank having capital and surplus in excess of $500,000,000 having maturities of 90 days or less from the date of acquisition, and (iii) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Services, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

               "Change of Control" shall mean: (i)(x) any Person or any Persons acting together that would constitute a "group" (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) 50% or more of the Voting Stock of Borrower; or (y) during any period of two consecutive years, individuals who at the beginning of such period constitute Borrower's Board of Directors (together with any new Director whose election by Borrower's Board of Directors or whose nomination for election by Borrower's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least two-thirds of the Directors then in office; or (ii) the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) by Harold Figgie or any Group which includes Harold

     Figgie at any time of more than 30% of the Voting Stock of Borrower.

               "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including, without limitation, taxes owed to PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) the employees, payroll, income or gross receipts of any Loan Party, (iv) any Loan Party's ownership or use of any of its assets, or
     (v) any other aspect of any Loan Party's business.

               "Chattel Paper" shall mean any "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located.

               "CIT" shall mean The CIT Group/Commercial Services,
     Inc.

               "CIT Facility" shall mean the Revolving Credit
     Agreement, dated as of July 8, 1995, between CIT and Borrower, as amended.

               "Claim" shall have the meaning assigned to it in
     Section 1.15.

               "Closing Date" shall mean the Business Day on which the conditions precedent set forth in Section 2 have been satisfied or waived and either the initial Revolving Credit
     Advance has been made or the initial Letter of Credit
     Obligation has been incurred.

               "Code" shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provi-sions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

               "Collateral" shall mean the property covered by the Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent or Lenders to secure the Obligations.

               "Collateral Documents" shall mean the Borrower Security Agreement, the Blocked Account Agreements, the Borrower Pledge Agreement and, if and when entered into after the date hereof, the Subsidiary Guaranties, the Subsidiary Security Agreements and the Mortgages.

               "Collection Account" shall mean that certain account of Agent, account number 50-232-854 in the name of GECC/CAF Depository at Bankers Trust Company, 17 Wall Street, New York, New York, ABA number 021-001-033.

               "Commitment Termination Date" shall mean the earliest of (i) January 1, 1999, (ii) the date of termination of the Maximum Revolving Credit Commitment pursuant to
     Section 8.2, and (iii) the date of termination of the Maximum Revolving Credit Commitment in accordance with the provisions of Section 1.2(d).

               "Contracts" shall mean all the contracts, under-takings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which Borrower may now or hereafter have any right, title or interest, including, any agreement relating to the terms of payment or the terms of performance of any Account.

               "Copyrights" shall mean any U.S. copyright to which Borrower now or hereafter has title, as well as any applica-tion for a U.S. copyright hereafter made by Borrower.

               "CP Rate" shall mean, for any day, the published rate for 90-day dealer placed commercial paper (sold through dealers by major corporations) which normally is published in the "Money Rates" section of The Wall Street Journal for such day or, in the event such report shall not so appear, in such other nationally recognized publication as Agent may, from time to time, specify to Borrower. Each change in any interest rate provided herein based upon the CP Rate shall take effect at the opening of business of the first day of the calendar month immediately succeeding such published change in the CP Rate.

               "Current Assets" shall mean, with respect to Borrower at any date, all assets of Borrower which are or should be classified as current on a consolidated balance sheet of Borrower and its Subsidiaries as of such date prepared in accordance with GAAP.

               "Current Liabilities" shall mean, with respect to Borrower at any date, all liabilities (including book overdrafts) of Borrower which are or should be classified as current on a consolidated balance sheet of Borrower and its Subsidiaries as of such date prepared in accordance with GAAP, but excluding the Revolving Credit Advances.

               "Default" shall mean any Event of Default or any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

               "Default Rate" shall mean a rate per annum equal to 2% plus the Index Rate or the LIBO Rate (whichever is then applicable) as in effect from time to time plus the Applicable Margin.

               "Deferred Divestiture Proceeds" shall have the meaning assigned thereto in Section 6.2(v).

               "Deferred Taxes" shall mean, with respect to any Person at any date, the amount of deferred taxes of such Person as shown on the balance sheet of such Person prepared in accordance with GAAP of such date.

               "Disbursement Account" shall have the meaning assigned to it on Annex B.

               "Documents" shall mean any "documents," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, and in any event any bills of lading, dock warrants, dock receipts, warehouse receipts, or other documents of title.

               "Dollars" and "$" shall mean lawful money of the United States of America.

               "DOL" shall mean the United States Department of Labor or any successor thereto.

               "Domestic Subsidiary" shall mean any Subsidiary of Borrower which is not a Foreign Subsidiary.

               "Domestic Subsidiary Basket" shall have the meaning assigned thereto in Section 6.4.

               "EBITDA" shall mean, for any period, Net Income, plus Interest Expense, tax expense, amortization expense, depreciation expense and extraordinary losses and other non-cash items and minus extraordinary gains, in each case determined in accordance with GAAP and to the extent included in the determination of Net Income; provided, however, that any gains or losses on any assets of Borrower held for sale and listed on Schedule 6.8 shall be treated as extraordinary gains or losses.

               "Eligible Accounts" shall mean such Accounts of Borrower which are not ineligible as the basis for Revolving Credit Advances based on the criteria set forth below. In determining whether an Account constitutes an Eligible Account, Agent does not intend to include any Account:

               (a) which does not arise from the sale of goods or services by Borrower in the ordinary course of Borrower's business;

               (b) upon which (i) Borrower's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatever or (ii) Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

               (c) against which, or against any contract or agreement pursuant to which such account arises, is asserted or may be asserted any defense, counterclaim or set-off, whether well-founded or otherwise, but only to the extent of the amount of such defense, counterclaim or set-off;

               (d) that is not a true and correct statement of a bona fide indebtedness incurred in the amount of the Account for merchandise sold or services rendered and accepted by the Account Debtor obligated upon such Account;

               (e) with respect to which an invoice, acceptable to Agent in form and substance to ensure compliance with the terms of the Loan Documents, has not been sent to Account
     Debtor;

               (f) that is not owned by Borrower or is subject to any right, claim, or interest of another other than the Lien in favor of Agent and Lenders;

               (g) that arises from a sale to or performance of services for an employee, Affiliate, parent or Subsidiary of Borrower, or an entity which has common officers or directors with Borrower;

               (h) that is the obligation of an Account Debtor that is the federal government or a political subdivision thereof unless Borrower has complied with the Federal Assign-ment of Claims Acts of 1940, and any amendments thereto, with respect to such obligation; provided, however, that Agent may in its discretion permit any such Accounts of the federal government or a political subdivision thereof to be included as Eligible Accounts;

               (i) that is the obligation of an Account Debtor located in a foreign country (other than Canada) unless the sale of goods giving rise to the Account is on a letter of credit or other credit support satisfactory to Agent and Agent's security interest in or assignment of such Account and letter of credit or other credit support is duly and properly created and/or perfected to Agent's satisfaction; or the sale represented by such Account is denominated in other than Dollars or is payable outside the United States;

               (j) that is the obligation of an Account Debtor to whom Borrower is or may become liable for goods sold or services rendered by the Account Debtor to Borrower but only to the extent of the amount of such liability;

               (k) that arises with respect to goods which are delivered on a cash-on-delivery basis or placed on consign-ment, guaranteed sale or other terms by reason of which the payment by the Account Debtor may be conditional;

               (l) that is in default; provided, however, that an Account shall be deemed in default upon the occurrence of any of the following:

                   (i) the Account is not paid within ninety (90) days of invoice thereof;

                   (ii)  the sale represented by such Account is
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               subject to any material claim or dispute by the Person
               to whom or to which it was made, but only to the extent of the amount of such claim or dispute;

                  (iii) if any Account Debtor obligated upon such Account suspends business, becomes insolvent, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

                   (iv) if any petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other national, state or provincial receivership, insolvency relief or other law or laws for the relief of debtors;

               (m) which is the obligation of an Account Debtor as to which fifty percent (50%) or more of the Dollar value of the Accounts of such Account Debtor have become, or have been determined by Agent to be ineligible;

               (n) the sale represented by such Account is on terms longer than ninety (90) days from the date of invoice;

               (o) which arises from any bill-and-hold or other sale of goods which remain in Borrower's possession or under Borrower's control;

               (p) as to which the interest of Agent and Lenders therein is not a first priority perfected security interest;

               (q)  that fails to meet or violates any of
     Borrower's representations, warranties or covenants contained in this Agreement or any other Loan Document;

               (r) with respect to which the Account Debtor is located in (i) Alabama or New Jersey, unless Borrower has qualified to do business in such state or filed and maintained effective a Notice of Business Activities Report (or similar report) with the appropriate office or agency in such state for the then current year or (ii) any other state which requires the filing of a similar notice or report, unless Borrower has qualified to do business in such state or filed and maintained effective such notice or report with the appropriate office or agency in such state for the then current year;

               (s) if the Accounts of the related Account Debtor exceed 10% of the aggregate amount of all Accounts, but only
     Accounts of such Account Debtor in excess of such ten percent (10%) amount; or

               (t)  that is not otherwise acceptable in the
     reasonable judgment of Agent, based upon such credit and collateral considerations as Agent may deem appropriate from time to time.

               "Eligible Equipment" shall mean the orderly liquidation value (as determined from time to time, but no
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
     more frequently than one time per calendar year so long as no Event of Default shall have occurred and be continuing, pursuant to an appraisal acceptable to Agent) of Borrower's machinery and Equipment listed on Schedule 11.9; provided, however, that such schedule shall be updated from time to time by Borrower at Agent's request, subject to compliance with Section 11.2. In determining whether Equipment constitutes Eligible Equipment, Agent does not intend to include Equipment which:

               (a) is not owned by Borrower free and clear of all Liens and rights of others, except the Liens in favor of Agent and Lenders;

               (b) is not located on premises owned or operated by Borrower referenced on Schedule 3.6;

               (c) is in the possession or control of a bailee, warehouseman, processor, converter or other Person other than Borrower, unless Agent is in possession of such agreements, instruments and documents as Agent may require (each in form and content acceptable to Agent and duly executed, as appro-priate by the bailee, warehouseman, processor, converter or other Person in possession or control of such Equipment, as applicable) including but not limited to warehouse receipts in Agent's name covering such Equipment except to the extent that Agent has established a reserve with respect to such Equipment;

               (d) is Equipment held on or at leased premises where the landlord thereof has not executed a consent and waiver in form and substance satisfactory to Agent except to the extent that Agent has established a reserve with respect to such Equipment; or

               (e) is Equipment which in any way fails to meet or violates any warranty, representation or covenant contained in this Agreement or any other Loan Document.

               "Eligible Inventory" shall mean such Inventory of Borrower which is not ineligible as the basis for Revolving Credit Advances based on the criteria set forth below. In determining whether Inventory less accounting reserves constitutes Eligible Inventory, Agent does not intend to include Inventory which:

               (a) is not owned by Borrower free and clear of all Liens and rights of others, except the Liens in favor of Agent and Lenders;

               (b) is not located on premises owned or operated by Borrower referenced on Schedule 3.6;

               (c)  is in transit;

               (d) is held on or at leased premises where the landlord thereof has not executed a consent and waiver in form and substance satisfactory to Agent except to the extent
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     that Agent has established a reserve with respect to such
     Inventory ;

               (e) is in the possession or control of a bailee, warehouseman, processor, converter or other Person other than Borrower, unless Agent is in possession of such agreements, instruments and documents as Agent may require (each in form and content acceptable to Agent and duly executed, as appro-priate by the bailee, warehouseman, processor, converter or other Person in possession or control of such Inventory, as applicable) including but not limited to warehouse receipts in Agent's name covering such Inventory except to the extent that Agent has established a reserve with respect to such Inventory;

               (f) is covered by a negotiable document of title unless such document and evidence of acceptable insurance covering such Inventory has been delivered to Agent;

               (g) in Agent's judgment, is obsolete, unsalable, shopworn, damaged, unfit for further processing, or is of substandard quality;

               (h)  consists of display items, packing and
     shipping materials or goods which have been returned by the buyer;

               (i)  consists of discontinued or slow-moving items;

               (j) is placed by Borrower on consignment or held by Borrower on consignment from another Person;

               (k) is not a type held for sale in the ordinary course of Borrower's business;

               (l) is Inventory produced in violation of the Fair Labor Standards Act and subject to the "hot goods" provisions contained in Title 29 U.S.C. Section 215 or any successor statute or section;

               (m) is Inventory bearing a service mark, trademark or name of any Person other than Borrower or Figgie Licensing, or with respect to which the use by Borrower or the manufacture or sale thereof by Borrower is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any other Person, except for Inventory manufactured for and intended to be sold under a supply contract to the owner of such trademark, service mark, etc.; provided, however, that with respect to any Inventory bearing a service mark, trademark or name of Figgie Licensing, such Inventory shall only be deemed Eligible Inventory to the extent that Agent shall have been granted a valid first priority perfected security interest in Borrower's rights under the License Agreements;

               (n) is Inventory which in any way fails to meet or violates any warranty, representation or covenant contained in this Agreement or any other Loan Document;
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               (o)  which consists of work-in-process; or

               (p) is not otherwise acceptable in the reasonable judgment of Agent, based upon such credit and collateral considerations as Agent may deem appropriate from time to time.

               "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances, orders and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental
     Response, Compensation, and Liability Act of 1980, as amended
     (42 U.S.C. Sections 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide
     Act, as amended (7 U.S.C. Sections 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. Sections 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. Sections 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Sections 651 et seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C. Sections 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

               "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including, without limitation, any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Release, threatened Release, or the presence of a Hazardous Material.

               "Equipment" shall mean any "equipment" as such term is defined in the Code, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnish-ings and vehicles and any and all additions, accessions,
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
     substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, but shall not include any fixtures as such term is defined in the Code.

               "ERISA" shall mean the Employee Retirement Income
     Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

               "ERISA Affiliate" shall mean, with respect to Borrower, any trade or business (whether or not incorporated) under common control with Borrower or any Loan Party and which, together with Borrower or any Loan Party, are treated as a single employer within the meaning of Section 414(b),
     (c), (m) or (o) of the IRC.

               "ERISA Event" shall mean, with respect to Borrower, any Subsidiary thereof or any ERISA Affiliate, (i) a Report-able Event with respect to a Title IV Plan or a Multiemployer Plan; (ii) the withdrawal of Borrower, any Subsidiary thereof or any ERISA Affiliate from a Title IV Plan subject to
     Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of Borrower, any Subsidiary thereof or any ERISA Affiliate from any Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA;
     (v) the institution of proceeding to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (vi) the failure to make required contributions to a Qualified Plan; or (vii) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

               "Event of Default" shall have the meaning assigned to it in Section 8.1.

               "Excess Cash Flow" of Borrower for any period shall mean 60% of the sum of EBITDA for such period minus (i) cash Interest Expense for such period, minus (ii) cash Income Tax Expense for such period, minus (iii) Capital Expenditures of Borrower and its Subsidiaries for such period, minus
     (iv) scheduled payments of Indebtedness of Borrower and its Subsidiaries for such period, minus (v) Investments in Joint Venture Subsidiaries made pursuant to Section 6.2(vii),
     Section 6.4(iv) or Section 6.6(iv) during such period, minus
     (vi) any Restricted Payments paid in cash pursuant to Section 6.14(b) or 6.14(c) during such period.

               "Exchange Act" shall mean the Securities Exchange
     Act of 1934, as amended.
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
               "Existing Domestic Loans" shall have the meaning assigned thereto in Section 6.4.

               "Existing Foreign Loans" shall have the meaning assigned thereto in Section 6.4.

               "Fair Market Value" shall mean (i) with respect to any asset (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Chief Financial Officer of Borrower, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, as set forth in such appraisal, and (ii) with respect to any marketable security at any date, the closing sale price of such security on the Business Day (on which any national securities exchange is open for the normal transaction of business) next preceding such date, as appearing in any published list of any national securities exchange or in the National Market List of the National Association of Securities Dealers, Inc. or, if there is no such closing sale price of such security, the final price for the purchase of such security at face value quoted on such Business Day by a financial institution of recognized standing which regularly deals in securities of such type.

               "Federal Funds Rate" shall mean, for any date, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

               "Fee Letter" shall mean the Fee Letter, dated
     November 3, 1995, between Agent and Borrower.

               "Fees" shall mean the fees due to Agent and Lenders as set forth in Section 1.6 or otherwise pursuant to the Loan Documents.

               "Figgie Licensing" shall mean Figgie Licensing
     Corp., a Delaware corporation and a wholly-owned Subsidiary of Borrower.

               "Figgie Properties" shall mean Figgie Properties
     Inc., a Delaware corporation and a wholly-owned Subsidiary of Borrower.

               "Figgie Real Estate" shall mean Figgie
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
     International Real Estate Inc., a Delaware corporation and a wholly-owned Subsidiary of Borrower.

               "Financials" shall mean the financial statements referred to in Section 3.4.

               "Fiscal Month" shall mean any of the monthly accounting periods of Borrower.

               "Fiscal Quarter" shall mean the three month periods ending on March 31, June 30, September 30 or December 31.

               "Fiscal Year" shall mean the 12-month period of Borrower and its Subsidiaries ending December 31 of each year.

               "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of the following for Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP: (i) EBITDA for such period less Capital Expenditures for such period which are not financed through operating leases to (ii) the sum of (a) Interest Expense plus
     (b) scheduled principal payments of Indebtedness (including Capital Leases but excluding the principal amount of the Revolving Credit Loan) during such period plus (c) taxes to the extent accrued of otherwise payable with respect to such period plus (d) Restricted Payments paid in cash pursuant to
     Section 6.14(c) during such period.

               "Foreign Plans" shall mean any employee benefit plan maintained, sponsored or contributed to by Borrower or any Loan Party that (i) is not required to be maintained by statute, (ii) is excluded from coverage under Section 4(b)(4) of ERISA and (iii) covers personnel working outside the United States.

               "Foreign Subsidiary" shall mean any Subsidiary of Borrower which (i) is organized or incorporated under the laws of any jurisdiction other than the laws of the United States of America or of any state thereof or (ii) shall not conduct any significant portion of its business in the United States of America.

               "Foreign Subsidiary Basket" shall have the meaning assigned thereto in Section 6.4.

               "Funding Arrangements" shall have the meaning assigned thereto in Section 1.15(c).

               "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, which are applicable to the circumstances as of the date of determination except that, for purposes of Sections 6.10 and 6.14, GAAP shall be determined on the basis of such
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
     principles in effect on December 31, 1994 and consistent with those used in the preparation of the audited financial statements referred to in Section 3.4.

               "GE Capital" shall mean General Electric Capital
     Corporation, a New York corporation having an office at 201
     High Ridge Road, Stamford, Connecticut 06927-5100.

               "General Intangibles" shall mean any "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by Borrower and, in any event, includ-ing, without limitation, all right, title and interest which Borrower may now or hereafter have in or under any Contract, all customer lists, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including, without limitation, the goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies, (including, without limitation, insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man, and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, and other bank accounts, rights to receive tax refunds and other payments and rights of indemnification.

               "Goods" shall mean all "goods" as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, including, without limitation, movables, Equipment, Inventory, or other tangible personal property.

               "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising execu-tive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (i) to purchase or repurchase any such primary obligation, (ii) to advance or supply funds
     (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
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     (iv) to indemnify the owner of such primary obligation
     against loss in respect thereof.

               "Hazardous Material" shall mean a Hazardous
     Substance and/or a Hazardous Waste.

               "Hazardous Substance" shall mean any element, material, compound, mixture, solution, chemical, substance, or pollutant within the definition of "hazardous substance" under Section 101(14) of the Comprehensive Environmental
     Response, Compensation and Liability Act, 42 USC Section 9601(14); petroleum or any fraction, byproduct or distillation product thereof; friable asbestos, polychlorinated biphenyls, or any radioactive substances; and any material regulated as a hazardous substance by any jurisdiction in which any Loan
     Party owns or operates or has owned or operated a facility.

               "Hazardous Waste" shall mean any element, pollutant, contaminant or discarded material (including any radioactive material) within the definition of Section 103(6) of the Resource Conservation and Recovery Act, 42 USCA
     Section 6903(6); and any material regulated as a hazardous waste by any jurisdiction in which any Loan Party owns or operates or has owned or operated a facility, or to which any Loan Party sends material for treatment, storage or disposal as waste.

               "Income Tax Expense" of Borrower shall mean for any period the consolidated provision for federal, state, local, provincial and foreign income taxes of Borrower and its Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

               "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors or service providers incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments,
     (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations, (v) all Guaranteed Indebtedness, (vi) all fixed or contingent obligations of such Person under interest rate, commodity or foreign currency exchange, swap, collar, cap, futures, purchase, option, synthetic cap, price hedging or other derivatives agreements, (vii) all Indebtedness referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the
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
     payment of such Indebtedness, (viii) the Obligations, and
     (ix) all liabilities under Title IV of ERISA.

               "Indemnified Person" shall have the meaning assigned to it in Section 1.15.

               "Index Rate Advance" shall mean a Revolving Credit
     Advance which bears interest at a rate based upon the Index
     Rate.

               "Index Rate" shall mean, for any day, a floating rate equal to the greatest of (i) the highest prime or base rate of interest publicly announced from time to time by Bankers Trust Company, Chemical Bank, Citibank, N.A., Morgan Guaranty Trust Company of New York or The Chase Manhattan Bank, N.A. (whether or not such rate is actually charged by such bank) as in effect for such day; (ii) the CP Rate; and
     (iii) the Federal Funds Rate in effect on such day plus 0.5%. Each change in any interest rate provided for herein based upon the Index Rate shall take effect at the time of such change in the Index Rate.

               "Instruments" shall mean any "instrument," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located and in any event all certificated securities, certificate of deposit and all notes and other, without limitation, evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

               "Intellectual Property" shall mean, collectively, all Trademarks, all Patents, all Copyrights and all Licenses now held or hereafter acquired by Borrower, together with all franchises, tax refund claims, rights of indemnification, payments under insurance, indemnities, warranties and guarantees payable with respect to the foregoing.

               "Intercompany Notes" shall have the meaning assigned thereto in Section 6.3.

               "Interest Coverage Ratio" shall mean, with respect to any period, the ratio of (i) EBITDA for such period to
     (ii) Interest Expense for such period.

               Interest Expense" shall mean, for any period, the amount which would, in conformity with GAAP, be set forth opposite the caption "interest expense" or any like caption on a consolidated income statement of Borrower and its Subsidiaries for such period.

               "Interest Period" shall mean for any LIBO Rate Advance, the period commencing and ending on such dates as are selected by Borrower pursuant to the provisions set forth below. The duration of each Interest Period shall be one, two or three months as Borrower may, upon notice received by Agent not later than 11:00 a.m. (New York City time) on the second Business day prior to the first day of such Interest Period, select; provided, however, that: (i) Borrower may
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     not select any Interest Period which ends after the
     Termination Date; and (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; and, provided, further, that Borrower may only select Interest Periods of one month in duration during the 120 day period immediately following the Closing Date.

               "Interstate Electronics" shall mean Interstate
     Electronics Corp., a California corporation and a wholly-owned Subsidiary of Borrower.

               "Inventory" shall mean any "inventory," as such term is defined in the Code, now or hereafter owned or acquired by, Borrower, wherever located, and, in any event, including, without limitation, inventory, merchandise, goods and other personal property which are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in Borrower's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including, without limitation, other supplies, and all accessions and additions thereto and all documents of title covering any of the foregoing.

               "Investment" shall mean, for any Person (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); and
     (c) the entering into of any Guaranteed Indebtedness of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

               "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

               "IRS" shall mean the Internal Revenue Service, or any successor thereto.

               "Issuing Bank" shall mean a Lender acceptable to GE Capital which shall act hereunder as issuer of Letters of Credit and, provided that no Event of Default shall have occurred and be continuing, approved by Borrower, which approval shall not be unreasonably withheld, denied or delayed.

               "Joint Venture Subsidiary" shall mean any corporation, association or other business entity, other than any Subsidiary of Borrower in existence on the date hereof,
     (a) which would be a Subsidiary of Borrower but for its designation as a Joint Venture Subsidiary by a Responsible Officer at or before the time of determination as provided below and evidenced by a certificate of such Responsible Officer delivered to Agent and (b) in which any Person (other than Borrower or any of its Affiliates) has, in the determination of a Responsible Officer evidenced by a certificate of such Responsible Officer delivered to Agent, a significant joint or shared equity interest with Borrower or any of its Subsidiaries and which is created in connection with the purchase of properties and assets used in the business of Borrower. A Responsible Officer of Borrower may designate any Subsidiary of Borrower (including any newly acquired or newly formed Subsidiary) which satisfies the requirements of clause (b) above to be a Joint Venture Subsidiary; provided, however, that (i) immediately after giving pro forma effect to such designation there would not exist any Default or Event of Default, (ii) no Joint Venture Subsidiary shall be a general partner of a limited partnership or a partner of a general partnership, and
     (iii) any Joint Venture Subsidiary shall be an Unrestricted
     Subsidiary.

               "Key Employees Stock Option Plan" shall mean the
     October 20, 1994 Figgie International Inc. Key Employees
     Stock Option Plan, as in effect on the date hereof.

               "Leases" shall mean all of those leasehold estates in real property now owned or hereafter acquired by a Loan
     Party, as lessee.

               "Lender" and "Lenders" shall have the meaning provided in the first paragraph of this Agreement.

               "Letter of Credit Fee" shall have the meaning assigned thereto in Section 1.6.

               "Letter of Credit Obligations" shall mean all outstanding obligations incurred by Agent or the Issuing Bank, as the case may be, at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance or guaranty by Agent, the Issuing Bank or another Person, of Letters of Credit. The amount of such Letter of Credit Obligations at any time shall equal the maximum amount which may be payable by Agent or the Issuing Bank thereupon or pursuant thereto at such time.

               "Letter of Credit Reserve" shall mean 50% of the amount of all Letter of Credit Obligations guaranteed by GE Capital or issued by the Issuing Bank, as the case may be; provided, however, that if the Senior Notes have not been refinanced on or prior to December 31, 1997 on terms satisfactory to Required Lenders, the Letter of Credit Reserve shall be increased, commencing January 1, 1998, to 80% of the amount of all Letter of Credit Obligations guaranteed by GE Capital or issued by the Issuing Bank, as the case may be.
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
               "Letters of Credit" shall mean commercial or standby letters of credit issued at the request and for the account of Borrower for which Agent or the Issuing Bank, as the case may be, has incurred Letter of Credit Obligations.

               "LIBO Rate" shall mean, for any Interest Period, the rate obtained by dividing (i) the average of the four rates reported from time to time by Telerate News Service on page 3750 thereof (or such other number of rates as such service may from time to time report), at which foreign branches of major United States banks offer United States dollar deposits to other banks for such Interest Period in the London interbank market at approximately 11:00 a.m., London time, on the second full Business Day next preceding such Interest Period by (ii) a percentage equal to 100% minus the weighted average of the maximum rates of all reserve requirements (including, without limitation, any marginal emergency, supplemental or special or other reserves) applicable during such Interest Period to any member bank of the Federal Reserve System in respect of eurocurrency or eurodollar funding or liabilities. If such interest rates shall cease to be available from Telerate News Service, the LIBO Rate shall be determined from such financial reporting service or other information selected by Agent and reasonably acceptable to Borrower.

               "LIBO Rate Advance" shall mean a Revolving Credit
     Advance which bears interest at a rate based on the LIBO
     Rate.

               "License" shall mean any Patent License, Trademark
     License or other license of rights or interests now held or hereafter acquired by Borrower.

               "License Agreements" shall mean the license agreements listed on Schedule 3.16 to this Agreement pursuant to which Figgie Licensing has granted to Borrower an exclusive license to use certain trademarks.

               "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferen-tial arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agree-ment to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdic-
     tion).

               "Loan Documents" shall mean this Agreement, the Revolving Credit Notes and the Collateral Documents.

               "Loan Party" means each of Borrower and each Subsidiary of Borrower.

               "Lock Boxes" shall have the meaning assigned to it on Annex B.

               "Margin Stock" shall have the meaning specified in Regulation G, T, U or X of the Board of Governors of the
     Federal Reserve System, as in effect from time to time.

               "Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, operations, prospects, or financial or other condition of Borrower or Borrower and its Subsidiaries taken as a whole,
     (ii) Borrower's ability to pay or Borrower's or any Material Subsidiary's ability to perform their respective obligations under the Loan Documents in accordance with the terms thereof, (iii) the Collateral or Agent's Lien on the Collateral or the priority of any such Lien or (iv) the rights and remedies of Agent and Lenders under this Agreement and the other Loan Documents.

               "Material Contracts" shall mean each contract to which Borrower or any of its Material Subsidiaries is now or hereafter a party involving aggregate consideration payable to or by Borrower or any of its Material Subsidiaries, contingent or otherwise, in excess of $5,000,000.

               "Material Subsidiary" shall mean each of Interstate Electronics, Figgie Real Estate, Figgie Licensing, Figgie Properties and any Subsidiary of Borrower formed after the date hereof which has a Net Worth in excess of $5,000,000; provided, however, that any Subsidiary of Borrower which becomes a party to a Loan Document after the date hereof shall be deemed to be a Material Subsidiary.

               "Maximum Lawful Rate" shall have the meaning assigned to it in Section 1.4(d).

               "Maximum Revolving Credit Commitment" shall mean an amount equal to $75,000,000 on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

               "Mortgages" shall mean the mortgages, deeds of trust or other similar real estate security documents made by Borrower or an Unrestricted Subsidiary in favor of Agent, in form and substance acceptable to Agent, as from time to time amended, supplemented or modified.

               "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which Borrower or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

               "Net Income" shall mean, for Borrower for any period, the aggregate of net income (or loss) of Borrower and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.

               "Net Proceeds" shall mean the net cash amount realized from any asset sale after deducting (i) all reasonable costs and expenses payable (or for which reserves are established in accordance with GAAP) in connection therewith, including, without limitation, reasonable attorneys fees and taxes with respect to such sale and repayment of any Indebtedness permitted hereunder which by its terms is required to be repaid in connection with the sale of such assets (but without deducting therefrom (x) any such amounts paid in cash to any Affiliate of Borrower in a transaction which is not arm's length or (y) any amounts repaid in cash to Borrower from cash realized from such sale in repayment of loans or advances made by Borrower to the Subsidiary of Borrower selling such asset which are outstanding as of the date hereof and listed on Schedule 6.4), and (ii) without duplication, the amount of any escrow funds, letters of credit, deposits and/or similar escrow arrangements or credit support established or obtained by Borrower in connection with any such asset sale.

               "Net Worth" shall mean, with respect to any Person, at any date, the total assets minus the total liabilities, in each case, of such Person and its Subsidiaries, on a consolidated basis, at such date determined in accordance with GAAP.

               "Non-Funding Lender" shall have the meaning assigned to it in Section 1.1(f).

               "Non-use Fee" shall have the meaning assigned to it on Section 1.6.

               "Notice of Conversion" shall have the meaning assigned to it in Section 1.1(g).

               "Notice of Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(c).

               "Obligations" shall mean all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower or any other Loan Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents. This term includes, without limitation, all principal, interest (including, without limitation, interest which accrues after the commencement of any case or proceeding referred to in Section 8.1(g) or (h)), all Fees, Charges, expenses, attorneys' fees and any other sum chargeable to Borrower under any of the Loan Documents.

               "Override Agreement" shall mean the Override
     Agreement, dated as of June 30, 1994, as heretofore amended, between Borrower and the lenders named therein.

               "Other Lender" shall have the meaning assigned to it in Section 1.1(f).

               "Other Taxes" shall have the meaning assigned to it in Section 1.17(b).

               "Patent License" shall mean rights under any written agreement now owned or hereafter acquired by Borrower granting any right with respect to any invention on which a Patent is in existence.

               "Patents" shall mean all of the following in which Borrower now holds or hereafter acquires any interest:
     (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country, and
     (ii) all reissues, divisions, continuations, continuations-in-part or extensions thereof.

               "Payor" shall have the meaning assigned to it in
     Section 1.11.

               "PBGC" shall mean the Pension Benefit Guaranty
     Corporation or any successor thereto.

               "Pension Plan" shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is not an individual account plan, as defined in Section 3(34) of ERISA, and which Borrower or, if a Title IV Plan, any Subsidiary of Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

               "Permitted Encumbrances" shall mean the following encumbrances: (i) Liens for taxes or assessments or other governmental Charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of Section 5.2; (ii) pledges or deposits securing obligations under workers' compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges, progress payments or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of Borrower; (v) inchoate and unperfected workers', mechanics', suppliers' or similar liens arising in the ordinary course of business; (vi) carriers', warehousemen's or other similar possessory liens arising in the ordinary course of business and securing indebtedness not yet due and payable in an outstanding aggregate amount not in excess of $1,000,000 at any time; (vii) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Borrower is a party; (viii) any attachment or judgment lien securing a judgment not exceeding $500,000, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay; and (ix) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates.

               "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

               "Plan" shall mean, with respect to Borrower or any ERISA Affiliate, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA other than a Foreign Plan, which Borrower maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

               "Proceeds" shall mean "proceeds," as such term is defined in the Code and, in any event, shall include, with respect to any Person, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Person from time to time with respect to any of its property or assets, (ii) any and all payments (in any form whatsoever) made or due and payable to such Person from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of such Person's property or assets by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), (iii) any claim of such Person against third parties (a) for past, present or future infringement of any Patent or Patent License or (b) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License, (iv) any recoveries by such Person against third parties with respect to any litigation or dispute concerning any of such Person's property or assets, and (v) any and all other amounts from time to time paid or payable under or in connection with any of such Person's property or assets, upon disposition or otherwise.

               "Projections" shall mean the projections referred to in Section 3.4.

               "Property" shall have the meaning assigned to it in

     Section 5.5.

               "Qualified Plan" shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is intended to be tax-qualified under Section 401(a) of the IRC, and which Borrower, and Subsidiary thereof or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

               "Regulatory Change" shall mean, with respect to any Lender, any change after the date of this Agreement in Federal, state or foreign law or regulations (including, without limitation, Regulation D of the Federal Reserve Board) or the adoption or making after such date of any interpretation, directive or request applying to a class of lenders including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

               "Release" shall mean, as to any Person, any release or any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration of a Hazardous Material into the indoor or outdoor environment by such Person (or by a person under such Person's direction or control), including the movement of a Hazardous Material through or in the air, soil, surface water, ground water or property; but shall exclude any release, discharge, emission or disposal in material compliance with a then effective permit or order of a Governmental Authority.

               "Repayment/Acquisition Basket" shall mean the sum of (i) $10,000,000 plus the Net Proceeds of any asset sales permitted under Section 6.8 consummated by Borrower after the Closing Date (other than ordinary course sales of Inventory and the sale of obsolete or surplus assets by Borrower's continuing operations), (ii) any cash or Cash Equivalents received by Borrower as a result of the conversion of Deferred Divestiture Proceeds into cash or Cash Equivalents,
     (iii) with respect to any acquisition permitted under Section 6.1, the capital Stock of Borrower issued as consideration in such acquisition, provided that any such capital Stock shall be valued at Fair Market Value, (iv) cash and Cash Equivalents received by Borrower from any Subsidiary of Borrower which constitute (A) proceeds of an asset sale permitted under Section 6.8, (B) cash or Cash Equivalents received by such Subsidiary as a result of the conversion of Deferred Divestiture Proceeds, or (C) to the extent and up to the amount of any prior deductions under clause (a) below, cash or Cash Equivalents received by Borrower from any Subsidiary of Borrower, and are in the case of clause (A) or
     (B) in the form of (x) advances or loans permitted hereunder as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such

     Indebtedness shall be subordinate to the prior payment in full of the Obligations and shall not occur prior to the Termination Date or (y) Restricted Payments permitted under
     Section 6.14, and (v) the cumulative amount of Excess Cash Flow (excluding any amounts less than zero) for the four Fiscal Quarter period ending December 31, 1996 and for each Fiscal Quarter thereafter ending prior to any acquisition pursuant to Section 6.1 or any repayment, prepayment, redemption, retirement, defeasance or open market purchase of Indebtedness pursuant to Section 6.13(iii), less (a) the amount of any repayments, prepayments, redemptions, retirements, defeasances or open market purchases of Indebtedness pursuant to Section 6.13(iii), less (b) the Aggregate Purchase Price (after deducting the Fair Market Value of the Stock portion thereof) of any acquisitions pursuant to Section 6.1 and less (c) to the extent the Net Proceeds from any such asset sale shall have been added to the Repayment/Acquisition Basket pursuant to clause (i) above, the amount of any subsequent purchase price adjustment which reduces the related Aggregate Purchase Price by an amount in excess of any amounts set aside in escrow or otherwise in connection with such asset sale.

               "Reportable Event" shall mean any of the events described in Section 4043(b)(1), (2), (3), (5), (6), (8) or
     (9) of ERISA with respect to which the PBGC has not waived its requirement that the PBGC be given notice of the event.

               "Required Lenders" shall mean, at any time, Lenders holding at least 66-2/3% of the aggregate of (i) the Revolving Credit Commitments of all Lenders at such time and
     (ii) the principal amount of the Revolving Credit Advances and Letter of Credit Obligations outstanding at such time.

               "Required Payment" shall have the meaning assigned to it in Section 1.11.

               "Responsible Officer" shall mean any Senior Officer and any other officer of Borrower with responsibility for the administration of the relevant provision of this Agreement.

               "Restricted Payment" shall mean, with respect to any Person, (i) the declaration or payment of any dividend or the occurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of such Person's Stock, (ii) any payment on account of the purchase, redemption, defeasance or other retirement of such Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (iii) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of any shares of the Stock of Borrower or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission, or
     (iv) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person; provided, however, that "Restricted Payment" shall not include any dividend in respect of Borrower's Stock which is paid in Stock of Borrower.

               "Restricted Stock Plan" shall mean Borrower's 1993
     Restricted Stock Purchase Plan for Employees, as in effect on the date hereof.

               "Restricted Subsidiary" shall have the meaning assigned thereto in the Senior Note Indenture.

               "Retiree Welfare Plan" shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continua-tion coverage provided pursuant to Section 4980B of the IRC.

               "Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(a).

               "Revolving Credit Commitment" shall mean, as to each Lender, the commitment of such Lender to make Revolving Credit Advances to Borrower or incur Letter of Credit Obligations pursuant to Section 1.1 in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender's name on the signature page hereto, as such amount may be reduced or modified pursuant to this Agreement (including by assignment to another Lender).

               "Revolving Credit Loan" shall mean the aggregate amount of Revolving Credit Advances of all Lenders outstanding at any time.

               "Revolving Credit Notes" shall mean the promissory notes provided for by Section 1.1(d) and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

               "Schedule of Closing Documents" shall mean the schedule attached hereto as Annex C, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Loan Documents and the transactions contemplated thereunder.

               "Scott Aviation" shall mean the Scott Aviation
     Division of Borrower.

               "Senior Officer" shall mean the Chief Executive
     Officer, Chief Financial Officer, Controller or Treasurer of
     Borrower.

               "Senior Note Indenture" shall mean the Indenture, dated as of October 1, 1989, between Borrower and Continental Bank, National Association, as Trustee, as in effect on the date hereof, relating to the Senior Notes.

               "Senior Notes" shall mean Borrower's 9-7/8% Senior
     Notes due October 1, 1999 issued pursuant to the Senior Note

     Indenture.

               "Side Letter" shall have the meaning assigned thereto in Section 6.8.

               "Significant Subsidiary" shall mean any Subsidiary of Borrower which is a "significant subsidiary" of Borrower within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act and any successor provision thereto.

               "Snorkel Division" shall mean the Snorkel Division of Borrower.

               "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Persons's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

               "Stock" shall mean all shares, options, warrants, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

               "Stockholder" shall mean each holder of Stock of Borrower.

               "Subject Property" shall mean all real property owned, leased or operated by Borrower or any Material
     Subsidiary.

               "Subordinated Debentures" shall mean Borrower's 10
     3/8% Subordinated Debentures due April 1, 1998 issued pursuant to the Subordinated Indenture.

               "Subordinated Indenture" shall mean the Indenture,
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
     dated as of April 1, 1978, between Borrower and Marine
     Midland Bank, as Trustee, relating to the Subordinated
     Debentures, as amended by a First Supplemental Indenture, dated as of July 18, 1983, and a Second Supplemental
     Indenture, dated as of December 31, 1986, as in effect on the date hereof.

               "Subsidiary" shall mean, with respect to any Person, (i) any corporation of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise and (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of 50% or more or of which any such Person is a general partner or may exercise the powers of a general partner; provided, however, that a Joint Venture Subsidiary shall not be deemed to be a Subsidiary for purposes of this Agreement.

               "Subsidiary Guarantors" shall mean any Subsidiary of Borrower which executes and delivers a Subsidiary
     Guaranty.

               "Subsidiary Guaranties" shall mean the Guaranties, in form satisfactory to Agent, executed by the Subsidiary
     Guarantors in favor of Agent and Lenders, as from time to time amended, supplemented or modified.

               "Subsidiary Security Agreements" shall mean the Security Agreements, in form satisfactory to Agent, executed by the Subsidiary Guarantors in favor of Agent, as from time to time amended, supplemented or modified.

               "Tangible Net Worth" of Borrower shall mean, at any date, the Net Worth of Borrower at such date, excluding, however, from the determination of the total assets of Borrower at such date, (i) all goodwill, capitalized organizational expenses, capitalized research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other intangibles items, (ii) all unamortized debt discount and expense, (iii) treasury Stock, and (iv) any write-up in the book value of any asset resulting from a revaluation thereof.

               "Taylor Division" shall mean the Taylor
     Environmental Division of Borrower.

               "Taxes" shall mean taxes, levies, imposts, deduc-tions, Charges or withholdings, and all liabilities with respect thereto, excluding franchise taxes and taxes imposed on or measured by the net income of any Lender by the United States, the jurisdiction under the laws of which such Lender is organized or the jurisdiction in which such Lender's applicable lending office is located or, in each case, any political subdivision thereof.

               "Termination Date" shall mean the date on which
     (i) the Maximum Revolving Credit Commitment has been terminated in full, and Lenders shall have no further obligation to make any credit extensions or financial accommodations hereunder and Borrower shall have no further right to require GE Capital or the Issuing Bank, as the case may be, to incur Letter of Credit Obligations and (ii) all Obligations have been indefeasibly paid in full, and Borrower shall have funded the amounts required, if any, under the Loan Documents into the Cash Collateral Account in respect of Letter of Credit Obligations, if any, then outstanding.

               "Termination Fee" shall have the meaning provided in Section 1.6.

               "Title IV Plan" shall mean a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

               "Trademark License" shall mean rights under any written agreement now owned or hereafter acquired by Borrower granting any right to use any Trademark or Trademark registration.

               "Trademarks" shall mean all of the following now owned or hereafter acquired by Borrower: (i) all common law and statutory trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country or any political subdivision thereof, (ii) all reissues, extensions or renewals thereof, and (iii) all licenses thereunder and together with the goodwill associated with and symbolized by such trademark.

               "Type" shall refer to whether a Revolving Credit
     Advance is a Index Rate Advance or a LIBO Rate Advance, each of which constitutes a "Type".

               "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (i) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, and (ii) for a period of five (5) years following a trans-action reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by Borrower or any ERISA Affiliate as a result of such transaction.

               "Unrestricted Subsidiary" shall have the meaning assigned thereto in the Senior Note Indenture.

               "Voting Stock" of any Person shall mean capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

               "Weekly Settlement Date" shall have the meaning assigned to it in Section 1.13(c).

               "Welfare Plans" shall mean any welfare plan, as defined in Section 3(1) of ERISA, which is maintained or contributed to by Borrower or any ERISA Affiliate.

               "Withdrawal Liability" shall mean, at any time, the aggregate amount of the liabilities, if any, pursuant to
     Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.

               Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. The words "herein," "hereof" and "hereunder" or other words of similar import refer to the Agreement as a whole, including the Annexes, Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

               Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

               Whenever any provision in any Loan Document refers to the "knowledge" of any Person, such provision is intended to mean that such Person has actual knowledge or awareness of a particular fact or circumstance, or that such Person, if it had exercised reasonable diligence, should have known or been aware of such fact or circumstance.

                                 ANNEX B
                                   to
                            CREDIT AGREEMENT

                      Dated as of December 19, 1995


                         CASH MANAGEMENT SYSTEM


               Borrower agrees to establish and maintain, until the Termination Date, the cash management system described below:

               (q) Borrower shall not maintain with respect to the Snorkel Division, Scott Aviation or the Taylor Division, any deposit, checking, operating or other bank accounts for the collection of any cash, checks, notes, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral, including, without limitation, Accounts, except for those accounts identified on
     Schedule 3.19 or those accounts created after the date hereof for which a Blocked Account Agreement (as defined below) executed by Borrower and the related bank has been delivered to Agent.

               (r) Commencing on the Closing Date and for so long as any Obligations are outstanding, Borrower shall deposit or, if directed by Agent, cause to be deposited directly, in either case on the date of receipt thereof, all cash, checks, notes, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral into lock boxes in Borrower's or Agent's name (collectively, the "Lock Boxes") maintained at the banks set forth on Attachment I hereto (each, a "Blocked Account Bank") and such other banks which have entered into a Blocked Account Agreement after the date hereto and are added to such Attachment I hereto by amendment thereto.

               (s) On or before the Closing Date, each Blocked Account Bank set forth on Attachment I hereto shall have entered into tri-party blocked or restricted account agreements (the "Blocked Account Agreements") with Agent and the Borrower, in form and substance acceptable to Agent.
     Each such Blocked Account Agreement shall provide, among other things, that (i) all monies, instruments and other property of Borrower received in each Lock Box shall be deposited into the respective Blocked Account designated in the Blocked Account Agreement, (ii) the Blocked Account Bank has no rights of set-off or recoupment or any other claim against the Lock Box or the Blocked Account other than for payment of its customary service fees, items deposited or credited to the Blocked Account which may be returned or otherwise not collected and other charges directly related to the administration of such accounts, and (iii) that upon the occurrence and during the continuance of an Event of Default and the giving of notice (the "Redirection Notice") by Agent to the Blocked Account Bank, such bank will sweep on a daily basis all amounts received in the Blocked Accounts maintained by it to the Collection Account, until such bank receives notice (the "Stop Notice") from Agent to cease such daily sweeps. Borrower shall have access to the funds in the Blocked Accounts, subject to paragraph (f) below.

               (t) On the Closing Date, the lock box and blocked account arrangements shall immediately become operative at the respective Blocked Account Banks.

               (u) So long as no Default has occurred and is continuing, Borrower may amend Attachment I hereto to add or replace a Blocked Account; provided, however, that (i) Agent shall have consented to the closure and/or opening of such account with the relevant bank, and (ii) at the time of the opening of such account, Borrower and such bank shall have executed and delivered to Agent a Blocked Account Agreement, in form and substance satisfactory to Agent. Borrower shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) within thirty days of notice from Agent that the bank holding such accounts is no longer acceptable to Agent. The Blocked Accounts shall be cash collateral accounts, and all cash, checks and other similar items of payment in such accounts, together with all such items contained in the Lock Boxes, shall secure payment of the Obligations, and Agent shall have a first priority perfected Lien in such items for the ratable benefit of Lenders, GE Capital and the Issuing Bank pursuant to the Security Agreement.

               (v) Upon the occurrence and during the continuance of an Event of Default, (i) amounts outstanding under the Revolving Credit Loan shall be reduced through daily sweeps, via wire transfer, of all funds on deposit in the Blocked Accounts into the Collection Account, as provided in this Annex B; (ii) all amounts deposited in the Collection Account shall be deemed received by Lenders in accordance with
     Section 1.8 and shall be applied (and allocated) by Lenders in accordance with Section 1.10; provided, however, that in no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account; and (iii) Borrower shall have no right to gain access to any of the funds in any Blocked Account until the Blocked Account Bank at which the Blocked Account is maintained receives the Stop Notice from Agent. Prior to the issuance of a Redirection Notice, and following the issuance of a Stop Notice, Borrower shall have access to all funds in the Blocked Account maintained by such Blocked Account Bank.

               (w) Borrower hereby constitutes and appoints irrevocably Agent its true and lawful attorney, with full power of substitution, without limitation, to, after the occurrence and during the continuance of an Event of Default, demand, collect, receive and sue for all amounts which may become due or payable under the Blocked Accounts and to execute all withdrawal receipts or other orders for Borrower, in its own name or in Borrower's name or otherwise, which Agent deems necessary or appropriate to protect and preserve its right, title and interest in such accounts.

               (x) Upon request of Agent, Borrower shall forward to Agent, on a daily basis, evidence of the deposit of all items of payment received by Borrower into the Blocked Accounts and copies of all such checks and other items, together with a statement showing the application of those items relating to payments on Accounts to outstanding Accounts and a collection report with regard thereto in form and substance satisfactory to Agent.

                         ATTACHMENT I TO ANNEX B

                  LIST OF LOCK BOXES, BLOCKED ACCOUNTS AND
                          BLOCKED ACCOUNT BANKS.





                    Branch            Lock Box
Bank                Address           Address        Lock Box        Division

Bank of America                                                      Scott
Illinois                                                             Aviation
                                                                     Snorkel
                                                                     Division
                                                                     Taylor
                                                                     Division

Mellon Bank                                                          Snorkel
                                                                     Division

                                   ANNEX C
                                      to
                               CREDIT AGREEMENT

                        Dated as of December 19, 1995


                        SCHEDULE OF CLOSING DOCUMENTS


          The obligation of Agent and Lenders to make the initial Revolving Credit Advance and/or incur the initial Letter of Credit Obligation is subject to satisfaction of the condition precedent that Agent and Lenders shall have received the following, each, unless otherwise specified below, dated the Closing Date, in form and substance satisfactory to Agent, Lenders and their counsel, unless otherwise specified below:


I.   PRINCIPAL LOAN DOCUMENTS.

          (a)  Credit Agreement.  The Credit Agreement duly executed by
Borrower.

          (b)  Revolving Credit Notes.  A duly executed Revolving
Credit Note to the order of each Lender.

          (c) Borrowing Base Certificate. An original Borrowing Base Certificate, duly executed by the Chief Executive Officer, Chief
Financial Officer or Treasurer of Borrower.

          (d) Notice of Revolving Credit Advance. An original Notice of Revolving Credit Advance, duly executed by the Chief Executive
Officer, Chief Financial Officer or Treasurer of Borrower.


II.  COLLATERAL DOCUMENTS.

          (e) Borrower Security Agreement. The Borrower Security Agreement duly executed by Borrower, together with delivery to Agent and Lenders of:

           i) Acknowledgement copies of proper Financing Statements (Form UCC-1) (the "Financing Statements") duly filed under the Uniform Commercial Code, or chattel mortgages duly filed under other applicable law, of all jurisdictions as may be necessary or, in the opinion of Agent or any Lender, desirable to perfect the Lien created by the Borrower Security Agreement;

          ii) Certified copies of Requests for Information (Form UCC-11), or other evidence satisfactory to Agent, listing the Financing Statements or chattel mortgages referred to in paragraph
     (i) above and all other effective financing statements or chattel mortgages which name Borrower (under its present name, any previous name or any trade or doing business name) as debtor and which are filed in the jurisdictions referred to in said paragraph
     (i) above, together with copies of such other financing statements (none of which shall cover the Collateral purported to be covered by the Borrower Security Agreement);

              iii) Agreement relating to the granting of a security interest in Patents, Trademarks and Copyrights in a form suitable for filing with the appropriate Federal filing office;

          iv) Evidence of the completion of all other recordings and filings as may be necessary or, in the opinion of and at the request of Agent or any Lender, desirable to perfect the Lien created by the Borrower Security Agreement; and

           v) Evidence that the insurance required by the terms of the Borrower Security Agreement and this Agreement is in full force and effect.

          (f)  Borrower Pledge Agreement.  The Borrower Pledge
     Agreement duly executed by Borrower, together with:

          i) certificates representing the Pledged Shares (as defined in the Borrower Pledge Agreement) and undated stock powers for such certificates executed in blank; and

         ii) evidence that all action reasonably requested by Agent to perfect and protect the Lien created by the Pledge Agreement has been taken.

III. THIRD PARTY AGREEMENTS.

          (g) Cash Management System. Duly executed Blocked Account Agreements as contemplated by Annex B.

          (h) Subordinated Indenture. A copy of the Subordinated Indenture certified as a correct and complete copy by the Chief
Financial Officer or Treasurer of Borrower.

          (i)  Senior Indenture.   A copy of the Senior Indenture
certified as a correct and complete copy by the Chief Financial Officer or Treasurer of Borrower.

          (j) Release Letters. Letters evidencing the discharge and release of all obligations, security interests and liens under (i) the Override Agreement, duly executed by The First National Bank of Boston, as agent for the lenders named in the Override Agreement, and each of such lenders individually; and (ii) the CIT Facility, duly executed by CIT.


IV.  DOCUMENTS DELIVERED BY BORROWER.

          (k) Board Resolutions and Incumbency Certificates. A certificate of the Secretary or an Assistant Secretary of Borrower certifying (A) the resolutions adopted by the Board of Directors of Borrower approving each Loan Document to which Borrower is a party and the transactions contemplated hereby and thereby, (B) all documents evidencing other necessary corporate action by Borrower and required governmental and third party approvals with respect to each such Loan Document, and (C) the names and true signatures of the authorized officers of Borrower.

          (l) Articles of Incorporation; By-Laws and Good Standing Certificates. Each of the following documents:

           i) the certificate of incorporation or the foreign equivalent thereof of Borrower and each of the Material Subsidiaries as in effect on the Closing Date, certified by the Secretary of State or other appropriate authority of the State or country of its incorporation as of a recent date, together with a bring-down certificate or the foreign equivalent thereof from such Secretary of State or other appropriate authority in the form of a telex or telecopy dated the Closing Date, and the by-laws or the foreign equivalent thereof of Borrower and each of the Material Subsidiaries as in effect on the Closing Date, certified by the Secretary, Assistant Secretary or other appropriate officer or director of Borrower and each of the Material Subsidiaries; and

          ii) a good standing certificate or the foreign equivalent thereof for Borrower and each of the Material Subsidiaries from the Secretary of State or other appropriate authority of the State or country of its incorporation as of a recent date, together with a bring-down certificate in the form of a telex or telecopy dated the Closing Date.

          (m) Solvency. A certificate in form and substance satisfactory to Agent, signed by the Chief Financial Officer of Borrower, certifying as to the Solvency of Borrower and Borrower and its Subsidiaries taken as a whole, both immediately before entering into the Loan Documents and after giving effect to the entering into of the Loan Documents, the initial Revolving Credit Advances and/or the initial Letter of Obligations hereunder and the other transactions contemplated hereby.

          (n) Financial Statements. Copies of the financial statements described in Section 3.4.

          (o)  Projections.  Copies of the Projections described in
Section 3.4 in form and substance satisfactory to Agent.

          (p) Environmental Audits. Copies of all existing environmental reviews and audits, as well as other information per-taining to actual or potential environmental claims, and, to the extent required by Agent, an environmental review and audit report, prepared at Borrower's expense, with results satisfactory to Agent from an independent firm acceptable to Agent.

          (q) Appraisal. A copy of an independent appraisal of Borrower's machinery and Equipment with a value and from an appraisal firm acceptable to Agent.

          (r)  Restricted Stock Plan.  A copy of the Borrower's
Restricted Stock Plan certified as a correct and complete copy by the Chief Financial Officer or Treasurer of Borrower.

          (s)  Stock Option Plan.  A copy of the Borrower's Stock
Option Plan for Key Employees certified as a correct and complete copy by the Chief Financial Officer or Treasurer or Borrower.

V.   LEGAL OPINIONS.

          (t) Legal Opinions. (i) An opinion of Calfee, Halter & Griswold, counsel to the Loan Parties, in form and substance satisfactory to Agent and Lenders; (ii) an opinion of L.A. Harthun, General Counsel of Borrower, in form and substance satisfactory to Agent and Lenders; (iii) an opinion of LeBoeuf, Lamb, Greene & MacRae, special New York counsel to Borrower, in form and substance satisfactory to Agent and Lenders (which shall include an opinion as to enforceability of the Loan Documents under New York law); (iv) an opinion of Parker, Poe, Adams & Bernstein, special North Carolina counsel to Borrower; (v) an opinion of Stinson, Mag & Fizzell, special Missouri counsel to Borrower and (vi) an opinion of Stinson, Mag & Fizzell, Special Kansas counsel to Borrower, in form and substance satisfactory to Agent and Lenders and its special counsel to reflect the laws of the respective states as to validity and perfection of Liens and other matters, and such other matters incident to the transactions contemplated hereby as Agent or any Lender may reasonably require.


VI.  Accountants' Letter.

          (u)  A copy of the accountants' letter referred to in Section
4.2.

                                   ANNEX D
                                      to
                               CREDIT AGREEMENT

                        Dated as of December 19, 1995


                FINANCIAL STATEMENTS, PROJECTIONS AND NOTICES


          (a) Upon request of Agent, but in no event less frequently than the fifteenth (15th) day of each Fiscal Month, a Borrowing Base Certificate as of the last day of the preceding Fiscal Month.

          (b) Upon request of Agent, but in no event less frequently than the fifteenth (15th) day of each Fiscal Month, (i) an Accounts aging report by Account Debtor, and (ii) a reconciliation of such Accounts aging reports to Borrower's general ledger for the previous Fiscal Month, in each case accompanied by such supporting detail and documentation as Agent may request.

          (c) Within 30 days after the end of each Fiscal Month (other than the last Fiscal Month of any Fiscal Quarter) such financial and other information as Agent may request, which financial and other information shall be certified by the Chief Financial Officer, Treasurer or Assistant Treasurer of Borrower (each, a "Financial Officer"), and shall include, without limitation: (i) for Borrower and its Subsidiaries, internally-prepared consolidated and consolidating (including by division) statements of operations for such Fiscal Month and that portion of the current Fiscal Year ending as of the close of such Fiscal Month and consolidated and consolidating balance sheets for each division of Borrower as at the end of such Fiscal Month (it being understood that a consolidated balance sheet for Borrower will not be prepared at the end of each such Fiscal Month) each of which should provide comparisons to the prior Fiscal Year's equivalent period and the current Fiscal Year's budget; (ii) internally-prepared statements of operations for each of Borrower's divisions, which statements shall show revenues, gross profit, operating expenses, depreciation, amortization and Capital Expenditures for each such division for such Fiscal Month and that portion of the current Fiscal Year ending as of the close of such Fiscal Month and shall provide comparisons to the prior Fiscal Year's equivalent period and the current Fiscal Year's budget; and (iii) a certificate of a Financial Officer that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the consolidated financial position and the consolidated results of operations of each of Borrower's divisions as at the end of such Fiscal Month and for the period then ended, and that there was no Default in existence as of such time.

          (d) Within 45 days after the end of each Fiscal Quarter (excluding the fourth Fiscal Quarter of each Fiscal Year) such financial and other information as Agent may request, which financial and other information shall be certified by a Financial Officer, and shall include, without limitation: (i) for Borrower and its Subsidiaries, internally-prepared consolidated and consolidating statements of operations and cash flows for such Fiscal Quarter and that portion of the current Fiscal Year ending as of the close of such

Fiscal Quarter, each of which should provide comparisons to the prior Fiscal Year's equivalent period and the current Fiscal Year's budget;
(ii) internally-prepared income statements for each of the divisions of Borrower, which statements shall show, after elimination of all inter-company transactions, revenues, gross profit, operating expenses, depreciation, amortization and capital expenditures for each such division for such Fiscal Quarter and that portion of the current Fiscal Year ending as of the close of such Fiscal Quarter and shall provide comparisons to the prior Fiscal Year's equivalent period and the current Fiscal Year's budget; (iii) a report of a Financial Officer setting forth management's discussion and analysis of all current income statement, balance sheet and cash flow financial trends; (iv) a statement in reasonable detail showing the calculations used in determining (x) Borrower's compliance with the financial covenants set forth in Section 6.10 and (y) the Interest Coverage Ratio referred to in Sections 1.4 and 1.6; and (v) a certificate of a Financial Officer that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the consolidated financial position, the consolidated results of operations and the consolidated statements of cash flows of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and for the period then ended, and that there was no Default in existence as of such time.

          (e) Within 45 days after the end of each Fiscal Quarter (including the fourth Fiscal Quarter of each Fiscal Year), a certificate of a Financial Officer setting forth a statement in reasonable detail of Borrower's compliance with (and a calculation of the availability under) (i) Section 1.4(a) (applicable margin), (ii)
Section 1.6(c) (letter of credit fee), (iii) Section 6.2(v) (Investments relating to divestitures); (iv) Section 6.2 (vi) (guarantees, etc.),(v) Section 6.3(iii) (Capital Lease Obligations and Indebtedness secured by purchase money Liens), (vi) Section 6.3(vi) (other Indebtedness), (vii) Section 6.4(iv) (loans to Joint Venture Subsidiaries), (viii) Section 6.13(iii) (calculation of the Repayment/ Acquisition Basket, including a calculation of Excess Cash Flow), and
(ix) Section 6.14 (stock repurchases and dividends), together with any additional reports of a similar type as are reasonably requested by Agent.

          (f) Within 90 days after the close of each Fiscal Year, copies of the annual audited financial statements of Borrower and its Subsidiaries determined on a consolidated basis, consisting of a balance sheet and statement of operations, retained earnings and cash flow, setting forth in comparative form the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without qualification by Arthur Andersen LLC, one of the other six largest firms of independent certified public accountants of recognized national standing or another firm of independent certified public accountants selected by Borrower and acceptable to Agent, and accompanied by (i) a statement in reasonable detail showing the calculations used in determining Borrower's compliance with the financial covenants set forth in Section 6.10,
(ii) a report from such accountants to the effect that in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default has occurred, (iii) a report of a Financial Officer setting forth management's discussion and analysis of all current income statement, balance sheet and cash flow financial trends, and (iv) a certification of a Financial Officer that all such financial statements are complete and correct and present fairly in accordance with GAAP the financial position, the results of operations and the cash flows of Borrower as at the end of such Fiscal Year and for the period then ended and that there was no Default in existence as of such time.

          (g) Within 90 days after the close of each Fiscal Year, copies of the annual unaudited financial statements of Borrower and its Subsidiaries determined on a consolidating (including by division) basis, consisting of a balance sheet and statement of operations, retained earnings and cash flows, setting forth in comparative form the figures for the previous Fiscal Year, along with a certificate of a Financial Officer that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the consolidating financial position, the consolidating results of operations and the consolidating statements of cash flows of Borrower and its Subsidiaries as at the end of such Fiscal Year.

          (h) Not later than 31 days after the end of each Fiscal Year, a final operating plan which shall include a monthly budget (including a Capital Expenditure budget) for Borrower and its Subsidiaries for the following Fiscal Year (similar in form and content to the Projections and shall integrate plans for personnel, Capital Expenditures, corporate overhead expenses and facilities) approved by Borrower's board of directors or a committee thereof and, in each case, which includes the following:

           i) projected balance sheets of Borrower and its Subsidiaries for such Fiscal Year, on a quarterly basis;

          ii) projected cash flow statements and forecasted Borrowing Availability of Borrower and its Subsidiaries, including summary details of cash disbursements, (including Capital Expenditures) for such Fiscal Year, on a quarterly basis;

          iii) projected statements of operations of Borrower and its Subsidiaries for such Fiscal Year, on a monthly basis;

          iv) projected annual balance sheet, cash flow statements, and statements of operations of Borrower and its Subsidiaries on a consolidated and consolidating basis for such Fiscal Year;

together with a description of major assumptions used in generating such balance sheets, cash flows and income statements, and operating plan, and other appropriate supporting details as requested by Agent.

          (i) As soon as practicable, but in any event within two (2) Business Days after Borrower becomes aware of the existence of any Default, telephonic or telegraphic notice specifying the nature of such Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within five (5) days.

          (j) Upon Agent's request, copies of all federal, state, local and foreign tax returns, information returns and reports in respect of income, franchise or other taxes on or measured by income

(excluding sales, use or like taxes) filed by Borrower or any Subsidiary thereof.

          (k) Promptly upon their becoming available, copies of all registration statements and regular periodic reports which Borrower or any Subsidiary thereof shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange.

          (l) Promptly upon the mailing thereof to the stockholders of Borrower generally, copies of all financial statements, reports and proxy statements so mailed.

          (m) As soon as possible, and in any event within ten days after Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a Financial Officer setting forth details respecting such event or condition and the action, if any, that Borrower, any Subsidiary thereof or any ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower, any Subsidiary thereof or any ERISA Affiliate with respect to such event or condition):

           i) any ERISA Event and any Reportable Event (provided that a failure to meet the minimum funding standard of Section 412 of the IRC or Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waivers in accordance with
     Section 412(d) of the IRC) which results in an increase in the liabilities of any Loan Party in excess of $500,000;

          ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

          iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower, any Subsidiary thereof or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

          iv) the receipt by Borrower, any Subsidiary thereof or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under
     Section 4041A of ERISA;

           v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower, any Subsidiary thereof or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days;

          vi) the amendment of a Title IV Plan which results in an increase in unfunded vested liabilities under the Plan or the adoption of any new Title IV Plan with unfunded vested liabilities, or the amendment to a, or adoption of a new, Welfare Plan, which Borrower, any Loan Party or any ERISA Affiliate maintains, contributes or has an obligation to contribute to, and which results in an increase in benefits for retirees or new benefits for retirees;

         vii) any Loan Party becomes subject to the tax on prohibited transactions imposed by Section 4975 of the IRC (such statement shall be transmitted together with a copy of Form 5330);

         viii) any condition in a Qualified Plan which could cause the loss of tax qualification of such Plan or require a voluntary compliance resolution (VCR) or closing agreement program (CAPP) filing with the IRS in order to maintain the tax qualification of such Plan; and

          ix) any claim, action or lawsuit asserted or instituted, or to the knowledge of Borrower or an ERISA Affiliate threatened, against (x) any Plan or its assets, (y) any fiduciary with respect to any Plan or (z) any Loan Party or any ERISA Affiliate with respect to any Plan, if the adverse result of such claims, actions or lawsuits, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          (n) Promptly (and in any event within 15 days) after Borrower knows of the commencement of or the threat of any strike, work stoppage, lockout or other labor dispute which is likely to have a Material Adverse Effect, a Certificate of a Financial Officer of the Borrower describing the nature of the status of such matter in reasonable detail.

          (o) Promptly (and in any event within 10 days) after Borrower enters into any licensing agreements with Figgie Licensing (in addition to those entered into prior to the Closing Date), written notice to Agent, together with a copy of such licensing agreement or agreements.

          (p) Within 30 days after the Closing Date, a schedule of indemnity obligations of Borrower under the contracts listed on
Schedule 3.7, certified to be true, correct and complete by the Chief Financial Officer or Treasurer of Borrower.

          (q) Such other reports and information respecting Borrower's business, financial condition or prospects as Agent may, from time to time, reasonably request.

                                    ANNEX E
                                      to
                               CREDIT AGREEMENT

                        Dated as of December 19, 1995


                            INSURANCE REQUIREMENTS


     I. Coverage Requirements. The insurance policies maintained by Borrower provide for, without limitation, the following insurance coverage:

          (a) "All Risk" physical damage insurance on all of Borrower's tangible real and personal property and assets, wherever located, including without limitation, Inventory located at premises not owned or leased by Borrower and covers, without limitation, fire and extended coverage, boiler and machinery coverage, flood, earthquake, liquids, theft, burglary, explosion, collapse, and all other hazards and risks ordinarily insured against by owners or users of such properties in similar businesses. All policies of insurance on such real and personal property contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form 438 BFU or its equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, provides that the insurance companies will give Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage;

          (b) Comprehensive general liability insurance on an "occurrence basis" against claims for personal injury, bodily injury and property damage with a minimum limit of $1,000,000 per occurrence and $2,000,000 in the aggregate. Such coverage includes, without limitation, premises/operations, broad form contractual liability, independent contractors, broad form property coverage, products and completed operations liability;

          (c) Statutory limits of, worker's compensation insurance which includes employee's occupational disease and employer's liability in the amount of $500,000 for each accident or occurrence;

          (d) Automobile liability insurance for all owned, non-owned or hired automobiles against claims for personal injury, bodily injury and property damage with a minimum combined single limit of $1,000,000 per occurrence;

          (e) Umbrella insurance of $50,000,000 per occurrence and $50,000,000 in the aggregate;

          (f) Aircraft products liability insurance in an amount not less than $100,000,000;

          (g) Crime insurance with respect to employee dishonesty in an amount not less than $1,000,000;

          (h) Fiduciary liability insurance with respect to defined benefit and group welfare plans in an amount not less than $15,000,000; and

          (i) Directors and Officers liability insurance in an amount not less than $10,000,000.

          All of such policies (i) shall have deductibles customary for businesses engaged in the industries in which Borrower is engaged;
(ii) shall provide that Agent will be notified by written notice at least thirty (30) days prior to such policy's cancellation, non-renewal or material amendment; (iii) are in full force and effect; (iv) are in form and with insurers recognized as adequate by Agent (insurers with an A.M. Best rating lower than "A-" will not be considered adequate); and (v) provide coverage of such risks and for such amounts as is customarily maintained for businesses of the scope and size of Borrower's and as otherwise acceptable to Agent. Borrower has delivered to Agent a certificate of insurance that evidences the existence of each policy of insurance.

                                   ANNEX F
                                      to
                               CREDIT AGREEMENT

                        Dated as of December 19, 1995


                              LETTERS OF CREDIT


          1. Subject to the terms and conditions of this Agreement, Agent or the Issuing Bank, as the case may be, agrees to incur from time to time upon written request of Borrower, Letter of Credit Obligations for Borrower's account by causing to be issued (by a bank selected by or otherwise acceptable to Agent in its discretion) for the account of Borrower and guaranteed by Agent, Letters of Credit, in the case of Agent, or by issuing Letters of Credit for the account of Borrower in the case of the Issuing Bank; provided, however, that the aggregate amount of all Letter of Credit Obligations at any one time outstanding whether or not then due and payable shall not exceed the Borrowing Availability; and, provided, further, that (a) no such Letter of Credit shall have an expiry date which is more than one year following the date of issuance thereof and (b) no such Letter of Credit shall have an expiry date which is later than the Commitment Termination Date. The terms of each Letter of Credit shall be acceptable in all respects to Agent or the Issuing Bank, as the case may be, in its sole discretion. Borrower shall, as a condition precedent to the issuance of any Letter of Credit, execute and deliver such applications and other agreements as the issuer thereof may require. The terms of each Letter of Credit shall be governed by such Letter of Credit and any such applications or other agreements relating thereto.

          2. In the event that Agent or the Issuing Bank, as the case may be, shall make any payment under or in respect of any Letter of Credit Obligation such payment shall be deemed to constitute a Revolving Credit Advance under Section 1.1(a). Such Revolving Credit Advance shall be made notwithstanding Borrower's failure to satisfy the conditions set forth in Section 2 and each Lender shall be obligated to pay its pro rata share thereof in accordance with this Agreement. The failure of any Lender to make available to Agent or the Issuing Bank, as the case may be, for Agent's or the Issuing Bank's own account its pro rata share of any such Revolving Credit Advance or payment by Agent or the Issuing Bank, as the case may be, under or in respect of a Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to Agent or the Issuing Bank, as the case may be, for Agent's or the Issuing Bank's own account its pro rata share thereof, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender's pro rata share of any such payment.

          3. If for any reason (including the existence of a Default), Borrower shall fail to incur or it shall be illegal or unlawful for Borrower to incur or be required to incur Revolving Credit Advances as contemplated by paragraph (2) above, then (a) immediately and without further action whatsoever, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent or the Issuing Bank, as the case may be, an undivided interest and participation in such Lender's pro rata share (based on the Revolving Credit Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (b) thereafter, immediately upon issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent or the Issuing Bank, as the case may be, an undivided interest and participation in such Lender's pro rata share (based on the Revolving Credit Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in this Agreement with respect to Revolving Credit Advances.

          4. The obligations of Borrower and Lenders to make payments to Agent or the Issuing Bank, as the case may be, for Agent's or the Issuing Bank's own account with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

               (a) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the Loan Documents;

               (b) the existence of any claim, set-off, defense or other right which Borrower or any other Person may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including, without limitation, any underlying transaction between Borrower and the beneficiary named in any Letter of Credit);

               (c) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (d) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan
Documents;

               (e) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document which does not comply in any immaterial respect with the terms of such Letter of Credit;

               (f) payment by the Issuing Bank under a Letter of Credit pursuant to a court order or the direction of any Governmental Authority without regard to the Issuing Bank's evaluation of drafts or documents presented;

               (g) any other circumstance or event whatsoever whether or not similar to any of the foregoing; or

               (h)  the occurrence of any Default or Event of Default.

          5. In the event that any Letter of Credit Obligation, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower will pay to Agent or the Issuing Bank, as the case may be, cash in an amount equal to 105% of the then outstanding Letter of Credit Obligations. Such cash shall be held by Agent in a cash collateral account (the "Cash Collateral Account") maintained in a bank designated by Agent. The Cash Collateral Account shall be in the name of Agent (as a cash collateral account), and shall be under the sole dominion and control of Agent and subject to the terms of this Annex F. Borrower hereby pledges, and grants to Agent for the ratable benefit of Lenders a security interest in, all such funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations, whether or not then due, and the other Obligations. This Agreement shall constitute a security agreement under applicable law.

          6. From time to time after funds are deposited in the Cash Collateral Account, Agent may apply such funds then held in the Cash Collateral Account to the payment of any amounts, in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Agent or the Issuing Bank, as the case may be, and/or Lenders with respect to any Letter of Credit Obligations or any other Obligations.

          7. Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Agent or the Issuing Bank, as the case may be, and/or Lenders in respect thereof, any funds remaining in the Cash Collateral Account in excess of the then remaining Letter of Credit Obligations shall be returned to Borrower.

          8. Agent shall have the right (but shall not have any obligation) to invest the funds in the Cash Collateral Account or deposit such funds in an interest bearing account, provided that, if Agent shall invest such funds or deposit such funds in an interest bearing account, the interest and earnings thereon, if any, shall become part of the Cash Collateral Account and shall be held by Agent as additional security for the Letter of Credit Obligations.

          9. After GE Capital has completed its syndication of the Revolving Credit Loan, GE Capital shall provide Borrower with the names of Lenders which are willing to act as Issuing Bank hereunder. Upon Borrower's selection of an Issuing Bank approved by Agent, the Issuing Bank shall issue Letters of Credit hereunder in accordance with the terms hereof and GE Capital shall only be obligated to incur Letter of Credit Obligations on behalf of Borrower in the event that Borrower provides GE Capital with a valid commercial reason, as determined by GE Capital in its reasonable judgment, for not being able to use the Issuing Bank for such Letter of Credit Obligation. In the event that Borrower requests that the Issuing Bank issue a Letter of Credit hereunder, the Issuing Bank shall notify Agent of the terms thereof and the issuance of such Letter of Credit shall be subject to Agent's determination that such Letter of Credit is being issued in accordance with the terms of this Agreement.

                      WAIVER AND AMENDMENT NO.1


               WAIVER and AMENDMENT No. 1 (this "Waiver and
     Amendment"), dated as of January 30, 1996, between General Electric Capital Corporation ("GE Capital"), as lender (the "Lender") under the Credit Agreement referred to below and Figgie International Inc. (the "Borrower").

                        W I T N E S S E T H :

               WHEREAS, the Borrower and GE Capital, as Lender and as agent (in such latter capacity, the "Agent") have entered into a Credit Agreement, dated as of December 19, 1995 (the "Credit Agreement"; the terms defined in the Credit Agreement being used herein as therein defined, unless otherwise defined herein);

               WHEREAS, the CAFIG Mortgage presently secures two mortgage notes, a 10.52% note in the outstanding principal amount of approximately $16.1 million held by Teachers Insurance and Annuity Association of America (the "Teachers Note") and a 10.52% note in the outstanding principal amount of approximately $2.8 million held by American United Life Insurance Company (the "American Note");

               WHEREAS, the Teachers Note and the American Note are secured under the CAFIG Mortgage by certain real property located in Anaheim, Orange County, California and related improvements, fixtures, insurance and other proceeds as and to the extent provided in the CAFIG Mortgage (the "Property");

               WHEREAS, the Borrower wishes to cause its Subsidiary, CAFIG Inc., to prepay the Teachers Note (the
     "Purchase") by making an advance to CAFIG Inc. as necessary to prepay the Teachers Note (the "Advance");

               WHEREAS, following the Advance and the Purchase, and on or prior to September 30, 1996, the Borrower wishes to cause CAFIG Inc. (i) to refinance the outstanding American Note and the Purchase in an aggregate amount not to exceed $18,927,000 which shall be secured by the Property (the "Refinancing") and (ii) to repay the Advance (the "Repayment"); and

               WHEREAS, the Required Lenders are willing to waive Sections 6.3, 6.4, 6.7, 6.10 and 6.13 of the Credit Agreement and amend the calculation of the Repayment/Acquisition Basket under the Credit Agreement to permit the Advance, the Purchase, the Refinancing and the Repayment in the manner on the terms and conditions set forth herein;

               NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

               SECTION 1. Waiver of Section 6.3 of the Credit Agreement (Indebtedness). Notwithstanding the provisions of
     Section 6.3 of the Credit Agreement, the Required Lenders waive any Default or Event of Default resulting solely from the failure of the Borrower to comply with the provisions of such Section solely as a result of the Refinancing; provided, however, that, subject to the maximum permitted principal amount provided for above, the Refinancing shall be on terms no less favorable to Borrower, Agent or any Lender, as determined by Agent, than the terms of the American Note and the CAFIG Mortgage being refinanced including, without limitation, with respect to maturity, amortization, interest rate, premiums, fees, covenants, events of default and remedies; and, provided, further, that the Refinancing shall close on or prior to September 30, 1996.

               SECTION 2. Waiver of Section 6.4 of the Credit Agreement (Affiliate Loans). Notwithstanding the provisions of Section 6.4 of the Credit Agreement, the Required Lenders waive any Default or Event of Default resulting solely from the failure of the Borrower to comply with the provisions of such Section solely as a result of the Advance or the Repayment. Borrower and the Required Lenders understand and agree that the Advance will be in addition to any loans or advances otherwise permitted by Section 6.4 of the Credit Agreement under the Domestic Subsidiary Basket.

               SECTION 3. Waiver of Section 6.7 of the Credit Agreement (Liens). Notwithstanding the provisions of
     Section 6.7 of the Credit Agreement, the Required Lenders waive any Default or Event of Default resulting solely from the failure of the Borrower to comply with the provisions of such Section solely as a result of the granting of any Liens on the Property in connection with the Refinancing; provided, however, that the Refinancing shall close on or prior to September 30, 1996.

               SECTION 4.  Waiver of Section 6.10(e) of the
     Credit Agreement (Current Ratio). Notwithstanding the provisions of Section 6.10(e) of the Credit Agreement, the Required Lenders waive any Default or Event of Default resulting solely from the failure of the Borrower to comply with the provisions of such Section for the Fiscal Quarters ending March 31, 1996, June 30, 1996 and September 30, 1996 solely as a result of the Advance and the Purchase; provided, however, that the Borrower shall maintain, as at the end of each such Fiscal Quarter, a ratio of Current Assets to Current Liabilities of not less than 1.5 to 1.0 for each such Fiscal Quarter.

               SECTION 5. Waiver of Section 6.13 of the Credit Agreement (Cancellation of Indebtedness). Notwithstanding the provisions of Section 6.13 of the Credit Agreement, the Required Lenders waive any Default or Event of Default resulting solely from the failure of the Borrower to comply with the provisions of such Section solely as a result of the Purchase or the Repayment. Borrower and the Required

     Lenders understand and agree that availability under the Repayment/Acquisition Basket as of the date of the Purchase will be exceeded as a result of the Purchase.

               SECTION 6.  Amendments to Annex A to the Credit
     Agreement. Annex A to the Credit Agreement is hereby amended by (i) adding a new clause (vi) to the definition of "Repayment/Acquisition Basket" immediately following clause
     (v) thereof which shall read as follows:

               "(vi) cash and Cash Equivalents received by the
                    Borrower directly from CAFIG Inc., a Subsidiary of Borrower, as a result of the Refinancing of the Teachers Note and the resultant Repayment, provided, however, that the Refinancing shall close on or prior to September 30, 1996,"

     ; and (ii) adding the following new definitions in the proper alphabetical order:

               "Advance" shall mean the advance made by Borrower to its Subsidiary CAFIG Inc. as necessary to enable CAFIG Inc. to prepay the Teachers Note.

               "American Note" shall mean the 10.52% note in the outstanding principal amount of approximately $2.8 million held by American United Life Insurance Company.

               "CAFIG Mortgage" shall mean the Mortgage securing the American Note and the Teachers Note.

               "Property" shall mean that certain real property owned by CAFIG Inc. and located in Anaheim, Orange County, California and the related improvements, fixtures, insurance and other proceeds, as and to the extent constituting collateral under the CAFIG Mortgage.

               "Purchase" shall mean the prepayment by CAFIG Inc.
               of the Teachers Note.

               "Refinancing" shall mean the refinancing of the outstanding American Note and the Purchase in an aggregate amount not to exceed $18,927,000 which shall be secured by the Property.

               "Repayment" shall mean the repayment by CAFIG Inc.
               of the Advance.

               "Teachers Note" shall mean the 10.52% note in the outstanding principal amount of approximately $16.1 million held by Teachers Insurance and Annuity
               Association of America.

               SECTION 7.  Conditions to Effectiveness of Waiver.
     This Waiver and Amendment shall become effective upon satisfaction of the following conditions:

               (a) Agent shall have received counterparts of this Waiver and Amendment duly executed by the parties hereto;

               (b)  Each Loan Party's representations and
     warranties contained in any of the Loan Documents shall be true and correct on and as of the date hereof both before and after giving effect to the transactions contemplated by this Waiver and Amendment, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by the Credit Agreement; and

               (c) Agent shall have received a certificate of a Responsible Officer as to the calculation of the Repayment/Acquisition Basket both immediately prior to and after giving effect to the Purchase, which certificate shall be in form and substance satisfactory to the Agent.

               SECTION 8. Reference to and Effect on the Loan Documents. (a) Upon the effectiveness of Sections 1 through 6 hereof, on and after the date hereof, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference in the other Loan Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

                    (b)  Except as specifically amended herein,
     the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

                    (c)  The execution, delivery and effective-
     ness of this Waiver and Amendment shall not, except as expressly provided herein, operate as a waiver or modification of any right, power, or remedy of the Agent or the Lenders under any of the Loan Documents, nor constitute a waiver or modification of any provision of any of the Loan Documents.

               SECTION 9.  Execution in Counterparts.  This
     Waiver and Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

               SECTION 10.  Governing Law.  This Waiver and
     Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law principles thereof.

               IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be executed by their representative officers thereunto duly authorized as of the date first written above.

                                   GENERAL ELECTRIC CAPITAL
                                   CORPORATION, as Lender
                                     and as Agent


                                   By:

                                   Title:




                                   FIGGIE INTERNATIONAL INC.


                                   By:

                                   Title:

                            AMENDMENT NO.2


               AMENDMENT NO. 2 (this "Amendment"), dated as of February 19, 1996, between General Electric Capital Corporation ("GE Capital"), as lender (the "Lender") and agent (the "Agent") under the Credit Agreement referred to below and Figgie International Inc. (the "Borrower").

                        W I T N E S S E T H :

               WHEREAS, the Borrower and GE Capital, as Lender and as Agent have entered into a Credit Agreement, dated as of December 19, 1995 (as heretofore amended, the "Credit Agreement"; the terms defined in the Credit Agreement being used herein as therein defined, unless otherwise defined herein);

               WHEREAS, the Borrower wishes to amend, inter alia, the minimum tangible net worth covenant contained in the Credit Agreement and the definitions of "Capital
     Expenditures" and "Tangible Net Worth" contained in Annex A to the Credit Agreement; and

               WHEREAS, the Required Lenders are willing to amend
     Sections 1.16(b), 6.10(d) and 10.2 and Annexes A and D of the Credit Agreement, in each case in the manner and on the terms and conditions set forth herein;

               NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

               SECTION 11. Amendment of Section 1.16(b) of the Credit Agreement (Confidentiality). Section 1.16(b) of the Credit Agreement is hereby amended by deleting clause (i) thereof in its entirety and substituting in lieu thereof the following:

               "(i) Agent and each Lender may disclose any
                    Confidential Information (w) only on a
                    confidential and "need-to-know" basis to Agent's or such Lender's outside agents and consultants (including attorneys and accountants), (x) to directors, officers and employees of Agent or such Lender, (y) to other employees of other Affiliates or Subsidiaries of Agent or such Lender, but only on a confidential and "need-to-know" basis, and
                    (z) to examiners, auditors and investigators having regulatory authority over Agent or such Lender;"

               SECTION 12. Amendment of Section 6.10(d) of the Credit Agreement (Minimum Tangible Net Worth). Section 6.10(d) of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following (which amendment shall be
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
     effective as of December 31, 1995):

                    "(d) Minimum Tangible Net Worth. Borrower shall maintain, as at the end of each Fiscal
                    Quarter set forth below, Tangible Net Worth of not less than the amount for such Fiscal Quarter:


               Fiscal Quarter                     Minimum
                   Ending                    Tangible Net Worth

              December 31, 1995                   $19,000,000
              March 31, 1996                       22,000,000
              June 30, 1996                        25,000,000
              September 30, 1996                   28,000,000
              December 31, 1996                    31,000,000
              March 31, 1997                       36,250,000
              June 30, 1997                        40,750,000
              September 30, 1997                   45,250,000
              December 31, 1997                    49,750,000
              March 31, 1998                       56,500,000
              June 30, 1998                        62,500,000
              September 30, 1998                   68,500,000
              December 31, 1998                    75,500,000"


               SECTION 13.  Amendment of Section 10.2 of the
     Credit Agreement (Assignments and Participations).  Section
     10.2 of the Credit Agreement is hereby amended by adding the following clause at the end of paragraph (a) thereof:

               "; and, provided, further, that any Lender may
                    assign or create a security interest in all or any portion of its rights under this Agreement or its Revolving Credit Note in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System (or any successor regulation)."

               SECTION 14. Amendments of Annex A to the Credit Agreement (Definitions). Annex A to the Credit Agreement is hereby amended by (i) deleting the definition of the term "Capital Expenditures" contained therein and substituting in lieu thereof the following:

               "Capital Expenditures" shall mean all payments or accruals for any fixed assets or improvements or for replacements, substitutions or additions thereto and that are required to be capitalized under GAAP; provided, however, that "Capital Expenditures" shall not mean or include payments or accruals for purchases of assets leased under those lease agreements listed in
               Schedule 6.3 to the extent (i) purchased for resale,
               (ii) constituting equipment, tooling and fixtures purchased (x) for cash in an aggregate amount up to $1,000,000 (or any amount in excess of $1,000,000 to the extent there is availability under the Repayment/Acquisition Basket and Borrower shall have delivered to Agent not less than three (3) Business Days in advance of any such purchase a certificate of a Responsible Officer as to the calculation of the Repayment/Acquisition Basket immediately prior to and after giving effect to such purchase), (y) utilizing any lease prepayment credit due from the related lessor to Borrower, or (z) any combination of clauses (x) and
               (y), or (iii) purchased with cash in an aggregate amount not to exceed $1,718,548 in connection with Borrower's exercise of its early termination and purchase option on January 22, 1996 under the Equipment Lease Agreement, dated as of June 15, 1993, between Borrower and GE Capital.

     ; (ii) deleting the definition of the term "Tangible Net
     Worth" contained therein and substituting in lieu thereof the following (which amendment shall be effective as of December 31, 1995):

               "Tangible Net Worth" of Borrower shall mean, at any date, the Net Worth of Borrower at such date, excluding, however, from the determination of the total assets of Borrower at such date, (i) all goodwill, capitalized organizational expenses, capitalized research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, (ii) the unamortized portion of items aggregating $4,619,000 and designated as "Other" and constituting a component of Borrower's "Other Assets" as shown on the executive summary of Borrower's consolidated balance sheet for the Fiscal Year ended December 31, 1995, a copy of which has previously been delivered to Agent, plus the unamortized portion of any additions thereto, (iii) all unamortized debt discount and expense, (iv) treasury Stock, and (v) any write-up in the book value of any asset resulting from a revaluation thereof.

     ; and (iii) adding the following new definition in the proper alphabetical order:

               "Second Amendment" shall mean Amendment No. 2 to this Agreement, dated as of February 19, 1996, among Lenders, Agent and Borrower.

               SECTION 15.  Amendment of Annex D to the Credit
     Agreement (Financial Statements, Projections and Notices).
     Annex D to the Credit Agreement is hereby amended by adding the following language at the end of clause (ii) of paragraph (f) thereof:

               ", provided, however, that (x) nothing contained
                    in this clause (ii) shall require such accountants to undertake in connection with such report any procedures to determine whether a Default has occurred, other than those procedures normally undertaken by such accountants in connection with their annual audit examination of Borrower, and
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
                    (y) Borrower shall cause such accountants to deliver to Agent within 90 days after the close of each Fiscal year a reliance letter addressed to Agent and Lenders with respect to each such report, and such reliance letter shall be satisfactory in form and substance to Agent,"

               SECTION 16.  Conditions to Effectiveness of
     Waiver. This Amendment shall become effective upon satisfaction of the following conditions:

                    (a)  Agent shall have received counterparts
     of this Amendment duly executed by the parties hereto;

                    (b)  Each Loan Party's representations and
     warranties contained in the Loan Documents shall be true and correct on and as of the date hereof both before and after giving effect to the transactions contemplated by this Amendment, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by the Credit Agreement; and

                    (c)  Agent shall have received a reliance
     letter from Arthur Andersen LLP, which letter shall be in form and substance satisfactory to Agent.

               SECTION 17. Reference to and Effect on the Loan Documents. (a) Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference in the other Loan Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

                    (b)  Except as specifically amended herein,
     the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

                    (c)  The execution, delivery and effective-

     ness of this Amendment shall not, except as expressly provided herein, operate as a modification of any right, power, or remedy of the Agent or the Lenders under any of the Loan Documents, nor constitute a modification of any provision of any of the Loan Documents.

               SECTION 18. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

               SECTION 19.  Governing Law.  This Amendment shall
     be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their representative officers thereunto duly authorized as of the date first written above.

                                   GENERAL ELECTRIC CAPITAL
                                   CORPORATION, as Lender
                                     and as Agent


                                   By:

                                      Title:



                                   FIGGIE INTERNATIONAL INC.


                                   By:

                                      Title: